EXHIBIT 4.13

EXECUTION VERSION

Euro 209,000,000

CREDIT AGREEMENT

dated 27 August 2009

for

SAPPI LIMITED, SAPPI PAPIER HOLDING GMBH AND OTHERS

arranged by

J.P. MORGAN PLC

CITIBANK, N.A. LONDON BRANCH

THE ROYAL BANK OF SCOTLAND PLC

UNICREDIT BANK AUSTRIA AG

HSBC BANK PLC

KBC BANK NV

with

J.P. MORGAN EUROPE LIMITED

acting as Agent and Security Agent

BRINGING THIS DOCUMENT OR ANY CERTIFIED COPY OF THIS DOCUMENT INTO THE REPUBLIC OF AUSTRIA AS WELL AS ANY WRITTEN CONFIRMATION (INCLUDING E-MAIL AND FAX) OR WRITTEN REFERENCE (INCLUDING E-MAIL AND FAX) TO THIS DOCUMENT MAY CAUSE THE IMPOSITION OF AUSTRIAN STAMP DUTY TAX.  PLEASE READ CLAUSE 13.5 (STAMP TAXES), 29.1 (PAYMENTS TO THE AGENT), 31 (NOTICES) AND 37 (PLACE OF PERFORMANCE) OF THIS AGREEMENT IN CONNECTION WITH THE FOREGOING.

LATHAM & WATKINS LLP

99 Bishopsgate

London EC2M 3XF

+44 (0)20 7710 1000 (Tel)

+44 (0)20 7374 4460 (Fax)

www.lw.com

TABLE OF CONTENTS

1.	Definitions and interpretation	1

2.	The Facility	24

3.	Purpose	27

4.	Conditions of Utilisation	27

5.	Utilisation	29

6.	Optional Currencies	30

7.	Repayment	31

8.	Prepayment and cancellation	32

9.	Interest	38

10.	Interest Periods	38

11.	Changes to the calculation of interest	39

12.	Fees	40

13.	Tax gross up and indemnities	42

14.	Increased costs	47

15.	Other indemnities	48

16.	Mitigation by the Lenders	49

17.	Costs and expenses	50

18.	Guarantee and indemnity	51

19.	Representations	59

20.	Information Undertakings	65

21.	Financial covenants	70

22.	General undertakings	73

23.	Events of Default	88

24.	Changes to the Lenders	94

25.	Changes to the Obligors	98

26.	Role of the Agent and the Mandated Lead Arrangers	102

27.	Conduct of business by the Finance Parties	109

28.	Sharing among the Lenders	109

29.	Payment mechanics	111

30.	Set-off	114

31.	Notices	114

32.	Calculations and certificates	116

33.	Partial invalidity	116

34.	Remedies and waivers	116

35.	Amendments and waivers	117

36.	Counterparts	120

37.	Place of performance	120

38.	Confidentiality	121

39.	Governing law	124

40.	Enforcement	124

SCHEDULE 1 The Original Parties		125

SCHEDULE 2 Conditions Precedent		128

SCHEDULE 3 Utilisation Request

SCHEDULE 4 Mandatory Cost Formulae		139

SCHEDULE 5 Form of Transfer Certificate		142

SCHEDULE 6 Form of Accession Letter

SCHEDULE 7 Form of Resignation Letter

SCHEDULE 8 Form of Compliance Certificate

SCHEDULE 9 Existing Security, Guarantees and Intercompany Loans		144

SCHEDULE 10 Existing Subsidiary External Indebtedness		152

SCHEDULE 11 Timetables		156

SCHEDULE 12 Stamp Duty Guidelines

SCHEDULE 13 Required Amendments

SCHEDULE 14 Required Accessions and Consents

SCHEDULE 15 Transaction Security Documents		157

SCHEDULE 16 Form of Increase Confirmation

THIS AGREEMENT is dated 27 August 2009 and made between:

(1)                                 SAPPI LIMITED (the “Company”);

(2)                                 THE SUBSIDIARIES of the Company listed in Part I of Schedule 1 (The Original Obligors) as original borrowers (the “Original Borrowers”);

(3)                                 THE ENTITIES listed in Part I of Schedule 1 (The Original Obligors) as original guarantors (the “Original Guarantors”);

(4)                                 J.P. MORGAN PLC, CITIBANK, N.A. LONDON BRANCH, THE ROYAL BANK OF SCOTLAND PLC, UNICREDIT BANK AUSTRIA AG, HSBC BANK PLC, and KBC BANK NV (the “Mandated Lead Arrangers”);

(5)                                 THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 (The Original Lenders) as original lenders (the “Original Lenders”);

(6)                                 J.P. MORGAN EUROPE LIMITED as agent of the Lenders (the “Agent”); and

(7)                                 J.P. MORGAN EUROPE LIMITED as security agent for the Secured Parties (the “Security Agent”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.                                      DEFINITIONS AND INTERPRETATION

1.1                               Definitions

In this Agreement:

“Acceptable Bank” means:

(a)                                 a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or A1 or higher by Moody’s Investor Services Inc. or a comparable rating from an internationally recognised credit ratings agency; or

(b)                                 any other bank or financial institution approved by the Agent.

“Accession Letter” means a document substantially in the form set out in Schedule 6 (Form of Accession Letter).

“Additional Borrower” means a company which becomes an Additional Borrower in accordance with Clause 25 (Changes to the Obligors).

“Additional Company” means any Subsidiary of the Company which has acceded to this Agreement as a Guarantor in order to comply with the Additional Companies Test and has not ceased to be a Guarantor.

“Additional Companies Test” means the obligations of the Company under paragraphs (d) and (e) of Clause 22.19 (Guarantor Coverage Test).

“Additional Cost Rate” has the meaning given to it in Schedule 4 (Mandatory Costs Formulae).

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 25 (Changes to the Obligors).

“Additional Obligor” means an Additional Borrower or an Additional Guarantor.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day.

“Annual Update” has the meaning given to that term in paragraph (a)(ii) of Clause 20.4 (Information: Miscellaneous).

“AO” means the Austrian Business Composition Act (Ausgleichsordnung-AO).

“Applicable Accounting Principles” means GAAP and practices and financial reference periods used in the preparation of the Base Case Model and the Original Financial Statements.

“Assignment and Transfer Fee” means Euro 1,500.

“Auditors” means Deloitte & Touche.

“Austrian Borrower” means a Borrower incorporated in the Republic of Austria.

“Austrian Guarantor” means a Guarantor incorporated in the Republic of Austria.

“Austrian Increase Confirmation” means a confirmation substantially in the form set out in Part II of Schedule 16 (Form of Austrian Increase Confirmation) or any other form agreed between the Agent and the Company.

“Austrian Lender” means a Lender that has its seat (Sitz), place of management (Geschäftsleitung) or a permanent establishment (Betriebsstätte) in the Republic of Austria.

“Austrian Obligor” means an Austrian Borrower and an Austrian Guarantor, as the case may be.

“Austrian Security Documents” means each of the Austrian security documents described in Part I of Schedule 15 (Transaction Security Documents) in each case securing the Secured Obligations.

“Austrian Transfer Certificate” means a certificate substantially in the form set out in Part II of Schedule 5 (Form of Austrian Transfer Certificate) or any other form agreed between the Agent and the Company.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing or registration.

“Availability Date” means the date on which the Existing RCF Facility is repaid in full and all commitments thereunder are terminated.

“Availability Period” means the period from and including the Availability Date to and including the date falling one month prior to the Termination Date.

“Available Commitment” means a Lender’s Commitment minus:

(a)                                 the Base Currency Amount of its participation in any outstanding Loans; and

(b)                                 in relation to any proposed Utilisation, the Base Currency Amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date other than that Lender’s participation in any Loans that are due to be repaid, prepaid or, as the case may be, expire on or before the proposed Utilisation Date.

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.

“Available Financings” means a facility (other than the Facility or the OeKB Facility) which is required to be made available in order to satisfy the condition precedent set out in paragraph 5(i) of Part I of Schedule 2 (Conditions Precedent to Initial Utilisation).

“Base Case Model” means the five year financial forecast for the Group and each of its operating regions (being Europe, North America and Southern Africa) prepared by the management of the Group during May 2009 for the purposes of the New Financings.

“Base Currency” means Euro.

“Base Currency Amount” means, in relation to a Loan, the amount specified in the Utilisation Request delivered by a Borrower for that Loan (or, if the amount requested is not denominated in the Base Currency, the amount of such Loan converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request) adjusted to reflect any repayment, prepayment or cancellation of the Loan as the case may be.

“Belgian Borrower” means a Borrower incorporated and existing under Belgian law.

“Belgian Guarantor” means a Guarantor incorporated and existing under Belgian law.

“Belgian Obligor” means a Belgian Borrower and a Belgian Guarantor, as the case may be.

“Belgian Security Documents” means each of the Belgian security documents listed in Part II of Schedule 15 (Transaction Security Documents) in each case securing the Secured Obligations.

“Bonds” means the USD300,000,000 12% and EUR350,000,000 11.75% Senior Secured Notes due 2014 issued by PE Paper Escrow GmbH pursuant to the terms of the Bond Indenture.

“Bonds Indenture” means senior secured notes indenture dated 29 July 2009 between, among others, PE Paper Escrow GmbH and the Bond Trustee.

“Bond Trustee” means The Bank of New York Mellon.

“Borrower” means an Original Borrower or an Additional Borrower, unless it has ceased to be a Borrower in accordance with Clause 25 (Changes to the Obligors).

“Break Costs” means the amount (if any) by which:

(a)                                 the interest (other than the Margin and any Mandatory Cost) which a Lender would have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)                                 the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London and in Vienna and:

(a)                                 (in relation to any date for payment or purchase of a currency other than Euro) the principal financial centre of the country of that currency; or

(b)                                 (in relation to any date for payment or purchase of Euro) which is a TARGET Day.

“Change of Control” has the meaning ascribed to such term in paragraph (a)(ii) of Clause 8.3 (Exit).

“Charged Property” means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.

“Commitment” means:

(a)                                 in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Commitment” in Part II of Schedule 1 (The Original Lenders) and the amount of any other Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.3 (Increase); and

(b)                                 in relation to any other Lender, the amount in the Base Currency of any Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.3 (Increase), to the extent not cancelled, reduced or transferred by it under this Agreement.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate).

“Confidential Information” means all information relating to the Company, any Obligor, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)                                 any Group Company or any of its advisers; or

(b)                                 another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any Group Company or any of its advisers,

in whatever form, and includes information given orally and any document, electronic files or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)                                     is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 38 (Confidentiality); or

(ii)                                  is identified in writing at the time of delivery as non-confidential by any Group Company or any of its advisers; or

(iii)                               is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) and (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Company and the Agent.

“Default” means an Event of Default or any event or circumstance specified in Clause 23 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Defaulting Lender” means any Lender:

(a)                                 which has failed to make its participation in a Loan available or has notified the Agent that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ participation);

(b)                                 which has otherwise rescinded or repudiated a Finance Document; or

(c)                                  with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)                                     its failure to pay is caused by:

(A)           administrative or technical error; or

(B)           a Disruption Event; and

payment is made within 5 Business Days of its due date; or

(ii)                                  the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Security Agent.

“Disposal” means a sale, transfer or other disposal (including by way of lease or loan) by a person of all or part of its assets, whether by one transaction or a series of transactions.

“Disruption Event” means either or both of:

(a)                                 a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)                                 the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other, Party:

(i)                                     from performing its payment obligations under the Finance Documents; or

(ii)                                  from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Dutch Guarantor” means a Guarantor incorporated and existing under the law of The Netherlands.

“Dutch Obligor” means an Obligor incorporated and existing under the law of The Netherlands.

“Dutch Security Documents” means each of the Dutch security documents listed in Part III of Schedule 15 (Transaction Security Documents) in each case securing the Secured Obligations.

“English Security Document” means the English security document listed in Part IX of Schedule 15 (Transaction Security Documents) securing the Secured Obligations.

“Environmental Claim” means any claim, proceeding or investigation by a person in respect of any Environmental Law.

“Environmental Law” means any applicable law or regulation in any jurisdiction in which any Group Company conducts business which relates to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants.

“Environmental Permits” means any permit and other Authorisation required under any Environmental Law for the operation of the business of any Group Company conducted on or from the properties owned or used by any Group Company.

“EURIBOR” means, in relation to any Loan in Euro:

(a)                                 the applicable Screen Rate; or

(b)                                 (if no Screen Rate is available for the period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in Euro for a period comparable to the Interest Period of the relevant Loan.

“Euro-only Lender” means a Lender who has given notice in writing, at the time it becomes a Lender under this Agreement to the Agent and the Company that such Lender’s Commitment is only available in Euros.

“Event of Default” means any event or circumstance specified as such in Clause 23 (Events of Default).

“Excluded Subsidiary” means any Subsidiary of the Company which is not:

(a)                                 a Sappi Manufacturing Group Company;

(b)                                 Sappi Papier Holding GmbH;

(c)                                  a Subsidiary of Sappi Papier Holding GmbH; or

(d)                                 Sappi Holding GmbH.

“Existing Finance Documents” means the existing subsidiary finance documents set out in Schedule 10 (Existing Subsidiary External Indebtedness).

“Existing RCF Facility” means the existing Euro 600,000,000 revolving credit facility made available to Sappi Papier Holding GmbH and others pursuant to a credit agreement dated 29 June 2005 made between, amongst others, Sappi Limited, the Original Borrowers (as defined therein), the Original Guarantors (as defined therein) and the Lenders (as defined therein).

“Existing Security” means the existing Security listed in Schedule 9 (Existing Security, Guarantees and Intercompany Loans).

“Facility” means the multicurrency revolving loan facility made available under this Agreement as described in Clause 2.1 (The Facility).

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Fee Letter” means any fee letter or letters entered into by reference to this Agreement between one or more of the Finance Parties and Sappi Papier Holding GmbH setting out the fees payable by Sappi Papier Holding GmbH in connection with the Facility.

“Finance Document” means this Agreement, any Fee Letter, any Compliance Certificate, any Utilisation Request, any Accession Letter, any Resignation Letter, the Intercreditor Agreement, the Mandate Letter, the Transaction Security Documents and any other document designated as a Finance Document by the Agent and the Company.

“Finance Party” means the Agent, the Security Agent, a Mandated Lead Arranger or a Lender.

“Financial Indebtedness” means (without double counting) any indebtedness for or in respect of:

(a)                                 moneys borrowed;

(b)                                 any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)                                  any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)                                 the amount of any liability in respect of any hire purchase agreement, conditional sale agreement or lease which would, in accordance with generally accepted accounting standards in the relevant jurisdiction be treated as a finance or capital lease;

(e)                                 for the purpose of Clause 23.5 (Cross- default) only, any interest rate or currency swap agreement or any other hedging or derivatives instrument or agreement (and when calculating the value of such movement or agreement only the marked to market value shall be taken into account);

(f)                                     receivables sold or discounted (other than any receivables to the extent they are sold or discounted on a non-recourse basis (or where recourse is limited to customary warranties and indemnities) and meet any requirement for de-recognition under the Applicable Accounting Principles);

(g)                                 any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 120 days after the date of supply;

(h)                                 any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing;

(i)                                     any arrangement entered into primarily as a method of raising finance pursuant to which any asset sold or otherwise disposed of by that person is or may be leased to or re-acquired by a Group Company (whether following the exercise of an option or otherwise); or

(j)                                     any guarantee, indemnity or similar insurance against financial loss given in respect of the obligation of any person falling within any of paragraphs (a) to (g) above, except that indebtedness owing by one Group Company to another Group Company shall not be taken into account as Financial Indebtedness.

“Financial Year” means the annual accounting period of the Group ending on the Sunday closest to 30 September in each calendar year.

“Finnish Guarantor” means a Guarantor incorporated in Finland.

“Finnish Security Documents” means each of the Finnish security documents listed in Part IV of Schedule 15 (Transaction Security Documents) in each case securing the Secured Obligations.

“GAAP” means:

(a)                                 in relation to the consolidated financial statements of the Group, IFRS;

(b)                                 in relation to the Company and Sappi Papier Holding GmbH, IFRS; and

(c)                                  in relation to each Obligor (other than the Company and Sappi Papier Holding GmbH), generally accepted accounting principles, standards and practices in that Obligor’s jurisdiction of incorporation.

“German Guarantor” means a Guarantor incorporated under the laws of Germany.

“German Security Documents” means each of the German security documents listed in Part V of Schedule 15 (Transaction Security Documents) in each case securing the Secured Obligations.

“Group” means the Company and its Subsidiaries for the time being and “Group Company” means any one of the same.

“Group Structure Chart” means the group structure chart in the agreed form.

“Guarantor” means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 25 (Changes to the Obligors).

“Guarantor Coverage Group” means Sappi Papier Holding GmbH and the Subsidiaries of Sappi Papier Holding GmbH.

“Guarantor Coverage Test” has the meaning given to that term in paragraph (a) of Clause 22.19 (Guarantor Coverage Test).

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Hong Kong Guarantor” means a Guarantor incorporated in Hong Kong.

“IFRS” means the international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Impaired Agent” means the Agent at any time when:

(a)                                 it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)                                 the Agent otherwise rescinds or repudiates a Finance Document;

(c)                                  (if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of “Defaulting Lender”; or

(d)                                 an Insolvency Event has occurred and is continuing with respect to the Agent;

unless, in the case of paragraph (a) above:

(i)                                     its failure to pay is caused by:

(A)           administrative or technical error; or

(B)           a Disruption Event; and

payment is made within 5 Business Days of its due date; or

(ii)                                  the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Increase Confirmation” means a confirmation substantially in the form set out in Part I of Schedule 16 (Form of Increase Confirmation) or any other form agreed between the Agent and the Company.

“Increase Fee” means a payment of Euro 5.

“Increase Lender” means has meaning given to that term in Clause 2.3 (Increase).

“Information Memorandum” means the confidential information memorandum in respect of the Group dated June 2009 and prepared in connection with the Facility and the OeKB  Facility.

“Information Package” means the Information Memorandum and the Base Case Model.

“Insolvency Event” in relation to a Finance Party means that the Finance Party:

(a)                                 it is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)                                 becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)                                  makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)                                 institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)                                 institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it such proceeding or petition is instituted or presented by a person not described in paragraph (d) above and:

(i)                                     results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)                                  is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)                                     has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(g)                                 has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(h)                                 seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(i)                                     has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; or

(j)                                     causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above;

“Intercreditor Agreement” means an intercreditor agreement in relation to, among other things, the sharing and ranking of the Transaction Security dated on or about the Signing Date made between among others, the Original Obligors, the Lenders, the OeKB Lenders and the Bond Trustee.

“Intellectual Property” means:

(a)                                 any patents, trade marks, service marks, designs, business names, copyrights, database rights, design rights, domain names, inventions, rights in confidential information and know-how, and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered; and

(b)                                 the benefit of all applications and rights to use such assets of each Group Company (which may now or in the future subsist).

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default interest).

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity or equivalent arrangement.

“KO” means the Austrian Bankruptcy Code (Konkursordnung-KO).

“Lender” means:

(a)                                 any Original Lender; and

(b)                                 any bank or financial institution which has become a Party as a Lender in accordance with Clause 24 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“LIBOR” means, in relation to any Loan:

(a)                                 the applicable Screen Rate; or

(b)                                 (if no Screen Rate is available for the currency or Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan.

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that Loan.

“LMA” means the Loan Market Association.

“Majority Lenders” means:

(a)                                 until the Total Commitments have been reduced to zero, a Lender or Lenders whose Commitments aggregate more than 66 2/3 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, and there are no Loans then outstanding, aggregated more than 66 2/3 per cent. of the Total Commitments immediately prior to that reduction); or

(b)                                 at any other time, a Lender or Lenders whose participations in the Facility then outstanding aggregate more than 66 2/3 per cent. of the Facility then outstanding.

“Mandate Letter” means the letter dated on or about the date of this Agreement addressed by the Mandated Lead Arrangers to Sappi Papier Holding GmbH.

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost Formulae).

“Margin” means 5.25 per cent. per annum subject to the Margin Adjusted Rate.

“Margin Adjusted Rate” means in relation to a particular Interest Period, the rate per annum determined by reference to the credit ratings assigned as follows:

if the Rating last published (and not withdrawn) before the Quotation Day for that Interest Period of both Moody’s and Standard & Poor’s is as per those set out in Column A of the table below, then the corresponding Margin in Column B in the table below shall apply:

(A)	(B)
S&P/Moody’s Rating	Margin (% p.a.)
BBB-/Baa3	3.00
BB+/Ba1	4.00
BB/Ba2	4.50
BB-/Ba3	5.25
B+/B1 or lower	6.50

(a)                                 In the event that there is a difference in the Rating assigned by Moody’s and Standard and Poor’s, the applicable Margin shall be determined by reference to the mean of the rate per annum assigned to each of the two Ratings; and

(b)                                 In the event that a Rating is only assigned by one of the aforementioned rating agencies, such Rating shall apply.

“Material Adverse Effect” means a material adverse effect on:

(a)                                 the business, operations, assets or financial condition of the Group taken as a whole;

(b)                                 the ability of the Obligors (taken together) to perform their payment obligations under the Finance Documents or the ability of the Company to comply with the financial covenants set out in Clause 21 (Financial Covenants); or

(c)                                  the validity or enforceability of, or the ranking of, any Security granted or purported to be granted pursuant to any of the Finance Documents.

“Material Subsidiary” means, at any time:

(a)                                 Sappi Papier Holding GmbH; and

(b)                                 any Subsidiary of Sappi Papier Holding GmbH (excluding PE Paper Escrow GmbH) which has:

(i)                                     earnings before interest, tax, depreciation and amortisation (calculated on the same basis as EBITDA, as defined in Clause 21 (Financial Covenants)

representing 5 per cent. or more of the consolidated EBITDA (as defined in Clause 21 (Financial Covenants) of the Guarantor Coverage Group; or

(ii)                                  gross assets representing 5 per cent. or more of the consolidated gross assets of the Guarantor Coverage Group,

in each case as set out, until the first Compliance Certificate is delivered, in the list provided to the Agent pursuant to paragraph (5)(g) of Part I of Schedule 2 (Conditions precedent) and thereafter as calculated by reference to the latest annual consolidated financial statements of the Group delivered by the Company to the Agent pursuant to Clause 20.1 (Financial statements) and as updated from time to time in each Compliance Certificate.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)                                 (subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)                                 if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)                                  if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to a period of one Month or the last Month of any period.

“Moody’s” means Moody’s Investors Service Inc.

“M-Real Trade Receivables” means the trade receivables owed to Sappi Europe SA from time to time.

“Net Debt” has the meaning given to that term in Clause 21.2 (Financial definitions).

“New Financings” means this Facility, the OeKB Facility and the Bonds.

“Non-Obligor Chargor” means any Group Company which is not an Obligor but which has created Transaction Security.

“Obligor” means a Borrower or a Guarantor.

“Obligors’ Agent” means Sappi International SA (“SISA”), a company incorporated  and existing under the laws of Belgium.

“OeKB Facility” means a Euro 400,000,000 term facility to be made available to Sappi Papier Holding GmbH pursuant to an amendment and restatement of an existing credit agreement dated on or about the date hereof made between, amongst others, Sappi Papier Holding GmbH, the Original Guarantors (as referred to therein) and the Lenders (as referred to therein).

“OeKB Lenders” means the lenders under the OeKB Facility.

“Optional Currency” means Dollars or any other currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).

“Original Financial Statements” means (i) the audited consolidated financial statements of each Obligor other than Sappi Maastricht BV, Sappi Nijmegen BV, Sappi Deutschland Holding GmbH, Sappi Netherlands BV, SD Warren Company and Sappi Cloquet LLC for their respective Financial Years ended in September 2008 or December 2008 as applicable; (ii) the unaudited unconsolidated management accounts of Sappi Maastricht BV, Sappi Nijmegen BV, Sappi Deutschland Holding GmbH and Sappi Netherlands BV and the unaudited consolidated management accounts of SD Warren Company for their respective Financial Years ended in September 2008 or December 2008 as applicable; and (iii) the unaudited consolidated interim report of each of the Company and Sappi Papier Holding GmbH for the period of three months ending on 28 June 2009 in the case of the Company and 29 March 2009 in the case of Sappi Papier Holding GmbH.

“Original Obligor” means an Original Borrower or an Original Guarantor.

“Outstandings” means the aggregate of the Base Currency Amount from time to time of each of the Loans.

“Paper Business” means, any one or more of the following businesses:

(a)                                 the production, manufacture, distribution, supply, sale, purchase and trading in respect of paper (including but not limited to fine paper, coated and uncoated wood-free paper, packaging paper, publication paper and newsprint);

(b)                                 pulp (including all chemical or other manufacturing processes relating to pulp);

(c)                                  wood products (including all initial processes, manufacturing or otherwise relating to paper, pulp and paper pulp) and the growing of timber supplies; and

(d)                                 chemical cellulose.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to European Monetary Union.

“Party” means a party to this Agreement and includes its successors in title, permitted assigns and permitted transferees.

“Permitted Kangas Disposal” means a Disposal of any of the Kangas mill and related real estate and equipment pursuant to the property option contained in the master business and share sale and purchase agreement dated 29 September 2008 between, amongst others, M-Real Corporation and the Company.

“Permitted Lereko Disposal” means a Disposal of any of real estate in South Africa to the Lereko Property Company or one of its Affiliates in accordance with the terms of an amended and restated joint ownership agreement between, amongst others, the Company and the Lereko Property Company (Proprietary) Limited existing on the date of this Agreement and provided that the aggregate value of all such Disposals does not exceed Euro 35,000,000 (or its equivalent in another currency or currencies).

“Permitted SMF Plantation Disposal” means a Disposal of any of the plantations owned by Sappi Manufacturing or any of its Subsidiaries or Usutu Pulp Co Ltd, provided that:

(a)                                 the disposal is on arm’s length terms and for fair market value;

(b)                                 the Disposal Proceeds in respect of such Disposal are applied in prepayment of Financial Indebtedness in accordance with Clause 8.4 (Disposal Proceeds ); and

(c)                                  no Event of Default is continuing at the date of the Disposal.

“PwC Report” means a report prepared by PricewaterhouseCoopers and dated 4 August 2009 relating to the assumptions in connection with the Base Case Model and addressed to, and/or capable of being relied upon by, the Finance Parties.

“Qualifying Lender” has the meaning given to it in Clause 13 (Tax Gross-Up and indemnities).

“Quarter” means each period of approximately three months ending on a Quarter Date.

“Quarter Date” means the Company’s quarterly accounting date on or around the end of any March, June, September or December.

“Quotation Day” means in relation to any period for which an interest rate is to be determined:

(a)                                 (if the currency is Sterling) the first day of that period;

(b)                                 (if the currency is Euro) two TARGET Days before the first day of that period; or

(c)                                  (for any other currency) two Business Days before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Rating” means the credit ratings assigned as follows:

(a)                                 the rating assigned by Standard & Poor’s to the Group’s long-term senior secured debt; and

(b)

(i)                                     while Moody’s do not assign a credit rating to the Group, the rating assigned by Moody’s to Sappi Papier Holding GmbH’s long-term senior secured debt (benefiting from the guarantee given by Sappi Limited); or

(ii)                                  while Moody’s assign a credit rating to the Group, the rating assigned by Moody’s to the Company’s long-term senior secured debt not credit enhanced.

“Receiver” means under the applicable insolvency law a receiver or preliminary receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

“Reference Banks” means, in relation to LIBOR, the principal London office of Citibank, N.A., HSBC Bank plc and J.P. Morgan Europe Limited and, in relation to EURIBOR, the principal offices in Brussels or London, as applicable, of Citibank N.A., HSBC Bank plc, J.P.

Morgan Europe Limited and KBC Bank NV or such other banks as may be appointed by the Agent in consultation with the Company.

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or the investment adviser of the first fund.

“Relevant Interbank Market” means in relation to Euro, the European interbank market and, in relation to any other currency, the London interbank market.

“Relevant Period” has the meaning ascribed to that term in Clause 21.2 (Financial definitions).

“Repeating Representations” means each of the representations set out in Clauses 19.1 (Status) to 19.6 (Governing law and enforcement) inclusive, Clause 19.9 (No Default), paragraph (e) of Clause 19.10 (No misleading information), Clause 19.13 (Business Authorisations), Clause 19.14 (Pari passu ranking), Clause 19.21 (Centre of main interests and establishments), Clause 19.26 (Representations relating to Guarantee by Austrian Guarantors), Clause 19.28 (Representation relating to the Belgian Borrower), Clause 19.29 (Good title to assets) and Clause 19.31 (No immunity in any legal process).

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Required Accessions” means the accession of the relevant Original Guarantors to the relevant Existing Finance Documents as set out in Schedule 14 (Required Accessions and Consents).

“Required Amendments” means the amendments required to the relevant Existing Finance Documents as set out in Schedule 13 (Required Amendments).

“Required Consents” means the consents required under the Existing Finance Documents in order to permit the entry into and performance of the Finance Documents and the Transaction Security as set out in Schedule 14 (Required Accessions and Consents).

“Reservations” means the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors, the time barring of claims under applicable limitations acts, the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of United Kingdom stamp duty may be void, defences of set-off or counterclaim and similar principles, rights and defences under the laws of any foreign jurisdictions in which relevant obligations may have to be performed, and any qualifications relating to matters of law contained in or referred to in the legal opinions to be delivered to the Agent pursuant to paragraph 3 of Part I of Schedule 2 (Conditions Precedent to Initial Utilisation) or paragraph 18 of Part II of Schedule 2 (Conditions Precedent required to be delivered by an Additional Obligor).

“Resignation Letter” means a letter substantially in the form set out in Schedule 7 (Form of Resignation Letter).

“Rollover Loan” means one or more Loans:

(a)                                 made or to be made on the same day that one or more maturing Loan(s) is or are due to be repaid;

(b)                                 the aggregate amount of which is equal to or less than the maturing Loan(s) (unless it is more than the maturing Loan(s) solely because it arose as a result of the operation of Clause 6.2 (Unavailability of a currency));

(c)                                  in the same currency as the maturing Loan(s) (unless it arose as a result of the operation of Clause 6.2 (Unavailability of a currency)); and

(d)                                 made or to be made for the purpose of refinancing a maturing Loan.

“Sappi Manufacturing” means Sappi Manufacturing (Pty) Ltd.

“Sappi Manufacturing Group” means Sappi Manufacturing and its Subsidiaries for the time being and “Sappi Manufacturing Group Company” means any one of the same.

“Sappi Manufacturing Group Indebtedness” means Financial Indebtedness incurred by Sappi Manufacturing Group Companies.

“SARB Approvals” means any authorisation consent, approval, resolution, licence, exemption, filings, registration or clearance from the South African Reserve Bank in respect of the approvals required in connection with the New Financings and the Finance Documents (including the South African Security Documents) including, without limitation, the approvals set out in paragraph 5(j) of Part I of Schedule 2 (Conditions Precedent to Initial Utilisation).

“Screen Rate” means:

(a)                                 in relation to LIBOR, the British Bankers Association Interest Settlement Rate for the relevant currency and period; and

(b)                                 in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period,

displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Company and the Lenders.

“Secured Obligations” has the meaning given to that term in the Intercreditor Agreement.

“Secured Parties” means each Finance Party from time to time party to this Agreement and any Receiver or Delegate.

“Security” means a mortgage, charge, pledge, security assignment, security transfer, lien, or any other security interest securing any obligation of any person or any other agreement or arrangement having the effect of giving security or preferential ranking to a creditor.

“Senior Creditor” has the meaning given to that term in the Intercreditor Agreement.

“Signing Date” means the date of signing of this Agreement.

“SISA” means Sappi International SA.

“South African Obligor” means an Obligor incorporated in South Africa.

“South African Security Documents” means each of the South African security documents listed in Part VI of Schedule 15 (Transaction Security Documents) in each case securing the Secured Obligations.

“Specified Time” means a time determined in accordance with Schedule 11 (Timetables).

“Stamp Duty Guidelines” means the stamp duty guidelines set out in Schedule 12 (Stamp Duty Guidelines).

“Stamp Duty Sensitive Document” means (i) any original of any Finance Document or Existing Finance Document and (ii) any signed document (including email, PDF, TIF and other comparable formats) that constitutes a deed (Urkunde) within the meaning of § 15 of the Austrian Stamp Duty Act (as interpreted by the Austrian tax authorities), whether documenting or confirming the entering into of the relevant transaction (rechtserzeugende Urkunde) or documenting that the relevant transaction has been entered into (rechtsbezeugende Urkunde), or a substitute deed (Ersatzurkunde) within the meaning of § 15 of the Austrian Stamp Duty Act (as interpreted by the Austrian tax authorities), including, without limitation, any notarised copy, any certified copy and any written minutes recording the transactions (Rechtsgeschäfte) contemplated by, or referenced in, any Finance Document or Existing Finance Document.

“Standard & Poors” or “S&P” means Standard & Poor’s Rating Service.

“Subsidiary” means in relation to any company or corporation, a company or corporation:

(a)                                 which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b)                                 more than half the issued share capital of which is beneficially owned, directly or indirectly, by the first mentioned company or corporation; or

(c)                                  which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Super-Majority Lenders” means:

(a)                                 until the Total Commitments have been reduced to zero, a Lender or Lenders whose Commitments aggregate more than 90 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, and there are no Loans then outstanding, aggregated more than 90 per cent. of the Total Commitments immediately prior to that reduction); or

(b)                                 at any other time, a Lender or Lenders whose participations in the Facility then outstanding aggregate more than 90 per cent. of the Facility then outstanding.

“Swiss Security Documents” means each of the Swiss security documents listed in Part VIII of Schedule 15 (Transaction Security Documents) in each case securing the Secured Obligations.

“Syndication Date” means the date of the “Close of Syndication” as defined in the Mandate Letter.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in Euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) and “Taxes” shall be construed accordingly.

“Tax Deduction” has the meaning given to it in Clause 13 (Tax Gross-Up and Indemnities).

“Termination Date” means 31 May 2012.

“Third Party Disposal” has the meaning given to that term in Clause 25.3 (Resignation of a Borrower).

“Total Commitments” means the aggregate of the Commitments, being Euro 209,000,000 at the date of this Agreement.

“Transaction Security” means any Security created or expressed to be created in favour of the Security Agent pursuant to the Transaction Security Documents.

“Transaction Security Documents” means each of the Austrian Security Documents, the Belgian Security Documents, the Dutch Security Documents, the English Security Document, the Finnish Security Documents, the German Security Documents, the South African Security Documents, the Swiss Security Documents, the US Security Documents, any document required to be delivered under paragraph 17 of Part II of Schedule 2 (Conditions Precedent), together with any other document entered into by an Obligor creating or expressed to create any security over all or any part of its assets in respect of the Secured Obligations of any Obligor under the Finance Documents.

“Transfer Certificate” means a certificate substantially in the form set out in Part I of Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.

“Transfer Date” means, in relation to a transfer, the later of:

(a)                                 the proposed Transfer Date specified in the Transfer Certificate or the Austrian Transfer Certificate, as the case may be; and

(b)                                 the date on which the Agent executes the Transfer Certificate or receives the Austrian Transfer Certificate and the Assignment and Transfer Fee, as the case may be.

“Treasury Transaction” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

“Treaty Lender” has the meaning given to that term in Clause 13 (Tax Gross Up and Indemnities).

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“URG” means the Austrian Business Reorganisation Act (Unternehmensre-organisationsgesetz).

“US Guarantors” means a Guarantor organized under the laws of any state of the United States of America or the District of Columbia.

“US Security Documents” means each of the US security documents listed in Part VII of Schedule 15 (Transaction Security Documents) in each case securing the Secured Obligations.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which a Loan is to be made.

“Utilisation Fee” means the fee payable pursuant to the terms set out in Clause 12.2 (Utilisation fee)

“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Utilisation Request).

“VAT” means value added tax as provided for in the Value Added Tax Act 1994, the German Value Added Tax Act (Umsatzsteuergesetz), the Belgian VAT Code of 3 July 1969 (as amended and supplemented from time to time), the Netherlands Value Added Tax Act 1968 (Wet opde Omzetbelasting 1968) and any other tax of a similar nature.

“Vendor Loan Notes” means the Euro 220,000,000 vendor loan notes issued by Sappi Papier Holding GmbH in connection with the Company’s acquisition of certain assets from M-Real Corporation issued pursuant to the Vendor Loan Notes Instrument.

“Vendor Loan Notes Instrument” means the instrument constituting guaranteed and unsecured loan notes due 2009 dated 31 December 2008 between, amongst others, Sappi Papier Holding GmbH, the Company, certain subsidiaries of the Company listed as guarantors and M-Real Corporation as original noteholder.

1.2                               Construction

(a)                                 Any reference in this Agreement to:

(i)                                     the “Agent”, the “Mandated Lead Arrangers”, any “Finance Party”, any “Lender”, any “Obligor”, any “Secured Party”, the “Security Agent”, any “Party”, or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)                                  a document in “agreed form” is a document which is agreed in writing by or on behalf of the Company and the Agent;

(iii)                               “assets” includes present and future properties, revenues and rights of every description;

(iv)                                the “equivalent” in any currency (the “first currency”) of any amount in another currency (the “second currency”) shall be construed as a reference to the amount in the first currency which could be purchased with that amount in the second currency at the Agent’s Spot Rate of Exchange for the purchase of the first currency with the second currency in the London foreign exchange market at or about 11:00 a.m. on a particular day (or at or about such time and on such date as the Agent may from time to time reasonably determine to be appropriate in the circumstances);

(v)                                   the “European interbank market” means the interbank market for Euro operating in Participating Member States;

(vi)                                a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;

(vii)                             “guarantee” means (other than in Clause 18 (Guarantee and Indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(viii)                          “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(ix)                                a Lender’s “participation”, in relation to: a Loan, means the amount of such Loan that is owed to such Lender or, as the case may be, the amount of such Loan that such Lender is obliged to make available;

(x)                                   a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(xi)                                a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but if not having the force of law, being a regulation or the like with which the persons to whom it is addressed customarily comply in the ordinary course of their business) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(xii)                             a provision of law is a reference to that provision as amended or re-enacted;

(xiii)                          unless a contrary indication appears, a time of day is a reference to London time;

(xiv)                           for the purposes of Clause 13.5 (Stamp Taxes) and Schedule 12 (Stamp Duty Guidelines), “written” shall mean that what is “written” was translated into letters (Buchstaben) that are or can be made visible on a physical or electronic device of whatever type and format, including paper and screen, and, accordingly, communication, documents or notices being “in writing” shall include not only paper-form (letter or fax) communication, documents or notices but also electronic communication, documents or notices, including by way of e-mail; and

(xv)                              for the purposes of Clause 13.5 (Stamp Taxes) and Schedule 12 (Stamp Duty Guidelines), “signed” communication, documents or notices refers to written communication, documents or notices that carry a manuscript, digital or electronic or other technically reproduced signature, and “signature” shall be construed accordingly.

(b)                                 where there is reference in this Agreement to any amount, limit or threshold specified in Euro or Dollars, in ascertaining whether or not that amount, limit or threshold has been attained, broken or achieved, as the case may be, a non-Euro or non-Dollar amount shall be counted on the basis of the equivalent in Euro or Dollars, as the case may be, of that amount.

(c)                                  Section, Clause and Schedule headings are for ease of reference only.

(d)                                 Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)                                 A Default is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been remedied or waived unless it is one of the Events of Default listed below, in which case it is “continuing” if it has not been waived (whether or not it is subsequently remedied).  The Events of Default referred to above means any circumstance constituting an Event of Default under:

(i)                                     Clause 23.1 (Non-payment);

(ii)                                  Clause 23.2 (Financial covenants and other obligations);

(iii)                               Clause 23.3 (Other obligations) arising as a result of a breach of Clause 22.7 (Negative pledge), Clause 22.8 (Disposals), 22.16 (Acquisitions and Joint Ventures) or Clause 22.22 (Dividend restriction);

(iv)                                Clause 23.6 (Insolvency);

(v)                                   Clause 23.7 (Insolvency Proceedings);

(vi)                                Clause 23.8 (Creditors’ process);

(vii)                             Clause 23.9 (Obligor ceasing to be a subsidiary of the Company);

(viii)                          Clause 23.10 (Unlawfulness);

(ix)                                Clause 23.11 (Repudiation);

(x)                                   Clause 23.14 (Cessation of business); or

(xi)                                Clause 23.15 (Audit qualification).

1.3                               Currency symbols and definitions

(a)                                 “EUR” and “Euro” means the single currency unit of the Participating Member States.

(b)                                 “$”, “Dollars”, “USD” and “US$” means the lawful currency of the United States of America.

1.4                               Dutch Terms

In this Agreement, where it relates to a Dutch Obligor, a reference to:

(a)           a necessary action to authorise, where applicable, includes without limitation:

(i)                                     any action required to comply with the Dutch Works Council Act (Wet op de ondernemingsraden); and

(ii)                                  obtaining unconditional positive advice (advies) from each competent works council;

(b)           a winding-up, administration or dissolution includes a Dutch Obligor being:

(i)                                     declared bankrupt (failliet verklaard);

(ii)                                  dissolved (ontbonden);

(c)                                  a moratorium includes surseance van betaling and voorlopige surseance van betaling and granted a moratorium includes surseance van betaling verleend and voorlopige surceance van betaling verleend;

(d)           a liquidator includes a curator and a bewindvoerder; and

(e)           an attachment includes a beslag.

1.5                               Third party rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Agreement.

1.6                               Intercreditor Agreement

This Agreement is subject to the Intercreditor Agreement.  In the event of any inconsistency between this Agreement and the Intercreditor Agreement, the Intercreditor Agreement shall prevail.

SECTION 2

THE FACILITY

2.                                      THE FACILITY

2.1                               The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrowers a multicurrency revolving loan facility in an aggregate amount of Euro 209,000,000.

2.2                               Finance Parties’ rights and obligations

(a)                                 The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)                                 The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)                                  A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.3                               Increase

(a)                                 The Company may by giving prior notice to the Agent by no later than the date falling 15 Business Days after the effective date of a cancellation of the Available Commitments of a Defaulting Lender in accordance with Clause 8.8 (Right of Cancellation in relation to a Defaulting Lender) or the Commitments of a Lender in accordance with Clause 8.1 (Illegality), request that the Total Commitments be increased in an aggregate amount in the Base Currency of up to the amount of the Available Commitments or Commitments so cancelled as follows (the “Request”):

(i)                                     the increased Commitments may be assumed by one or more Lenders or other banks or financial institutions (each an “Increase Lender”) selected by the Company (each of which shall not be an Affiliate or a Group Company) and each of which confirms its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Total Commitments which it is to assume, as if it had been an Original Lender;

(ii)                                  each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

(iii)                               each Increase Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(iv)                                the Commitments of the other Lenders shall continue in full force and effect; and

(v)                                   any increase in the Total Commitments shall take effect on the date specified by the Company in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.

(b)                                 An increase in the Total Commitments will only be effective on:

(i)                                     in the case of any Increase Lender which is not an Austrian Lender, the execution by the Agent of an Increase Confirmation from the relevant Increase Lender;

(ii)                                  in the case of any Increase Lender which is an Austrian Lender, receipt by the Agent of (x) a duly completed Austrian Increase Confirmation delivered to it by the Company and (y) the Increase Fee; and

(iii)                               in relation to an Increase Lender (whether an Austrian Lender or not) which is not a Lender immediately prior to the relevant increase:

(A)                                 the Increase Lender entering into the documentation required for it to accede as a party to the Intercreditor Agreement; and

(B)                                the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Total Commitments by that Increase Lender, the completion of which the Agent shall promptly notify to the Company and the Increase Lender.

(c)                                  Each Increase Lender, by executing the Increase Confirmation or accepting the Austrian Increase Confirmation (as the case may be), confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(d)                                 Unless the Agent otherwise agrees with the Company or the increase in the Total Commitments is assumed by an existing Lender, Sappi Papier Holding GmbH shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee of EUR 1,500 and Sappi Papier Holding GmbH shall promptly on demand pay the Agent and the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by either of them and, in the case of the Security Agent, by any Receiver or Delegate in connection with any increase in Commitments under this Clause 2.3.

(e)                                 Sappi Papier Holding GmbH may pay to the Increase Lender a fee in the amount and at the times agreed between Sappi Papier Holding GmbH and the Increase Lender in a Fee Letter.

(f)                                     Clause 24.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.3 in relation to an Increase Lender as if references in that Clause to:

(i)                                     an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;

(ii)                                  the “New Lender” were references to that “Increase Lender”; and

(iii)                               a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.

(g)                                 For the avoidance of doubt, nothing in this Clause shall oblige any Lender hereunder to assume any increased Commitments.

2.4                               Obligors’ Agent

(a)                                 Each Obligor (other than SISA) by its execution of this Agreement or an Accession Letter irrevocably appoints SISA to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)                                     SISA on its behalf to supply and to receive all information concerning itself contemplated by this Agreement to or from the Finance Parties and to give and to receive all notices and instructions (including, in the case of a Borrower, Utilisation Requests), to execute on its behalf any Accession Letter, and to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(ii)                                  each Finance Party to receive from and to give any notice, demand or other communication from or to that Obligor pursuant to the Finance Documents to SISA,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)                                 Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

(c)                                  With respect to this Clause 2.4, to the extent legally possible, the Obligor’s Agent shall be released from the restrictions of self-dealing set forth in Section 181 of the German Civil Code and all other limitations as concerns self-dealing on its own account or on behalf of another person.

2.5                               Acts of SISA

(a)                                 The respective liabilities of each of the Obligors under the Finance Documents shall not be in any way affected by:

(i)                                     any actual or purported irregularity in any act done, or failure to act, by SISA;

(ii)                                  SISA acting (or purporting to act) in any respect outside any authority conferred upon it by any Obligor; or

(iii)                               any actual or purported failure by, or inability of, SISA to inform any Obligor of receipt by it of any notification under the Finance Documents.

(b)                                 In the event of any conflict between any notices or other communications of SISA and those of any other Obligor, those of SISA shall prevail.

3.                                      PURPOSE

Each Borrower shall apply all amounts borrowed by it under the Facility towards:

(a)                                 the general corporate purposes of the Group; and/or

(b)                                 the repayment and discharge of the Existing RCF Facility; and/or

(c)                                  costs and expenses incurred in connection with paragraph (b) above.

3.2                               Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.                                      CONDITIONS OF UTILISATION

4.1                               Initial conditions precedent

No Borrower may deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions Precedent to Initial Utilisation) in form and substance satisfactory to the Agent. The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

4.2                               Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date (other than in the case of a Rollover Loan):

(a)                                 no Default is continuing or would result from the proposed Loan; and

(b)                                 the Repeating Representations to be made by each Obligor are true in all material respects.

4.3                               Conditions relating to Optional Currencies

(a)                                 A currency will constitute an Optional Currency in relation to a Loan if:

(i)                                     it is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Quotation Day and the Utilisation Date for that Loan; and

(ii)                                  it is Dollars or has been approved by the Agent (acting on the instructions of all the Lenders) prior to receipt by the Agent of the relevant Utilisation Request for that Loan.

(b)                                 If the Agent has received a written request from the Company by the Specified Time for a currency to be approved under paragraph (a)(ii) above, the Agent will confirm to the Company by the Specified Time:

(i)                                     whether or not the Lenders have granted their approval; and

(ii)                                  if approval has been granted, the minimum amount (and, if required, integral multiples) for any subsequent Utilisation in that currency.

4.4                               Maximum number of Loans

(a)                                 A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation more than 10 Loans would be outstanding.

(b)                                 Any Loan made by a single Lender under Clause 6.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.4.

SECTION 3

UTILISATION

5.                                      UTILISATION

5.1                               Delivery of a Utilisation Request

A Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2                               Completion of a Utilisation Request

(a)                                 Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)                                     the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)                                  the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iii)                               the proposed Interest Period complies with Clause 10 (Interest Periods).

(b)                                 Only one Loan may be requested in each Utilisation Request.

5.3                               Currency and amount

(a)                                 The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

(b)                                 The amount of the proposed Loan must be an amount whose Base Currency Amount is not more than the Available Facility and which:

(i)                                     if the currency selected is the Base Currency, is a minimum of Euro 25,000,000 or, if less, the Available Facility and an integral multiple of Euro 5,000,000; or

(ii)                                  if the currency selected is Dollars, is a minimum of $25,000,000 or, if less, the Available Facility and an integral multiple of $5,000,000; or

(iii)                               if the currency selected is an Optional Currency other than Dollars, is the minimum amount (or an integral multiple, if required) specified by the Agent pursuant to paragraph (b) (ii) of Clause 4.3 (Conditions relating to Optional Currencies) or, if less, the Available Facility.

5.4                               Lenders’ participation

(a)                                 If the conditions set out in this Agreement have been met and subject to Clause 7 (Repayment), each Lender shall make its participation in each Loan available to the Agent for the account of the relevant Borrower through its Facility Office.

(b)                                 The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to the making of the Loan.

(c)                                  The Agent shall determine the Base Currency Amount of each Loan which is to be made in an Optional Currency and shall notify each Lender of the amount, currency and the Base Currency Amount of each Loan and the amount of its participation in that Loan (and, if different, the amount of that participation to be made available in cash), in each case by the Specified Time.

5.5                               Cancellation of Commitment

The Commitments which, at the time, are unutilised shall be immediately cancelled at the end of the Availability Period.

6.                                      OPTIONAL CURRENCIES

6.1                               Selection of currency

A Borrower (or the Company on behalf of a Borrower) shall select the currency of a Loan in the Utilisation Request.

6.2                               Unavailability of a currency

If before the Specified Time on any Quotation Day in relation to a Loan:

(a)                                 the Agent has received notice from a Lender that the Optional Currency requested is not readily available to it in the amount required or it has received a notice from a Euro-only Lender; or

(b)                                 a Lender notifies the Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it;

the Agent will give notice to the relevant Borrower to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 6.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount or, in respect of a Rollover Loan, an amount equal to that Lender’s proportion of the Base Currency Amount of the maturing Loan that is due to be repaid) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

6.3                               Participation in a Loan

Each Lender’s participation in a Loan will be determined in accordance with paragraph (b) of Clause 5.4 (Lenders’ participation).

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

7.           REPAYMENT

(a)           Subject to paragraph (c) below, each Borrower which has drawn a Loan shall repay that Loan on the last day of its Interest Period.

(b)           All Loans shall be repaid in full (together with all amounts owing and due to the Finance Parties, whether for accrued or unpaid interest, fees or other amounts) on the Termination Date.

(c)           Without prejudice to each Borrower’s obligation under paragraph (a) above, if one or more Loans are to be made available to a Borrower:

(i)            on the same day that a maturing Loan is due to be repaid by that Borrower;

(ii)           in the same currency as the maturing Loan (unless it arose as a result of the operation of Clause 6.2 (Unavailability of a currency)); and

(iii)          in whole or in part for the purpose of refinancing the maturing Loan;

the aggregate amount of the new Loans shall be treated as if applied in or towards repayment of the maturing Loan so that:

(i)            if the amount of the maturing Loan exceeds the aggregate amount of the new Loans:

(A)           the relevant Borrower will only be required to pay an amount in cash in the relevant currency equal to that excess; and

(B)           each Lender’s participation (if any) in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation (if any) in the maturing Loan and that Lender will not be required to make its participation in the new Loans available in cash; and

(ii)           if the amount of the maturing Loan is equal to or less than the aggregate amount of the new Loans:

(A)           the relevant Borrower will not be required to make any payment in cash; and

(B)           each Lender will be required to make its participation in the new Loans available in cash only to the extent that its participation (if any) in the new Loans exceeds that Lender’s participation (if any) in the maturing Loan and the remainder of that Lender’s participation in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the maturing Loan.

8.           PREPAYMENT AND CANCELLATION

8.1         Illegality

If, at any time after the date of this Agreement, it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund its participation in any Loan:

(a)           that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)           upon the Agent notifying the Company, the Commitment of that Lender will be immediately cancelled; and

(c)           each Borrower shall repay that Lender’s participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

8.2         South Africa

If at any time there is any amendment, repeal, revocation, termination or expiration hereinafter of any SARB Approval which in the case of an amendment only, is or could reasonably be expected to be materially prejudicial to the interests of the Finance Parties:

(a)           each Borrower shall promptly notify the Agent upon becoming aware of such event;

(b)           the Lenders shall not be obliged to fund a relevant Utilisation; and

(c)           if the Majority Lenders so require, the Agent shall cancel the Commitments and all outstanding Loans, together with accrued interest and all other amounts accrued under the Finance Documents shall become immediately due and payable.

8.3         Exit

(a)           For the purposes of this Clause 8.3:

(i)            “associated person” means, in relation to any person, a person who is acting in concert (as defined in The City Code on Takeover and Mergers) with that person or is a person connected (as interpreted in accordance with section 839 of the Income and Corporation Taxes Act 1988) with that person; and

(ii)           a “Change of Control” shall occur if on any date a person (whether alone or together with any associated person or persons acting in concert) becomes the beneficial owner of shares in the issued share capital of the Company carrying the right to exercise, or control the exercise of, more than 35 per cent. of the maximum number of votes exercisable at a general meeting of the Company.

(b)           Upon the occurrence of:

(i)            a Change of Control; or

(ii)           the sale of all or substantially all of the assets of the Group whether in a single transaction or a series of related transactions,

the Facility will be cancelled and all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents, shall become immediately due and payable.

8.4         Disposal Proceeds

(a)           For the purposes of this Clause 8.4:

“Disposal Proceeds” means the aggregate amount of any proceeds arising in a Financial Year in excess of Euro 10,000,000 received in cash by any Group Company (including any amount received in repayment of intercompany debt) for any Disposal made by any Group Company except for Excluded Disposal Proceeds and after deducting:

(i)            any reasonable expenses which are incurred by any Group Company with respect to that Disposal to persons who are not a Group Company; and

(ii)           any Tax incurred and required to be paid by any Group Company in connection with that Disposal (as reasonably determined by any Group Company, on the basis of existing rates and taking account of any available credit, deduction or allowance actually utilised by the relevant Group Company).

“Excluded Disposal Proceeds” means:

(i)            the proceeds of any Disposal referred to in paragraphs (i), (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix), (x), (xi) and (xii) of paragraph (a) of Clause 22.8 (Disposals).

(ii)           the proceeds of any Disposal which are contractually committed to be re-invested in assets of any Group Company within 6 months of receipt and actually re-invested in the assets of any member of the Group within 12 months of receipt; or

(iii)          the proceeds of any Disposal which do not exceed Euro 1,000,000.

(b)

(i)            If, at the time of any Disposal there are Disposal Proceeds, the Company shall, or shall procure that the Borrowers shall apply the Disposal Proceeds towards a prepayment and in the order contemplated in paragraph (b) (ii) below PROVIDED THAT:

(A)           the Net Debt to EBITDA as referred to in paragraph (b) of Clause 21 (Financial Covenants) (the “Leverage Ratio”) calculated in accordance with sub-paragraphs (B) and (C) below is greater than 4.0:1;

(B)           for the purposes of this Clause, the Leverage Ratio shall be the Leverage Ratio specified in the most recent Compliance Certificate (the “Most Recent Compliance Certificate”) supplied pursuant to paragraph (a) of Clause 20.2 (Compliance Certificate) and subject to paragraph (C) below, calculated on a pro forma basis by adjusting that Leverage Ratio to take into account any prepayment made or to be made under this paragraph (b)(i) since the Most Recent Compliance Certificate and any EBITDA attributable to any asset which is subject to the current Disposal or which has been the subject of a Disposal by a Group Company, in each case since the last day of the Relevant Period to which the Most Recent Compliance Certificate relates; and

(C)          an adjustment shall only be made to the Leverage Ratio specified in the Most Recent Compliance Certificate in respect of EBITDA attributable to an asset subject to a Disposal to the extent that a certificate of the Auditors verifying the calculation of such adjustments is delivered to the Agent.

(ii)           Subject to paragraph (c) below, any prepayment to be made under paragraph (b)(i) above shall be applied to prepay first, amounts outstanding under any of the Existing Finance Documents provided the maturity date in respect of the same is no later than 31 December 2012, and second, in or towards prepayment of Loans and loans under the OeKB Facility and a corresponding cancellation of Commitments and commitments under the OeKB Facility (on a pro rata basis) until such time as there are no Loans or loans under the OeKB Facility outstanding, subject always to Clause 13 (Proceeds of Disposal) of the Intercreditor Agreement, until an amount has been prepaid such that the Leverage Ratio calculated on a proforma basis as described in (B) above is no greater than 4.0:1.

(c)           To the extent that the Disposal Proceeds referred to in paragraph (b)(i) above arise from the Disposal of assets in the Republic of South Africa, the Company may by giving no less than ten (10) days notice to the Agent use such Disposal Proceeds to prepay Financial Indebtedness arising under South African debt facilities notwithstanding the date on which such Financial Indebtedness arose or its date of maturity.

(d)           To the extent an application of the Disposal Proceeds in accordance with paragraph (b) above results in a prepayment of the Facility or the OeKB Facility, unless the Company makes an election under paragraph (e) below, the Company shall (and shall procure that the Borrowers shall) prepay the Loans (or loans under the OeKB Facility) promptly upon receipt of the Disposal Proceeds.

(e)           Subject to paragraph (f) below, the Company may elect that any prepayment under this Clause be applied in prepayment of a Loan (or a loan under the OeKB Facility) on the last day of the Interest Period relating to that Loan (or interest period relating to that loan under the OeKB Facility).  If the Company makes that election then the proportion of the Loan (or loan under the OeKB Facility) equal to the amount of the relevant prepayment will be due and payable on the last day of its Interest Period (or interest period under the OeKB Facility).

(f)            If the Company has made an election under paragraph (e) above but an Event of Default has occurred and is continuing, that election shall no longer apply and the proportion of the Loan (or loan under the OeKB Facility) in respect of which the election was made equal to the amount of the relevant prepayment shall be immediately due and payable (unless the Majority Lenders otherwise agree in writing).

8.5         Voluntary cancellation

The Company may, if it gives the Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of Euro 25,000,000 and in integral multiples of Euro 5,000,000) of the Available Facility. Any cancellation under this Clause 8.5 shall reduce the Commitments of the Lenders rateably.

8.6         Voluntary prepayment of Loans

The Borrower to which a Loan has been made may, if it gives the Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Loan (but if in part, being an amount that reduces the Base Currency Amount of the Loan by a minimum amount of Euro 5,000,000).

8.7         Right of repayment and cancellation in relation to a single Lender

(a)           If:

(i)            any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 13.2 (Tax gross-up); or

(ii)           any Lender claims indemnification from the Company under Clause 13.3 (Tax indemnity) or Clause 14.1 (Increased Costs),

the Company may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans or give the Agent notice of its intention to replace that Lender in accordance with paragraph (d) below.

(b)           On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)           On the last day of each Interest Period in respect of a Loan outstanding under the Facility in respect of which the Company has given notice under paragraph (a) above (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Loan is outstanding shall repay that Lender’s participation in that Loan.

(d)           The Company may, in the circumstances set out in paragraph (a) above, on 15 Business Days’ prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant to Clause 24 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity selected by the Company which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 24 (Changes to the Lenders) for a purchase price in cash or other cash payment payable at the time of the transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest (to the extent that the Agent has not given a notification under Clause 24.7 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents.

(e)           The replacement of a Lender pursuant to paragraph (d) above shall be subject to the following conditions:

(i)            the Company shall have no right to replace the Agent or the Security Agent;

(ii)           neither the Agent nor any Lender shall have any obligation to find a replacement Lender; and

(iii)          in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents.

8.8         Right of Cancellation of a Defaulting Lender

(a)           If any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender constitutes a Defaulting Lender, give the Agent 15 Business Days’ notice of cancellation of the Available Commitment of that Lender;

(b)           Once notice referred to in paragraph (a) above becomes effective, the Available Commitment of the Defaulting Lender shall be immediately reduced to zero.

(c)           The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above notify all the Lenders.

8.9         Restrictions

(a)           Any notice of cancellation or prepayment given by any Party under this Clause 8 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)           Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)           Unless a contrary indication appears in this Agreement, any part of the Facility which is repaid or prepaid may be reborrowed in accordance with the terms of this Agreement.

(d)           The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)           No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)            If the Agent receives a notice under this Clause 8 it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.

(g)           If all or part of a Loan is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further conditions precedent)), an amount of the Commitments (equal to the Base Currency Amount of the Loan which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment.  Any cancellation under this paragraph (g) shall reduce the Commitments of the Lenders rateably.

(h)           Subject to paragraph (j) below, if it is unlawful for a Borrower to (or procure a Group Company to) make a prepayment under Clause 8.4 (Disposal Proceeds) and for such proceeds to be so applied, the Borrower shall (and shall procure that each Group Company shall) use all reasonable endeavours to overcome the prohibition to enable the relevant prepayment to be made.  If, subject always to the requirement for each Obligor using all reasonable endeavours to overcome the prohibition it continues to be unlawful to make a prepayment under Clause 8.4 (Disposal Proceeds), then such prepayment will not be required to be made until such time as the prohibition no longer applies, at which time the relevant Group Company will immediately apply such amount in prepayment of the relevant facilities in accordance with the other provisions of this Clause 8.

(i)            The provisions of paragraph (h) above shall be subject always to the obligation to use other Group cash which is not subject to similar restrictions to prepay an equivalent amount where the use of such cash would not be materially prejudicial to the overall Group liquidity.

(j)            Prior to the Disposal of any assets located in The Republic of South Africa where proceeds are required to be prepaid in accordance with Clause 8.4 (Disposal Proceeds), the Company shall be required to certify 10 Business Days prior to such disposal that the projected Disposal Proceeds arising therefrom can and shall be applied in accordance with Clause 8.4 (Disposal Proceeds) and deliver evidence to the Agent that such application shall not be unlawful.  To the extent that such application of projected Disposal Proceeds is unlawful, the Company shall not be entitled to dispose of the assets referred to in this paragraph (j) without the prior written consent of the Majority Lenders.  If consent of the Majority Lenders is forthcoming, the provisions of paragraphs (h) and (i) above shall apply.  This paragraph (j) does not apply in the case of Disposal Proceeds applied pursuant to paragraph (c) of Clause 8.4 (Disposal Proceeds) above provided that such prepayment is in accordance with the terms of Clause 8.4 (Disposal Proceeds).

SECTION 5

COSTS OF UTILISATION

9.           INTEREST

9.1         Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)           Margin;

(b)           LIBOR or, in relation to any Loan in Euro, EURIBOR; and

(c)           Mandatory Cost, if any.

9.2         Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of the Interest Period).

9.3         Default interest

(a)           If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate 1.00 per cent. higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably).  Any interest accruing under this Clause 9.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)           Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

9.4         Notification of rates of interest

The Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

10.         INTEREST PERIODS

10.1      Selection of Interest Periods

(a)           A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan.

(b)           Subject to this Clause 10, a Borrower (or the Company) may select an Interest Period of one, two, three or six Months or any other period agreed between the Company and the Agent (acting on the instructions of the Majority Lenders).

(c)           An Interest Period for a Loan shall not extend beyond the Termination Date.

(d)           Each Interest Period for a Loan shall start on the Utilisation Date.

(e)           A Loan has one Interest Period only.

10.2      Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

11.         CHANGES TO THE CALCULATION OF INTEREST

11.1      Absence of quotations

Subject to Clause 11.2 (Market disruption), if LIBOR or, if applicable, EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR or EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

11.2      Market disruption

(a)           If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the rate per annum which is the sum of:

(i)            the Margin;

(ii)           subject to Clause 11.3 (Alternative basis of interest or funding), the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender as certified by it with a copy to the Agent and the Company of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)          the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

(b)           In this Agreement, “Market Disruption Event” means:

(i)            at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR or, if applicable, EURIBOR for the relevant currency and Interest Period; or

(ii)           before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35 per cent. of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR or, if applicable, EURIBOR.

11.3      Alternative basis of interest or funding

(a)           If a Market Disruption Event occurs and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)           Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

11.4      Break Costs

(a)           Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)           Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

12.         FEES

12.1      Commitment fee

(a)           Subject to this Clause 12.1, Sappi Papier Holding GmbH shall pay to the Agent (for the account of each Lender) a fee in the Base Currency computed at a percentage rate per annum on a day to day basis on that Lender’s Available Commitment for the Availability Period equal to 45 per cent. of the applicable Margin (determined in accordance with paragraph (b) below), which would apply to a Loan drawn on that day.

(b)           The accrued commitment fee is payable in arrears from the Signing Date and on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period and on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective for the period up to the date of cancellation.

(c)           No commitment fee is payable to the Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

12.2      Utilisation fee

(a)           Sappi Papier Holding GmbH shall pay to the Agent (for the account of each Lender) an utilisation fee in the Base Currency in respect of such Lender’s participation in the Outstandings computed at the rate of:

(i)            if the Outstandings are in an amount greater than 25 per cent. but less than or equal to 50 per cent. of the maximum amount of the Facility as at the date of this Agreement, 0.5 per cent. per annum of such Lender’s participation in such Outstandings; and

(ii)           if the Outstandings are greater than 50 per cent. of the maximum amount of the Facility as at the date of this Agreement, 1.00 per cent. per annum of such Lender’s participation in such Outstandings.

(b)           This fee is payable on the last day of each successive period of three Months which ends during the Availability Period and on the Termination Date.

12.3      Arrangement and Upfront fee

Sappi Papier Holding GmbH shall pay to the Mandated Lead Arrangers the arrangement and upfront fee in the amount and at the time agreed in the Fee Letters.

12.4      Agency fee

Sappi Papier Holding GmbH shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

13.                               TAX GROSS UP AND INDEMNITIES

13.1                        Definitions

(a)                                 In this Agreement:

“Finance Company” means a finance company within the meaning of article 105 1° c) of the Belgian Royal Decree implementing the Belgian Income Tax Code, as amended from time to time.

“New Qualifying Lender” means a Lender who becomes a Qualifying Lender after Sappi International SA loses the tax status of a Finance Company.

“Non-Treaty Protected Party” means a Protected Party that was a Treaty Lender on the date that it became a Party to this Agreement but which has ceased to be a Treaty Lender as a result of any change after that date in (or in the interpretation, administration, or application of) any law or double taxation agreement or any published practice or published concession of any relevant tax authority.

“Original Qualifying Lender” means a Lender who is a Qualifying Lender prior to Sappi International SA losing the tax status of a Finance Company.

“Protected Party” means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means a Lender which is (on the date a payment falls due) beneficially entitled to that payment without a Tax Deduction (subject to the completion of any necessary procedural formalities).

“Tax Credit” means a credit against, relief or remission for, or repayment of, any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 13.2 (Tax gross-up) or a payment under Clause 13.3 (Tax indemnity).

“Treaty Lender” means a Finance Party which is treated as a resident of a Treaty State for the purposes of an applicable Treaty.

“Treaty State” means a jurisdiction having a double taxation agreement with the Republic of Austria which provides for full exemption from tax on interest (as defined in that double taxation agreement) in the Republic of Austria irrespective of whether the receivable on which such interest is paid is directly or indirectly secured by real estate or other assets qualifying as immovable held by the relevant Obligor (such double taxation agreement being an applicable “Treaty”).

(b)                                 In this Clause 13 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

13.2                        Tax gross-up

(a)                                 Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)                                 An Obligor or a Lender shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. If the Agent receives such notification from a Lender it shall notify the relevant Obligor.

(c)                                  Subject to Clause 13.8 (Exemptions from gross up), if a Tax Deduction is required by law to be made by an Obligor in one of the circumstances set out in paragraph (d) below, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)                                 The circumstances referred to in paragraph (c) above are:

(i)                                     where a person entitled to receive the payment is the Agent, the Security Agent, or the Mandated Lead Arrangers (on their own behalf); or

(ii)                                  where a person entitled to receive the payment is a Lender which is a Qualifying Lender in respect of which the completion of procedural formalities is required before the relevant Obligor can make payments thereto without a Tax Deduction but such procedural formalities have not been completed other than as a result of the failure of the Lender to comply with its obligations under paragraph (g) below (unless such failure results from a failure by any Obligor to comply with any of its obligations under paragraph (g) below or Clause 13.7 (Filings)); or

(iii)                               where a person entitled to receive the payment is a Lender which would have been a Qualifying Lender but for any change after the date of this Agreement in (or in the interpretation, administration, or application of) any law or double taxation agreement or any published practice or published concession of any relevant tax authority; or

(iv)                                where a person entitled to receive the payment is a Lender which would have been a Qualifying Lender but for any change after the date of this Agreement in the position, status or circumstances of any Obligor (including, without limitation, a change in the place or places in which an Obligor is treated as resident for Tax purposes); or

(v)                                   where (a) Sappi International SA for any reason loses the tax status of a Finance Company, including where the status for Finance Companies or the exemption from the requirement to make a Tax Deduction on interest payments made by Finance Companies is abolished and (b) in each case, where no replacement giving equivalent tax status (including exemption from the requirement to make a Tax Deduction) (an “Equivalent Tax Status”) exists and is applied and continues to be applied to Sappi International SA or no other exemption from the requirement to make a Tax Deduction (a “Tax Exemption”) may be applied and continues to be applied to Sappi International SA, and, as a result of such circumstances, a Lender has ceased to be a Qualifying Lender to the extent that this altered status results from such circumstances.  For the avoidance of doubt, this paragraph (d)(v) of Clause 13.2 applies in each of the following circumstances:

(A)                                 with respect to an Original Qualifying Lender, where Sappi International SA for any reason loses (1) the tax status of a Finance Company and/or (2) its Equivalent Tax Status or Tax Exemption, and, in each case, there is no subsequent Equivalent Tax Status or Tax Exemption that may be applied and continues to be applied to Sappi International SA, and as a result of such circumstances, that Lender has ceased to be a Qualifying Lender; and

(B)                                with respect to a New Qualifying Lender, where Sappi International SA for any reason loses its Equivalent Tax Status or Tax Exemption, and there is no subsequent Equivalent Tax Status or Tax Exemption that may be applied and continues to be applied to Sappi International SA, and as a result of such circumstances, that Lender has ceased to be a Qualifying Lender.

(e)                                 If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)                                     Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment in respect of which the Tax Deduction is required evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant tax authority.

(g)                                 A Qualifying Lender and each Obligor which makes a payment to which that Qualifying Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

13.3                        Tax indemnity

(a)                                 Subject to Clause 13.5 (Stamp Taxes), each Obligor shall (within five Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax (other than Tax assessed on it under § 98 para 1 no 5 lit b of the Austrian Income Tax Act (österreichisches Einkommensteuergesetz)) by that Protected Party in respect of a Finance Document.

(b)                                 Subject to Clause 13.5 (Stamp Taxes), each Obligor shall (within five Business Days of demand by the Agent) pay to a Non-Treaty Protected Party an amount equal to the loss, liability or cost which that Non-Treaty Protected Party determines will be or has been (directly or indirectly) suffered by it for, on account of or in relation to, Tax assessed on it under § 98 para 1 no 5 lit b of the Austrian Income Tax Act (österreichisches Einkommensteuergesetz), and shall also pay to that Non-Treaty Protected Party such additional amount as that Non-Treaty Protected Party determines will leave it (after full payment under this paragraph (b)) in the same after-Tax position as it would have been had no such loss, liability or cost been suffered.

(c)                                  Paragraphs (a) and (b) above shall not apply:

(i)                                     with respect to any Tax assessed on a Finance Party:

(A)                                 under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)                                under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)                                  to the extent a loss, liability or cost:

(A)                                 is compensated for by an increased payment under Clause 13.2 (Tax gross-up); or

(B)                                would have been compensated for by an increased payment under Clause 13.2 (Tax gross-up) but was not so compensated solely because none of the circumstances in paragraph (d) of Clause 13.2 (Tax gross-up) existed or applied or because Clause 13.8 (Exemptions from gross up) applied.

(d)                                 A Protected Party making, or intending to make, a claim pursuant to paragraph (a) or (b) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

(e)                                 A Protected Party shall, on receiving a payment from an Obligor under this Clause 13.3, notify the Agent.

13.4                        Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)                                 a Tax Credit is attributable to that Tax Payment; and

(b)                                 that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

13.5                        Stamp Taxes

(a)                                 Sappi Papier Holding GmbH shall pay and, within five Business Days of demand, indemnify each Finance Party against any cost, loss or liability that that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document, Existing Finance Document or other document which relates to any Finance Document, Existing Finance Document or any transaction contemplated by, or referenced in, any Finance Document or Existing Finance Document, provided, however, that Sappi Papier Holding GmbH shall not be so liable to pay and indemnify a Finance Party in respect of any cost, loss or liability that a Finance Party so incurs in relation to the Finance Documents to the extent that such cost, loss or liability results from that Finance Party’s grossly negligent (grob fahrlässig) or wilful (vorsätzlich) breach of its obligations under paragraph (b) below and, provided further that with respect to any Existing Finance Document or any other document which relates to any Existing Finance Document, Sappi Papier Holding GmbH shall indemnify each Finance Party against any cost, loss or liability incurred in relation to Austrian stamp duty only.  A Finance Party which is a party to an Existing Finance Document may only claim under this paragraph (a) with respect to any Austrian stamp duty payable by it in respect of that Existing Finance Document or any other document which relates to that Existing Finance Document to the extent that such Existing Finance Document or other document makes no provision for the indemnification of that Finance Party in respect of such amounts.

(b)                                 No Party shall bring or send to, or otherwise produce in, Austria a Stamp Duty Sensitive Document or communicate in writing other than in compliance with the Stamp Duty Guidelines, in each case other than in the event that:

(i)                                     it does not cause a liability of a Party to pay stamp duty or other Tax in Austria;

(ii)                                  a Party wishes to enforce any of its rights under or in connection with a Finance Document in Austria and is only able to do so (including, without limitation, by reason of any objection or defence raised by an Obligor in any form of proceedings in Austria) by bringing or sending to, or otherwise producing in, Austria a Stamp Duty Sensitive Document and it would not be sufficient for that Party to bring or send to, or otherwise produce in, Austria a document that is not a Stamp Duty Sensitive Document for the purposes of such enforcement; in furtherance of the foregoing, no Party shall (1) object to the introduction into evidence of an uncertified copy of any Stamp Duty Sensitive Document or raise a defence to any action or to the exercise of any remedy on the basis of an original or certified copy of any Stamp Duty Sensitive Document not having been introduced into evidence, unless such uncertified copy actually introduced into evidence does not accurately reflect the content of the original document and (2) if such Party is a party to the proceedings before an Austrian court or authority, contest the authenticity (Echtheit) of an uncertified copy of any such Stamp Duty Sensitive Document, unless such uncertified copy actually introduced into evidence does not accurately reflect the content of the original document; or

(iii)                               a Party is required by law, governmental body, court, authority or agency pursuant to any legal requirement (whether for the purposes of initiating, prosecuting, enforcing or executing any claim or remedy or enforcing any judgment or otherwise) to bring or send a Stamp Duty Sensitive Document into, or otherwise produce a Stamp Duty Sensitive Document in, Austria.

13.6                        Value added tax

(a)                                 All consideration payable under a Finance Document by an Obligor to a Finance Party shall be deemed to be exclusive of any VAT.  If VAT is or becomes chargeable on any supply made by any Finance Party to an Obligor under a Finance Document, that Obligor shall pay to the Finance Party (in addition to and at the same time as paying the consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to that Obligor).

(b)                                 If VAT is or becomes chargeable on any supply made by a Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Subject Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of such VAT.

(c)                                  Where a Finance Document requires an Obligor to reimburse or indemnify a Finance Party for any costs or expenses, that Obligor shall also at the same time reimburse or indemnify (as the case may be) that Finance Party for and against all VAT incurred by that Finance Party in respect of the costs or expenses save to the extent that such Finance Party reasonably determines that it is entitled to repayment or credit in respect of the VAT from the relevant tax authority.

(d)                                 Any reference in this Clause 13.6 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994) or the equivalent in any relevant jurisdiction outside the UK, of such group at such time.

13.7                        Filings

In circumstances where an Obligor is required (or would in the absence of any such filing be required) to make a Tax Deduction, such Obligor and each relevant Finance Party shall make reasonable endeavours following a reasonable request by the relevant Obligor or Finance Party to file such forms and documents as the appropriate tax authority may reasonably require in order to enable such Obligor to make relevant payments under the Finance Documents without having to make such Tax Deduction.

13.8                        Exemptions from gross up

Notwithstanding anything contained in this Clause 13 (Tax gross up and indemnities), no additional amount will be payable to a Lender under Clause 13.2 (Tax gross-up) to the extent that such additional amount would not be payable if that Lender had complied with its obligations under Clause 13.7 (Filings) unless such failure to comply resulted from a failure by any Obligor to comply with any of its obligations under paragraph (g) of Clause 13.2 (Tax gross up) or Clause 13.7 (Filings).

14.                               INCREASED COSTS

14.1                        Increased Costs

(a)                                 Subject to Clause 14.3 (Exceptions), Sappi Papier Holding GmbH shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation occurring after the date of this

Agreement or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)                                 In this Agreement, “Increased Costs” means:

(i)                                     a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)                                  an additional or increased cost; or

(iii)                               a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

14.2                        Increased cost claims

(a)                                 A Finance Party intending to make a claim pursuant to Clause 14 (Increased Costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(b)                                 Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

14.3                        Exceptions

Clause 14 (Increased Costs) does not apply to the extent any Increased Cost is:

(a)                                 attributable to a Tax Deduction required by law to be made by an Obligor;

(b)                                 compensated for by Clause 13.3 (Tax indemnity) (or would have been compensated for under Clause 13.3 (Tax indemnity) but was not so compensated solely because one of the exclusions in paragraph (c) of Clause 13.3 (Tax indemnity) applied);

(c)                                  compensated for by the payment of the Mandatory Cost; or

(d)                                 attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation or failure to comply with any request from or requirement of any central bank or other fiscal, monetary or other authority (whether or not having the force of law).

15.                               OTHER INDEMNITIES

15.1                        Currency indemnity

(a)                                 If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)                                     making or filing a claim or proof against that Obligor; or

(ii)                                  obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within five Business Days of demand, indemnify each Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)                                 Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2                        Other indemnities

Each Obligor will within five Business Days of demand, indemnify each Secured Party against any cost, loss or liability incurred by that Secured Party as a result of:

(a)                                 the occurrence of any Event of Default;

(b)                                 a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 28 (Sharing among the Lenders);

(c)                                  funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in an Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Lender alone); or

(d)                                 a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company.

15.3                        Indemnity to the Agent

Sappi Papier Holding GmbH shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)                                 investigating any event which it reasonably believes is a Default; or

(b)                                 entering into or performing any foreign exchange contract for the purposes of Clause 6 (Optional Currencies); or

(c)                                  acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

16.                               MITIGATION BY THE LENDERS

16.1                        Mitigation

(a)                                 Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 13 (Tax gross up and indemnities), or Clause 14 (Increased Costs) or paragraph 3 of Schedule 4 (Mandatory Cost Formulae) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)                                 Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

16.2                        Limitation of liability

(a)                                 Sappi Papier Holding GmbH shall promptly indemnify each Finance Party, upon presentation of duly documented evidence thereof, for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).

(b)                                 A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might have an adverse effect on its business, operations or financial condition.

17.                               COSTS AND EXPENSES

17.1                        Transaction expenses

Sappi Papier Holding GmbH shall promptly on demand pay the Agent, the Mandated Lead Arrangers and the Security Agent, the amount of all reasonable costs and expenses including legal fees incurred by any of them in connection with the negotiation, preparation, printing, execution, syndication and perfection of:

(a)                                 this Agreement and any other documents referred to in this Agreement and the Transaction Security; and

(b)                                 any other Finance Documents executed after the date of this Agreement,

notwithstanding if no Utilisation is made under this Agreement.

17.2                        Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 29.10 (Change of currency), Sappi Papier Holding GmbH shall, within three Business Days of demand, reimburse each of the Agent and the Security Agent for the amount of all reasonable costs and expenses (including legal fees) incurred by the Agent and the Security Agent (and the in the case of the Security Agent, by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

17.3                        Enforcement costs

Sappi Papier Holding GmbH shall, within three Business Days of demand, pay to each Secured Party the amount of all costs and expenses (including legal and court fees) incurred by that Secured Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document and the Transaction Security.

SECTION 7

GUARANTEE

18.                               GUARANTEE AND INDEMNITY

18.1                        Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)                                 guarantees to each Finance Party punctual performance by each Borrower of all that Borrower’s obligations under the Finance Documents;

(b)                                 undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay the amount so demanded as if it was the principal obligor; and

(c)                                  as an independent and primary obligation, indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party (i) if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal or (ii) by operation of law.  The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

18.2                        Continuing guarantee: nature of guarantee

(a)                                 This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

(b)                                 Notwithstanding anything to the contrary herein or in any other of the Finance Documents, this guarantee is meant to be and shall be interpreted as “abstract guarantee” (abstrakter Garantievertrag) and the obligations of the Guarantors hereunder shall be obligations of the Guarantors as principal debtors and not as sureties (Buergschaft) and not as a joint obligation as a borrower (Mitschuldner) and the Guarantors undertake to pay the amounts so demanded under or pursuant to this guarantee unconditionally, irrevocably, upon first demand and without raising any defences or objections, set-off or counterclaim and without verification of the legal ground (unbedingt, unwiderruflich, auf erste Aufforderung und unter Verzicht auf alle Einwendungen oder Einreden, ohne Aufrechnung oder die Geltendmachung von Gegenforderungen und ohne Prüfung des Rechtsgrunds).

18.3                        Reinstatement

If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)                                 the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)                                 each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

18.4                        Waiver of defences

The obligations of each Guarantor under this Clause 18 (Guarantee and indemnity) will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 18 (Guarantee and indemnity) (without limitation and whether or not known to it or any Finance Party) including:

(a)                                 any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)                                 the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any Group Company;

(c)                                  the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)                                 any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)                                 any amendment, novation, supplement, extension (whether of maturity or otherwise) or restatement (in each case however fundamental and of whatsoever nature) or replacement of a Finance Document or any other document or security;

(f)                                     any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)                                 any insolvency or similar proceedings.

18.5                        Guarantor Intent

Without prejudice to the generality of Clause 18.4 (Waiver of defences), each Guarantor expressly confirms that subject to the limitations contained in this Clause 18 (Guarantee and indemnity), it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

18.6                        Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 18.  This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

18.7                        Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)                                 refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)                                 hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 18 (Guarantee and indemnity).

18.8                        Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or arising, under this Clause 18 (Guarantee and indemnity):

(a)                                 to be indemnified by an Obligor;

(b)                                 to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)                                  to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)                                 to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 18.1 (Guarantee and indemnity);

(e)                                 to exercise any right of set-off against any Obligor; and/or

(f)                                     to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 29 (Payment Mechanics).

18.9                        Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other Disposal of that Retiring Guarantor (or for any other reason) then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)                                 that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)                                 each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

18.10                 Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

18.11                 Belgian Guarantee Limitation

In the case of a Belgian Guarantor, with respect to the obligations of any Obligor which is not a Subsidiary of such Belgian Guarantor, its liability under this Clause 18 (Guarantee and indemnity) shall be limited, at any time, to a maximum aggregate amount equal to the greater of:

(a)                                 an amount equal to 90% of such Belgian Guarantor’s net assets (as determined in accordance with article 617 of the Belgian Companies Code and accounting principles generally accepted in Belgium, but not taking intra-group debt into account as debts) as shown by its most recent audited annual financial statements on the date on which the relevant demand is made; and

(b)                                 the aggregate amount outstanding on the date on which the relevant demand is made of (a) the principal amount borrowed by the Belgian Guarantor pursuant to this Agreement and (b) the aggregate amount of any intra-group loans or facilities made to it by any Group Company directly and/or indirectly using all or part of the proceeds of the Facility (whether or not such intra-group loan is retained by the Belgian Guarantor for its own purposes or on-lent to a Subsidiary of such Belgian Guarantor, but for the avoidance of doubt excluding any intra-group loan on-lent to any other Group Company).

18.12                 Austrian Guarantee Limitation

(a)                                 Nothing in this Agreement shall be construed to create any obligation of an Austrian Guarantor to act in violation of mandatory Austrian capital maintenance rules (Kapitalerhaltungsvorschriften), including, without limitation, § 82 et seq. of the Austrian Act on Limited Liability Companies (Gesetz über Gesellschaften mit beschränkter Haftung — GmbHG) and § 52 et seq. of the Austrian Act on Joint Stock Companies (Aktiengesetz-AktG) (the “Austrian Capital Maintenance Rules”), and all obligations of an Austrian Guarantor under this Agreement shall be limited in accordance with Austrian Capital Maintenance Rules.

(b)                                 If and to the extent the payment obligations of an Austrian Guarantor under this Agreement would not be permitted under Austrian Capital Maintenance Rules or would render the directors of an Austrian Guarantor or of the general partner of an Austrian Guarantor (as applicable) personally liable pursuant to Austrian law to any of the creditors of that Austrian Guarantor or of the general partner (as applicable) as a consequence of paying such amount, then such payment obligations shall be limited to the maximum amount permitted to be paid which would not trigger such directors’ liability, provided that the amount payable shall not be less than (i) that Austrian Guarantor’s balance sheet profit (including retained earnings) (Bilanzgewinn) as defined in § 224 (3) lit A no. IV of the Austrian Enterprise Code (Unternehmensgesetzbuch — UGB) as calculated by reference to the most recent (audited, if applicable) financial statements of that Austrian Guarantor then available, plus (ii) any other amounts which are freely available for distribution to the shareholder(s) or partner(s) (as applicable) of that Austrian Guarantor and to the shareholders of that Austrian Guarantor’s partners under the GmbHG or AktG (as the case may be) and the UGB at the time or times payment under or pursuant to this Agreement is requested from an Austrian Guarantor, plus, (iii) to the extent applicable, the equivalent in the Base Currency of the aggregate Utilisations (plus any accrued interest, commission and fee thereon) borrowed by that Austrian Guarantor and/or its partners in its capacity as Borrower, plus (iv) to the extent applicable, the equivalent in the Base Currency of the aggregate Utilisations (plus any accrued interest, commission and fees thereon) borrowed by any other Obligor under this Agreement and made available to that Austrian Guarantor and/or its partners and/or its Subsidiaries plus (v) the amount of any indebtedness capable of being discharged by way of setting-off that Austrian Guarantor’s recourse claim following an enforcement of this guarantee against any indebtedness owed by that Austrian Guarantor to another Obligor.

18.13                 Dutch Guarantee Limitation

Notwithstanding any other provision of this Agreement, the guarantee, indemnity and other obligations of any Dutch Guarantor under this Clause 18 (Guarantee and indemnity) shall be deemed not to be given to the extent that the same would constitute unlawful financial assistance within the meaning of article 2:98c and/or 2:207c of the Dutch Civil Code or any other applicable financial assistance rules under any applicable law and the provisions of this Clause 18 (Guarantee and indemnity) and other provisions of this Agreement shall be construed accordingly.

18.14                 Finnish Guarantee Limitation

(a)                                 The liabilities and obligations guaranteed by a Finnish Guarantor in its capacity as Guarantor under this Clause 18 (Guarantee and indemnity) shall not include, and no Finnish Guarantor shall be liable to perform or be deemed to have undertaken any liability or obligation in respect of, any liability or obligation the guaranteeing of which would be contrary to or would constitute a breach of mandatory provisions or principles of Finnish law, (including without limitation (i) Chapter 13, Section 1 of the Finnish Companies Act (1.9.2006/624, as amended) regulating distribution of assets and (ii) other applicable mandatory provisions of Finnish corporate law.

(b)                                 Furthermore, the maximum amount payable at any time by a Finnish Guarantor under the Agreement shall not exceed an amount equal to the higher of the following:

(i)                                     the aggregate amount of (i) the aggregate amount on the date of the Agreement, or on the date on which the Finnish Guarantor became a Finnish Guarantor, if later, owing by that Finnish Guarantor (directly or indirectly) to the Borrowers under any intragroup loan agreement or loan agreements between that Finnish Guarantor and one or more of the Borrowers (or any direct or indirect subsidiary of any Borrower) existing on the date hereof or on the date on which the Finnish Guarantor became a Finnish Guarantor, if later, and (ii) the aggregate amount of funds available for distribution as a dividend of that Finnish Guarantor according to the Finnish Companies Act on the date on which any guaranteed party exercises any of its rights, remedies, powers or discretions under any guarantee provided by that Finnish Guarantor pursuant to the Agreement; or

(ii)                                  the aggregate amount of (i) the aggregate amount owing by a Finnish Guarantor (directly or indirectly) to the Borrowers under any intragroup loan agreement or loan agreements between that Finnish Guarantor and one or more of the Borrowers (or any direct or indirect subsidiary of any Borrower) existing on the date on which any guaranteed party exercises any of its rights, remedies, powers or distributions under any guarantee provided by that Finnish Guarantor pursuant to the Agreement and (ii) the aggregate amount of funds available for distribution as a dividend of that Finnish Guarantor according to the Finnish Companies Act on the date on which any guaranteed party exercises any of its rights, powers or discretions under any guarantee provided by that Finnish Guarantor pursuant to the Agreement; or

(iii)                               any higher amount (based on any direct or indirect economic and operational benefit to that Finnish Guarantor derived under this Agreement) to the extent not prohibited by Chapter 13, Section 1 of the Finnish Companies Act,

in each case less the aggregate amount at that time already paid or payable by that Finnish Guarantor under any claim made under any guarantee under the Agreement.

18.15                 Guarantee limitations for German Guarantors

(a)                                 Each Finance Party agrees that the enforcement of the guarantee and indemnity pursuant to this Clause 18 (Guarantee and indemnity), other than in respect of Loans made available to such Guarantor or to a Subsidiary of such Guarantor by a Lender, shall be limited, in relation to any Guarantor which is a German limited liability company (Gesellschaft mit beschränkter Haftung — GmbH) or a limited partnership (Kommanditgesellschaft) with a GmbH as its sole general partner (Komplementär) (GmbH & Co. KG) (the “Affected German Guarantor”), to the extent that payment under that guarantee and indemnity would:

(i)                                     where the Affected German Guarantor is a GmbH, cause the Affected German Guarantor’s net assets as per the date of enforcement of this guarantee and indemnity (the “Relevant Net Assets”) to fall below its registered share capital (Stammkapital); or

(ii)                                  where the Affected German Guarantor is a GmbH & Co. KG, would give rise to a claim against its general partner (Komplementär) exceeding the latter’s Relevant Net Assets not required to cover its registered share capital (Stammkapital), and, in each case, thereby cause a violation of section 30 of the German Limited Liabilities Company Act (as amended from time to time) or, where the Relevant Net Assets are already lower than its registered share capital cause such amount to be further reduced.

(b)                                 For the purposes of the calculation of the limitation pursuant to paragraph (a) above, the following balance sheet items shall be adjusted as follows:

(i)                                     the amount of any increase of the stated share capital (Stammkapital) of the Affected German Guarantor or its general partner (Komplementär), effected after the date of this Agreement without the prior written consent of the Security Agent shall be deducted from the relevant stated share capital;

(ii)                                  loans provided to the Affected German Guarantor by a Group Company shall be disregarded if such loans are subordinated within the meaning of Section 39 subsection 2 German Insolvency Code (InsO); and

(iii)                               loans and other liabilities incurred in violation of the provisions of this Agreement shall be disregarded,

(c)                                  In case of an enforcement of the guarantee pursuant to this Clause 18 (Guarantee and indemnity), the Affected German Guarantor shall (upon the written request of the Security Agent and to the extent legally permitted) for the purposes of the determination of the Relevant Net Assets dispose of all assets which are shown in the balance sheet of the Affected German Guarantor with a book value (Buchwert) which is significantly lower than the market value of such assets to the extent that such assets are not necessary for the Affected German Guarantor’s business (nicht betriebsnotwendig).

(d)                                 The limitations set out in this Clause 18.15 shall not apply:

(i)                                     to any amounts due and payable under the guarantee and indemnity pursuant to this Clause 18 (Guarantees and Indemnity) which relate to funds which have been on-lent to the Affected German Guarantor or to any of its Subsidiaries and are still outstanding; or

(ii)                                  if following notification by the Security Agent to the Affected German Guarantor of claims raised under the guarantee and indemnity pursuant to this Clause 18 (Guarantee and indemnity), the Affected German Guarantor does not provide evidence satisfactory to the Security Agent (acting reasonably), including in particular interim financial statements, within 30 days after the date of such notification, or if after receipt of such unaudited statements notification is given by the Security Agent to the Affected German Guarantor to provide audited financial statements up to the end of that same calendar month and such audited financial statements are not provided within 60 days after the date of such notification.

(e)                                 No reduction of the amount enforceable under this guarantee in accordance with the above limitations will prejudice the rights of the Finance Parties to continue enforcing the guarantee (subject always to the operation of the limitation set out above at the time of such enforcement) until full satisfaction of the guaranteed claims.

18.16                 Guarantee Limitations for US Guarantors

Notwithstanding any other provision of this Agreement, the guarantee, indemnity and other obligations of any US Guarantor under this Clause 18 (Guarantee and indemnity) shall not exceed the maximum aggregate amount of the obligations of such US Guarantor under this Clause 18 (Guarantee and indemnity) that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, that, solely for calculating such maximum aggregate amount with respect to each US Guarantor, any assets or liabilities of such US Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such US Guarantor.

18.17                 General Limitation

Without prejudice and in addition to any limitation on the liability of any Additional Guarantor otherwise provided for herein, the liability of each Additional Guarantor under this guarantee shall not at any time exceed the lower of the amount of that Additional Guarantor’s outstanding indebtedness (excluding for this purpose any indebtedness owing by one Group Company to another Group Company) and any limits imposed upon its maximum liability under this guarantee by mandatory applicable law.

18.18                 Limitations on Guarantee by Additional Guarantors

The guarantee of any Additional Guarantor that is not an Austrian Guarantor, a Belgian Guarantor, a Dutch Guarantor, a Finnish Guarantor, a German Guarantor or a US Guarantor shall be subject to any limitation relating to that Additional Guarantor as set out in any relevant Accession Letter and agreed by the Agent (acting reasonably).

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

19.          REPRESENTATIONS

Each Obligor (except as otherwise provided herein) makes the representations and warranties set out in this Clause 19 to each Finance Party on the date of this Agreement.

19.1        Status

(a)           It is a corporation or limited partnership, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)           It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

19.2        Binding obligations

(a)           The obligations expressed to be assumed by it in each Finance Document are, subject to the Reservations, legal, valid and binding obligations enforceable in accordance with their terms.

(b)           Without limiting the generality of paragraph (a) above, each Transaction Security Document to which it is a party creates, subject to the Reservations, the security interests which that Transaction Security Document purports to create and those security interests are valid and effective.

19.3        Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents and the granting of the Transaction Security do not and will not conflict with:

(a)           any law or regulation applicable to it;

(b)           the constitutional documents of any Group Company; or

(c)           to an extent which could reasonably be expected to have a Material Adverse Effect, any agreement or instrument binding upon it or any Group Company or any of its assets.

19.4        Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery by it of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

19.5        Validity and admissibility in evidence

Subject to the Reservations, all Authorisations required or desirable:

(a)           to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)           to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

19.6        Governing law and enforcement

Subject to the Reservations:

(a)           the choice of the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation; and

(b)           any judgment obtained in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

19.7        Deduction of Tax

It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

19.8        No filing or stamp taxes

Subject to the Reservations, under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents (other than (i) Austrian stamp duty that may become payable if any Stamp Duty Sensitive Document is brought into or produced in Austria, (ii) a Euro 0.15 documentary duty in accordance with the Belgian Code on certain Rights and Taxes (Wetboek diverse rechten en taksen / Code des droits et taxes divers) for each copy of each Finance Document executed in Belgium and/or, (iii) reasonable notary fees and immaterial registration fees to be paid in connection with the registration of the Dutch Security Documents).

19.9        No Default

(a)           No Event of Default and, on the Signing Date, no Default, is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)           No other event or circumstance is outstanding which constitutes a default or termination event (however described) under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which has or is reasonably likely to have a Material Adverse Effect.

19.10      No misleading information

(a)           The factual information contained in the Information Package was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)           Any financial projection or forecast contained in the Information Package or the Base Case Model has been prepared on the basis of recent historical information and on the basis of assumptions which have been carefully considered by the management of the Company and are considered by them to be fair and reasonable (at the date of the relevant report or document containing the projection or forecast).

(c)           Any expressions of opinion or intention provided in the Information Package represent the honestly held opinion or view of the relevant Obligor or the Company and were made after careful consideration and were based on grounds believed by that Obligor or the Company to be reasonable.

(d)           Nothing has occurred or has arisen and no information has been omitted from the Information Package and no information has been given or withheld that results in the information contained in the Information Package being untrue or misleading in any material respect.

(e)           All other written information provided by any Group Company (including its advisers) to a Finance Party was true, complete and accurate in all material respects as at the date it was provided and was not misleading in any material respect as at the date it was provided.

19.11      Financial statements

(a)           Its Original Financial Statements (if any) were prepared in accordance with Applicable Accounting Principles consistently applied.

(b)           In the case of Sappi Maastricht BV, Sappi Nijmegen BV, Sappi Deutschland Holding GmbH, SD Warren Company, Sappi Netherlands BV, the Company and Sappi Papier Holding GmbH, its unaudited Original Financial Statements (if any) fairly represent its financial condition and results of operations as at the end of and for the relevant Financial Year, or such other period, as the case may be.

(c)           Other than in the case of Sappi Maastricht BV, Sappi Nijmegen BV, Sappi Deutschland Holding GmbH, SD Warren Company, Sappi Cloquet LLC and Sappi Netherlands BV its audited Original Financial Statements give a true and fair view of its financial condition and results of operations as at the end of and for the relevant financial year.

(d)           The Base Case Model was prepared in accordance with GAAP consistently applied.

(e)           Its most recent financial statements delivered pursuant to Clause 20.1 (Financial statements):

(i)            have been prepared in accordance with Applicable Accounting Principles; and

(ii)           give a true and fair view of (if audited) or fairly represent (if unaudited) its consolidated financial condition as at the end of, and consolidated results of operations for, the period to which they relate.

19.12      No Material Adverse Effect

Since 28 June 2009 there has been no material adverse change in the business, condition (financial or otherwise), operations or performance of the Group Companies (taken as a whole).

19.13      Business Authorisations

Each Authorisation required by each Group Company in connection with its business has been obtained or effected and each Group Company is in full compliance with the same, save where failure to obtain or effect such Authorisation or non-compliance with such Authorisation is not reasonably likely to have a Material Adverse Effect.

19.14      Pari passu ranking

Subject to the Reservations, the Transaction Security has or will have the ranking in priority which it is expressed to have in the Transaction Security Documents and is not subject to any prior ranking or pari passu ranking Security, save to the extent that such Transaction Security secures other Senior Creditors on a pari passu basis in accordance with the terms of the Intercreditor Agreement.

19.15      Environmental compliance

Each Group Company has complied in all respects with all Environmental Law save to the extent that non-compliance would not reasonably be likely to have a Material Adverse Effect.

19.16      Security and Financial Indebtedness

(a)           Save for the Existing Security, no Security exists over all or any of the assets of any Group Company other than as permitted in this Agreement.

(b)           No Group Company has any Financial Indebtedness outstanding other than as permitted pursuant to Clause 22.9 (Financial Indebtedness).

19.17      Environmental claim

No Environmental Claim has been commenced where that claim would be reasonably likely to have a Material Adverse Effect.

19.18      Intellectual Property

It and each of its Subsidiaries:

(a)           is the legal and beneficial owner of or has licensed to it on normal commercial terms all the Intellectual Property which is material in the context of its business and which is required by it in order to carry on its business as it is being conducted;

(b)           does not, in carrying on its business, infringe any Intellectual Property of any third party; and

(c)           has taken all formal or procedural actions (including payment of fees) required to maintain any material Intellectual Property owned by it,

in each case where failure to do so has or is reasonably likely to have a Material Adverse Effect.

19.19      Shares

The shares of any Group Company which are subject to the Transaction Security are fully paid (except for the shares of Sappi MagnoStar GmbH) and not subject to any option to purchase or similar rights.  The constitutional documents of companies whose shares are subject to the Transaction Security do not and could not reasonably be expected to restrict or inhibit any transfer of those shares on creation or enforcement of the Transaction Security.

19.20      Group Structure Chart

(a)           The Group Structure Chart is true, complete and accurate in all material respects and shows each Group Company, including current name, its jurisdiction of incorporation and/or establishment, and indicates whether a company is dormant or is not a company with limited liability.

(b)           The accompanying list of shareholders of each Obligor (other than from the Company) and list of intra-group loans which have been disclosed to the Finance Parties on or prior to the date of this Agreement is, in each case, true, complete and accurate as at the date it is given.

19.21      Centre of main interests and establishments

For the purpose of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”), each Obligor having its registered office in a member state of the European Union has its centre of main interest (as that term is used in Article 3(1) of the Regulation) situated in that jurisdiction and it has no “establishment” (as that term is used in Article 2(h) of the Regulations) in any other jurisdiction.

19.22      Pensions

The pension schemes for the Group are operated in accordance with the requirements of applicable law and are fully funded to the extent required by law or otherwise to comply with the requirements of any law applicable in the jurisdiction in which the relevant pension scheme is maintained, in each case, where failure to do so has or is reasonably likely to have a Material Adverse Effect.

19.23      Taxation

(a)           It is not (and none of its Subsidiaries is) materially overdue in the filing of any Tax returns and it is not (and none of its Subsidiaries is) overdue in the payment of any material amount in respect of Tax.

(b)           No claims or investigations are being, or are reasonably likely to be, made or conducted against it (or any of its Subsidiaries) with respect of Taxes such that a liability of, or a claim against, any Group Company is reasonably likely to arise which has, or is reasonably likely to have, a Material Adverse Effect.

19.24      Insolvency

No:

(a)           corporate action, legal proceeding or other formal procedure or convening of a meeting described in Clause 23.7 (Insolvency proceedings); or

(b)           creditor’s process described in Clause 23.8 (Creditor’s process),

has been taken or, to the knowledge of the Company, threatened in relation to any Obligor or Material Subsidiary or Sappi Manufacturing and none of the circumstances described in Clause 23.6 (Insolvency) applies to any Obligor or Material Subsidiary or Sappi Manufacturing.

19.25      No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which are reasonably likely to be adversely determined and which, if so determined, are reasonably likely to have a Material Adverse Effect have been started or formally threatened in writing against any Group Company.

19.26      Representations relating to Guarantee by Austrian Guarantors

Each Austrian Guarantor makes the following representations and warranties to each Finance Party:

(a)           it has performed its own independent investigation into the financial and commercial standing, creditworthiness, and legal status of the other Obligors and has not relied on any information from the Agent, any of the Mandated Lead Arrangers or any Lender in this respect;

(b)           any and all transactions entered into by the Austrian Guarantor in connection with the Finance Documents have been entered into on arm’s length terms and for the corporate benefit of the Austrian Guarantor;

(c)           it has checked and verified using the diligence of a prudent businessman that on the date hereof it is (or would be) in a financial position to comply with its obligations under Clause 18 (Guarantee and indemnity); and

(d)           the guarantee is entered into in compliance with Austrian Capital Maintenance Rules and against adequate consideration and in consideration for assuming the obligations (Verpflichtungen) and liabilities (Haftungen) under Clause 18 (Guarantee and indemnity), the Guarantor receives an adequate arm’s length guarantee fee (Avalprovision).

19.27      Representation relating to Austrian Borrower

Each Austrian Borrower represents and warrants to each Finance Party that it is acting as principal and for its own account and not as an agent or trustee or in any other capacity on behalf of any other party.

19.28      Representation relating to the Belgian Borrower

Sappi International SA meets the conditions of a finance company set forth in article 105 1° c) of the Belgian Royal Decree implementing the Belgian Income Tax Code.

19.29      Good title to assets

It and each of its Material Subsidiaries has good, valid and marketable title to, or valid leases and licenses of, or is otherwise entitled to use, all material assets necessary to carry on its business as it is being, and is proposed to be, conducted.

19.30      Obligors

(a)           (Other than the Company) it is 100 per cent. directly or indirectly beneficially owned by the Company.

(b)           Each Material Subsidiary is an Obligor.

19.31      No immunity in any legal process

No Obligor is entitled to immunity from suit, execution, attachment or other legal process in its jurisdiction of incorporation or England.

19.32      Times when representations made

(a)           Except as otherwise provided herein, the representations and warranties set out in this Clause 19 (except for Clause 19.10 (No misleading information)) are made by each Original Obligor on the Signing Date.

(b)           The representations and warranties set out in Clause 19.10 (No misleading information) are deemed to be made by each Obligor:

(i)            with respect to the Information Memorandum, on the date on which the Information Memorandum is approved by the Company, (save as disclosed in writing to the Agent prior to such date) on any later date on which the Information Memorandum is released to the Mandated Lead Arrangers for distribution in connection with syndication and (save as disclosed in writing to the Agent prior to the Syndication Date) the Syndication Date; and

(ii)           with respect to the Base Case Model, on the date of this Agreement, (save as disclosed in writing to the Agent prior to such date) on any later date on which the Base Case Model is released to the Mandated Lead Arrangers for distribution in connection with syndication and (save as disclosed in writing to the Agent prior to the Syndication Date) the Syndication Date, in each case by reference to the facts and circumstances then existing.

(c)           The Repeating Representations are deemed to be made by each Obligor on the date of each Utilisation Request and the first day of each Interest Period, by reference to the facts and circumstances then existing.

(d)           The Repeating Representations and the representations and warranties set out in Clause 19.5 (Validity and admissibility in evidence) and Clause 19.8 (No filing or stamp taxes) are deemed to be made by each Additional Obligor on the day on which it becomes an Additional Obligor (or it is proposed that it becomes an Additional Obligor), by reference to the facts and circumstances then existing.

(e)           The representation and warranty set out in paragraph (e) of Clause 19.11 (Financial statements) is deemed to be made by each Obligor on the date of supply of each set of financial statements under paragraph (a) of Clause 20.1 (Financial statements) and paragraph (c) of Clause 20.1 (Financial statements).

20.          INFORMATION UNDERTAKINGS

20.1        Financial statements

The Company shall supply to the Agent in sufficient copies for all the Lenders:

(a)           as soon as the same become available, but in any event within 120 days after the end of each of its financial years the audited consolidated financial statements (including a profit and loss statement, a cash flow statement and balance sheet) of the Group;

(b)           as soon as the same become available, but in any event within 180 days after the end of each of their financial years, the audited unconsolidated financial statements (including a profit and loss statement, a cashflow statement and balance sheet) of each of the Company, Sappi Papier Holding GmbH, Sappi International SA and (to the extent it remains a Group Company) SD Warren Company and (if required to be produced by law) each other Obligor for that financial year;

(c)           as soon as the same become available, but in any event within 45 days of each Quarter Date, the unaudited consolidated interim report for the Group for the period of three months ending on such Quarter Date; and

(d)           as soon as the same become available, but in any event within 75 days of each Quarter Date, the unaudited consolidated interim report for Sappi Papier Holding GmbH for the period of three months ending on such Quarter Date.

20.2        Compliance Certificate

(a)           The Company shall supply to the Agent, with each set of financial statements or interim report of the Group delivered pursuant to paragraphs (a) or (c) of Clause 20.1 (Financial statements), a Compliance Certificate signed by two directors each of whom must be either a director of Sappi International SA or a director of Sappi Papier Holding GmbH setting out (in reasonable detail) computations as to compliance with Clause 21 (Financial Covenants) as at the date as at which those financial statements were drawn up and confirmation that no Default is continuing or, if a Default is continuing, specifying that Default and giving reasonable details as to the steps being taken to remedy it.

(b)           The Compliance Certificate delivered with the financial statements delivered pursuant to paragraph (a) of Clause 20.1 (Financial statements) shall also set out the Material Subsidiaries and show in reasonable detail the computations for determination thereof.

(c)           The Compliance Certificate delivered with the financial statements delivered pursuant to paragraph (c) of Clause 20.1 (Financial statements) shall also set out:

(i)            the earnings before interest, tax, depreciation and amortisation (calculated on the same basis as EBITDA, as defined in Clause 21 (Financial Covenants)) of each Excluded Subsidiary as a percentage of the consolidated EBITDA (as defined in Clause 21 (Financial Covenants)) of the Group;

(ii)           the gross assets of each Excluded Subsidiary as a percentage of the consolidated gross assets of the Group; and

(iii)          computations for determination and compliance with the Guarantor Coverage Test including details of the EBITDA and consolidated gross assets of Guarantors which are members of the Guarantor Coverage Group as a percentage of the EBITDA and consolidated gross assets of the Guarantor Coverage Group, in each case, showing in reasonable detail the computations for determination thereof.

20.3        Requirements as to financial statements

(a)           Each set of financial statements of the Group delivered by the Company pursuant to paragraphs (a) or (c) of Clause 20.1 (Financial statements) shall be certified by two directors of the Company as fairly representing the financial condition of the Group as at the date as at which those financial statements were drawn up.

(b)           The Company shall procure that each set of financial statements or interim report delivered pursuant to Clause 20.1 (Financial statements) is prepared using the Applicable Accounting Principles for those financial statements or interim report unless, in relation to any set of financial statements or interim report, it notifies the

Agent that there has been a material change in GAAP, or the accounting practices or reference periods and its auditors deliver to the Agent:

(i)            a description of any change necessary for those financial statements to reflect the Applicable Accounting Principles; and

(ii)           sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 21 (Financial Covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements or interim report and the Original Financial Statements.

The reference in Clause 21.3 (Financial testing and Adjustments) to each of the financial statements and interim reports delivered pursuant to this Clause 20 (Information Undertakings) shall be construed as a reference to such financial statements and interim reports as adjusted to reflect the Applicable Accounting Principles.

(c)           If the Company notifies the Agent of a change in accordance with paragraph (b) above then the Company and Agent shall enter into negotiations in good faith with a view to agreeing:

(i)            whether or not the change might result in any material alteration in the commercial effect of any of the terms of this Agreement; and

(ii)           if so, any amendments to this Agreement which may be necessary to ensure that the change does not result in any material alteration in the commercial effect of those terms.

If any amendments are agreed in accordance with this paragraph (c) they shall take effect and be binding on each of the Parties in accordance with their terms.

20.4        Information: miscellaneous

(a)           Each Obligor shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(i)            evidence that the auditors of the Company have reviewed the financial covenant calculations in each Compliance Certificate delivered with the annual consolidated financial statements of the Group and have issued an agreed upon procedures report in respect of such calculations in the terms of the international standard on related services (ISRS 4400) by no later than the date of the release of the annual report of the Group in respect of that financial year;

(ii)           an annual update (comprising the management case and bank case three year forecasts for the Group) (the “Annual Update”) by no later than the date which is 30 days after the beginning of each financial year of the Company;

(iii)          all documents dispatched by it to its shareholders (or any class of them) or its creditors generally (or any class of them) at the same time as they are dispatched;

(iv)           promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings (including an Environmental Claim) which are formally threatened in writing pending or current against any

Group Company which are reasonably likely to be adversely determined and which, if so determined, are reasonably likely to have a Material Adverse Effect; and

(v)            promptly, such further information regarding the Charged Property, financial condition, business and operations of the Group as any Lender (through the Agent) may reasonably request.

(b)           The Company shall ensure that the chief financial officer or the group treasurer of the Group participate in an annual presentation (which may be by way of conference call) on the Group to the Lenders.

20.5        Notification of default

(a)           Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless the Agent has received such notification from another Obligor).

(b)           Promptly upon a request by the Agent, the Company shall supply to the Agent a certificate signed by a director or senior officer on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

20.6        Change in Material Subsidiaries

The Company shall set out in the Compliance Certificate supplied with each set of financial statements delivered pursuant to paragraph (a) of Clause 20.1 (Financial statements) the identity and details of the Material Subsidiaries.

20.7        “Know your customer” checks

(a)           If:

(i)            the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)           any change in the status of an Obligor after the date of this Agreement; or

(iii)          a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)           Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

20.8        Websites

(a)           The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Company and the Agent (the “Designated Website”) if:

(i)            the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)           both the Company and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)          the information is in a format previously agreed between the Company and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Company accordingly and the Company shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Company shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)           The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Agent.

(c)           The Company shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)            the Designated Website cannot be accessed due to technical failure;

(ii)           the password specifications for the Designated Website change;

(iii)          any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)           any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)            the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Company notifies the Agent under paragraph (c)(i)or paragraph (c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)           Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall comply with any such request within ten Business Days.

21.          FINANCIAL COVENANTS

21.1        Financial covenants

The Company shall ensure that:

(a)           the ratio of EBITDA to Consolidated Net Interest Expense as at the end of the Relevant Period ending on the last day of each Quarter specified in Column A shall not be less than the ratio specified opposite the date in Column B below:

Column A (last day of the relevant Quarter)	Column B
27 September 2009	2.00 : 1
27 December 2009	2.00 : 1
28 March 2010	2.00 : 1
27 June 2010	2.00 : 1
26 September 2010	2.00 : 1
2 January 2011	2.00 : 1
3 April 2011	2.00 : 1
3 July 2011	2.00 : 1
2 October 2011	2.25 : 1
1 January 2012	2.25 : 1
1 April 2012	2.25 : 1
1 July 2012	2.50 : 1
30 September 2012	2.50 : 1

(b)           the ratio of Net Debt as at the end of any Relevant Period ending on the last day of each Quarter specified in Column A below to EBITDA for the Relevant Period shall not exceed the ratio specified opposite the date in Column B below:

Column A (last day of the relevant Quarter)	Column B
27 September 2009	6.00 : 1
27 December 2009	6.00 : 1

Column A (last day of the relevant Quarter)	Column B
28 March 2010	5.50 : 1
27 June 2010	5.25 : 1
26 September 2010	5.00 : 1
2 January 2011	5.00 : 1
3 April 2011	5.00 : 1
3 July 2011	5.00 : 1
2 October 2011	4.50 : 1
1 January 2012	4.25 : 1
1 April 2012	4.25 : 1
1 July 2012	4.25 : 1
30 September 2012	4.00 : 1

(c)           the aggregate Capital Expenditure of the Group (other than Capital Expenditure funded by the retention of the proceeds of disposals in accordance with Clause 8.4 (Disposal Proceeds)), in respect of any Financial Year specified in Column 1 below shall not exceed the amount set out in Column 2 opposite that Financial Year where the ratio of Net Debt to EBITDA specified in the latest Compliance Certificate supplied pursuant to paragraph (a) of Clause 20.2 (Compliance Certificate) exceeds 4 : 1 (the “Capex Restriction”).

Column 1	Column 2
Financial Year ending	Capital Expenditure
2009	US$175 million
2010	US$268 million
2011	US$266 million
2012	US$262 million

If in any Financial Year which is subject to the Capex Restriction (the “Original Financial Year”) the amount of Capital Expenditure is less than the maximum amount permitted for that Original Financial Year, the amount of such difference may be carried forward to future Financial Years to make Capital Expenditures in such Financial Years.

21.2        Financial definitions

“Capital Expenditure” means any expenditure or obligation in respect of expenditure which, in accordance with the Applicable Accounting Principles, is treated as capital expenditure

(and including the capital element of any expenditure or obligation incurred in connection with a finance lease).

“Consolidated Net Interest Expense” means, without double counting, in relation to any Relevant Period, the aggregate of:

(a)           all interest (excluding any interest on the proceeds of the Bonds whilst such proceeds are in an escrow account), commissions, fees, discounts, prepayment fees, provisions and other financing charges (for the avoidance of doubt, excluding any fees that could, in good faith, be described as up-front fees or arrangement fees in connection with the New Financings), payable by any Group Company to any person who is not a Group Company in respect of that period;

(b)           all amounts payable by any Group Company in respect of that period under any interest rate protection agreement (less any amounts receivable by any Group Company in respect of that period under any interest rate protection agreement); and

(c)           the interest element of all rentals or, as the case may be, other amounts payable in respect of that period under any finance lease entered into by any Group Company,

less any interest receivable (other than interest receivable from Group Companies) by Group Companies and ignoring any foreign currency and fair value adjustments.

“EBITDA” means, in respect of any period, the consolidated profit on ordinary activities of the Group before interest, taxation and Special Items (if applicable) for such period, but adjusted, without double counting:

(a)           by adding back depreciation for such period;

(b)           by adding back any amount amortised in that period against the consolidated profit and loss account of the Group;

(c)           by adding back any carbon credit sales tax credits and alternative fuel tax credits for such period to the extent receivable in cash; and

(d)           by adding back any non-cash compensation charge (including such charge arising from any grant for the issuance of stock options or other equity based awards or any black empowerment regulation) for such period.

“Net Debt”  means the aggregate, on a consolidated basis, of all obligations of the Group Companies for or in respect of Financial Indebtedness at that time including the capital element of all rentals or, as the case may be, other payments payable under any finance lease entered into by the Group, less cash and cash equivalents as defined in IAS 7.6.

“Relevant Period” means, subject to Clause 21.3 (Financial testing and Adjustments) each period of four consecutive Quarters ending on a Quarter Date.

“Special Items” means any extraordinary, exceptional or unusual gain, loss or charge on the disposal of property, investments and businesses, asset impairments, financial impacts of natural disasters (including fire, flood and storm and related events) and non-cash gains or losses on the price fair value adjustment of plantations or any charges, or reserves directly related to any restructuring, redundancy, integration or severance or any expenses, charges reserves or other transaction costs directly related to acquisitions, the New Financings or any Broad-Based Black Economic Empowerment Act 53 of 2003 transaction.

21.3        Financial testing and Adjustments

(a)           With respect to the financial covenant set out in paragraph (b) of Clause 21.1 (Financial covenants), Net Debt shall be tested against the Net Debt as at the end of the relevant Quarter Date and EBITDA will be tested on a rolling aggregate basis for the immediately preceding 12 months ending on each of the dates specified in Column A.

(b)           The financial covenants set out in Clause 21.1 (Financial covenants) shall be tested by reference to each of the financial statements and interim reports delivered pursuant to Clause 20 (Information Undertakings).

(c)           With respect to the financial covenant set out in paragraph (b) of Clause 21.1 (Financial covenants), the exchange rate used in relation to Net Debt as at the end of any Relevant Period ending on the last day of any Quarter shall be the average exchange rate used for EBITDA for the Relevant Period ending on the last day of that Quarter.

21.4        Accounting terms

All accounting expressions which are not otherwise defined herein shall be construed in accordance with GAAP.

22.          GENERAL UNDERTAKINGS

The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1        Authorisations

Each Obligor shall promptly:

(a)           obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)           on demand, supply certified copies to the Agent of:

any Authorisation (including without limitation, all SARB Approvals) in each case required to:

(i)            enable it to perform its obligations under the Finance Documents;

(ii)           to ensure the legality, validity and (subject to the Reservations) enforceability or admissibility in evidence of each Finance Document; and

(iii)          carry on its business where failure to do so has or is reasonably likely to have a Material Adverse Effect.

22.2        Compliance with laws

Each Obligor shall (and shall procure that each Group Company will):

(a)           comply with all laws to which it may be subject to the extent that failure so to comply does not have, or is not reasonably likely to have, a Material Adverse Effect; and

(b)           comply with all terms of the SARB Approvals.

22.3        Environmental Compliance

Each Obligor shall (and shall procure that each Group Company will):

(a)           comply with all Environmental Law;

(b)           obtain, maintain and ensure compliance with all requisite Environmental Permits; and

(c)           implement procedures to monitor compliance with and to prevent liability under any Environmental Law,

where failure to do so has or is reasonably likely to have a Material Adverse Effect.

22.4        Environmental Claims

Each Obligor shall, promptly upon becoming aware of the same, inform the Agent in writing of:

(a)           any Environmental Claim against any Group Company which is current, pending or threatened; and

(b)           any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any Group Company,

where the claim is reasonably likely to be adversely determined and, if so determined against that Group Company, has or is reasonably likely to have a Material Adverse Effect.

22.5        Taxation

Each Obligor shall (and shall procure that each Group Company will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(a)           such overdue payment is being contested in good faith;

(b)           adequate reserves are being maintained for those Taxes and the costs required to contest them which, if required in accordance with GAAP, have been and/or will be (as appropriate) disclosed in its latest financial statements delivered to the Agent under Clause 20.1 (Financial statements); and

(c)           such payment can be lawfully withheld (or, if unlawfully withheld, can be so withheld subject only to a fine which does not have or is not reasonably likely to have a Material Adverse Effect) and failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.

22.6        Pensions

Each Obligor shall, (and shall procure that each Group Company will) ensure that all pension schemes operated by the Group are operated in accordance with the requirements of applicable law and are fully funded to the extent required by law in each case, where failure to do so has or is reasonably likely to have a Material Adverse Effect.

22.7        Negative pledge

(a)           Subject to paragraph (b) below, the Company shall not (and shall ensure that no other Group Company will) create or permit to subsist any Security over any of its assets other than:

(i)            any Security created  under any Finance Document;

(ii)           any Security arising by operation of law or in the ordinary course of trade;

(iii)          any Security granted in the ordinary course of trade over accounts created pursuant to any deposit or retention of purchase price arrangements;

(iv)           any netting or set-off arrangement entered into by any Group Company in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of Group Companies;

(v)            any Security over an asset of a Group Company established to hold assets of any share option scheme of the Group securing any loan from a Group Company to finance the acquisition of such assets;

(vi)           any Security over an asset of a Group Company, or any company which becomes a Group Company, to secure Financial Indebtedness incurred by such company for the purpose of purchasing that asset or of refinancing any such Financial Indebtedness where recourse for that Financial Indebtedness is limited solely to such Security, provided that such Security secures Financial Indebtedness, the aggregate outstanding principal amount of which does not exceed Euro 50,000,000 (or its equivalent in any currency or currencies) at any time;

(vii)          any Security over treasury shares in a Group Company which have been purchased pursuant to a share buy-back scheme;

(viii)         any Security over or affecting any property or asset of a Group Company after the date of this Agreement, where the Security is created prior to the date on which that company becomes a Group Company, if:

(A)           the Security was not created in contemplation of the acquisition of that company;

(B)           the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(C)          the Security is removed or discharged within three months of that company becoming a Group Company;

(ix)           any Security over or affecting any property or asset acquired by a Group Company after the date of this Agreement if:

(A)           the Security was not created in contemplation of the acquisition of that asset by a Group Company;

(B)           the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a Group Company; and

(C)          the Security is removed or discharged within three months of the date of acquisition of such asset;

(x)            any Security listed in Part I of Schedule 9 (Existing Security, Guarantees and Intercompany Loans) where the principal amount secured has not been increased since the date of this Agreement unless expressly permitted by the terms of this Agreement;

(xi)           any Security granted by a Group Company over trade receivables as part of any invoice discounting, factoring or securitisation arrangement which trade receivables have a maturity of less than 364 days where the aggregate principal amount of Financial Indebtedness secured by such Security does not exceed Euro 600,000,000 (or its equivalent in any currency or currencies) provided that to the extent security created pursuant to paragraph (xvi) below is security for a securitisation, the amount referred to herein shall be decreased by the principal amount of the securitisation secured by such Security;

(xii)          any Security granted by a Group Company (other than an Obligor) in favour of another Group Company or Security granted by an Obligor in favour of another Obligor, provided that no Non-Obligor Chargor or member of the Guarantor Coverage Group may grant any Security in favour of, or for the benefit of, a Sappi Manufacturing Group Company;

(xiii)         any retention or extended retention of title, hire purchase or conditional sale arrangements or other arrangements having the same effect and rights of set-off arising in the ordinary course of trade with suppliers of goods and services to any Group Company and if arising as a result of any default or omission by any Group Company, which does not subsist for a period of more than 90 days;

(xiv)         any Security granted with the prior consent of the Majority Lenders;

(xv)          any Security granted in favour of a Senior Creditor to the extent that such Security secures all Senior Creditors on a pari passu basis and is otherwise permitted under the terms of the Intercreditor Agreement;

(xvi)         any Security created over the M-Real Trade Receivables to secure Financial Indebtedness permitted under Clause 22.9 (Financial Indebtedness);

(xvii)        any Bond Only Security (as defined in the Intercreditor Agreement); and

(xviii)       any Security not falling within any of paragraphs (i) to (xvii) above over an asset which secures indebtedness, the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security given by any Group Company (other than Security falling within paragraphs (i) to (xvii) above inclusive)) does not exceed Euro 50,000,000 (or its equivalent in any currency or currencies) at any time.

(b)           The Company shall procure that no Sappi Manufacturing Group Company will create or permit to subsist any Security over any of its assets for Sappi Manufacturing Group Indebtedness other than Security permitted under sub-paragraphs (ii) (arising by operation of law only), (iv), (viii), (ix), (x), (xi), (xii), (xiv) or (xviii) of paragraph (a) above.

22.8        Disposals

(a)           Subject to paragraph (b) below, the Company shall not (and shall ensure that no other Group Company will), enter into a Disposal other than a Disposal:

(i)            made in the ordinary course of the day to day business of a Group Company;

(ii)           of any assets by any Obligor to another Obligor;

(iii)          of any assets by any Group Company which is not an Obligor to another Group Company;

(iv)           of assets by an Obligor to another Group Company which is not an Obligor provided that the aggregate of the fair market value consideration for such assets does not, when aggregated with the fair market value consideration for any other assets disposed of by an Obligor to a Group Company which is not an Obligor falling within this paragraph, exceed Euro 50,000,000 (or its equivalent in any currency or currencies) at any time;

(v)            of cash on terms not otherwise prohibited by this Agreement;

(vi)           of assets (other than shares, businesses, real property (excluding forestry plantations) and intellectual property) in exchange on arm’s length terms for other assets comparable or superior as to type and quality and of the same or superior value;

(vii)          of an asset which is obsolete for the purpose for which such an asset is normally utilised;

(viii)         to which the Majority Lenders have given their prior consent;

(ix)           occurring directly as a result of any arrangement permitted by Clause 22.7 (Negative pledge) to the extent such arrangement constitutes a Disposal;

(x)            occurring directly as a result of any arrangement permitted by Clause 22.13 (Loans and Guarantees) to the extent that any such arrangement constitutes a Disposal;

(xi)           occurring directly as a result of any sale and leaseback transaction where the aggregate principal amount of Financial Indebtedness to which all such sale and leaseback transactions relate does not exceed Euro 100,000,000 (or its equivalent in any currency or currencies) at any time;

(xii)          to another Group Company as part of a merger permitted pursuant to Clause 22.10 (Merger);

(xiii)         of assets compulsorily acquired by any governmental authority or of assets as a result of valid and adjudicated or settled claims made pursuant to the Restitution of Land Rights Act, Act 22 of 1994 provided just and equitable compensation is received as a result of such Disposal;

(xiv)         which constitutes a Permitted Lereko Disposal;

(xv)          which constitutes a Permitted Kangas Disposal;

(xvi)         which constitutes a Permitted SMF Plantation Disposal;

(xvii)        of receivables occurring directly as a result of any invoice discounting, factoring or securitisation arrangement permitted pursuant to Clause 22.9 (Financial Indebtedness); and

(xviii)       (not falling within subparagraphs (i) to (xvii) above inclusive) which, does not result in the gross book value of all the assets the subject of all such Disposals made after the date of this Agreement, exceeding in aggregate 3.5 per cent. of the total gross assets of the Group (as at the date of this Agreement).

(b)           Any Disposal by a Group Company (the “Transferor”) to another Group Company (the “Transferee”) of an asset subject to Transaction Security which is otherwise permitted under paragraph (a) above shall only be permitted where either:

(i)            such Disposal is made subject to the existing Transaction Security granted by the Transferor and prior to the Disposal the Agent confirms it is either satisfied that, or receives advice from counsel in form and substance reasonably satisfactory to it (subject to customary exceptions and qualifications) confirming that:

(A)           such Transaction Security will continue in full force and effect following the Disposal and its ranking and validity will not be impaired in any material respect as a consequence of such Disposal; and

(B)           such Transaction Security will continue to secure an amount no less than that secured prior to the Disposal; or

(ii)           the Transferee grants equivalent Security over the relevant asset (the “Replacement Security”) and prior to the Disposal:

(A)           the Agent confirms that the Replacement Security is in form and substance satisfactory to it (acting reasonably); and

(B)           the Agent receives advice from counsel in form and substance reasonably satisfactory to it (subject to customary exceptions and qualifications) confirming that the Replacement Security:

(1)           is valid, binding and enforceable and has an equivalent or better ranking to the Transaction Security granted by the Transferor;

(2)           secures an amount no less than that secured by the Transaction Security granted by the Transferor; and

(3)           is not subject to (aa) any limitation or imperfection in any material respect which the Transaction Security granted by the Transferor was not subject to, or (bb) any new hardening period, in each case, in equity or at law, provided that the additional requirements of this paragraph (b) shall not apply where the Disposal is of inventory in the ordinary course of intra-group dealings for the purpose of facilitating the Transferee’s operational use of such inventory.

22.9        Financial Indebtedness

(a)           The Company shall ensure that no Group Company (other than a Sappi Manufacturing Group Company and each of Sappi International SA, the Company and Sappi Papier Holding GmbH (for so long as such entity is an Obligor)) shall incur any Financial Indebtedness other than Financial Indebtedness:

(i)            under any Finance Document or referred to in Schedule 10 (Existing Subsidiary External Indebtedness);

(ii)           any Financial Indebtedness incurred in respect of any derivative or hedging transaction permitted pursuant to Clause 22.17 (Hedging);

(iii)          incurred pursuant to any sale and leaseback transaction where the aggregate principal amount of Financial Indebtedness to which all such sale and leaseback transactions relate does not exceed Euro 100,000,000 (or its equivalent in any currency or currencies) at any time;

(iv)           arising in circumstances permitted in Clause 22.13 (Loans and Guarantees);

(v)            of any person acquired by a Group Company after the date of this Agreement which is incurred under arrangements in place at the date of acquisition but not incurred or increased or having its maturity date extended in contemplation of, or since, that acquisition, and outstanding only for a period of no longer than three months following the date of acquisition;

(vi)           raised under any current account, overdraft, letter of credit, foreign exchange, SWIFT, and BACS facilities made available by local banks, the aggregate principal amount of which does not exceed Euro 100,000,000 (or its equivalent in any currency or currencies) at any time;

(vii)          arising under any cash pooling or management agreement in the ordinary course of banking arrangements for the purpose of netting debt and credit balances between Group Companies;

(viii)         until the date of the first Utilisation of the Facility, under the Existing RCF Facility;

(ix)           arising under the New Financings or the loan by PE Paper Escrow GmbH to Sappi Papier Holding GmbH of the proceeds of the Bonds and to the extent not already included within paragraph (a)(x) below, the Available Financings;

(x)            arising under any invoice discounting, factoring or securitisation arrangement where the aggregate principal amount of Financial Indebtedness raised under all such invoice discounting, factoring or securitisation arrangements does not exceed Euro 600,000,000 at any time;

(xi)           arising under finance leases, the aggregate principal amount of which does not exceed Euro 50,000,000 (or its equivalent in any currency or currencies) at any time;

(xii)          arising under forward sale agreements, deferred purchase agreements and deferred payment arrangements entered into pursuant to an employee share option scheme, unit trust or management incentive scheme; and

(xiii)         not included in paragraphs (i) to (xii) above inclusive but which does not exceed, for the Group, Euro 25,000,000 (or its equivalent in any currency or currencies) in aggregate principal amount at any time.

(b)           The Company shall ensure that the aggregate principal amount of Sappi Manufacturing Group Indebtedness does not exceed South African Rand 5.5 billion (or its equivalent in any currency or currencies) at any time.

22.10      Merger

The Obligors shall ensure that no Group Company shall enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction other than:

(a)           an amalgamation, demerger, merger, consolidation or corporate reconstruction of a Group Company which is not an Obligor or Non-Obligor Chargor with another Group Company so long as any assets distributed as a result of such action are distributed to other Group Companies;

(b)           a merger or amalgamation of PE Paper Escrow GmbH into Sappi Papier Holding GmbH with Sappi Papier Holding GmbH as the surviving entity;

(c)           a solvent liquidation or reorganisation of a Guarantor (which is not also a Borrower) or Non-Obligor Chargor (the “Relevant Group Company”) where, in each case, any assets distributed as a result of such solvent liquidation or reorganisation are distributed to an Obligor and if such assets are subject to Transaction Security:

(i)            the relevant Obligor receiving such assets grants equivalent Security over the assets (the “Replacement Security”) or, where the Relevant Group Company is a surviving entity, such distribution is made subject to the existing Transaction Security;

(ii)           in the case of Replacement Security, the Agent confirms that:

(A)           the Replacement Security is in form and substance satisfactory to it (acting reasonably); and

(B)           it has received advice from counsel in form and substance reasonably satisfactory to it (subject to customary exceptions and qualifications) confirming that the Replacement Security:

(1)           is valid, binding and enforceable and has an equivalent or better ranking to the Transaction Security granted by the Relevant Group Company;

(2)           secures an amount no less than that secured by the Transaction Security granted by the Relevant Group Company; and

(3)           is not subject to (aa) any limitation or imperfection in any material respect which the Transaction Security granted by the Relevant Group Company was not subject to, or (bb) any new hardening period, in each case in equity or at law; and

(iii)          in the case of a distribution subject to existing Transaction Security, the Agent confirms that it has received advice from counsel in form and substance reasonably satisfactory to it (subject to customary exceptions and qualifications) confirming that:

(A)           such Transaction Security will continue in full force and effect following the distribution or transfer and its ranking and validity will not be impaired in any material respect as a consequence of such distribution or transfer; and

(B)           such Transaction Security will continue to secure an amount no less than that secured prior to the distribution or transfer; or

(d)           with the prior consent of the Majority Lenders (such consent not to be unreasonably withheld or delayed).

22.11      Change of Business

The Obligors shall procure that the business of the Group, taken as a whole, remains the Paper Business.

22.12      Insurance

Each Obligor shall procure that each Group Company shall maintain levels of insurance in respect of its assets and business in a manner and to an extent customary for businesses in the same or substantially similar business and location as the Group.

22.13      Loans and Guarantees

(a)           No Obligor shall (and shall ensure that no other Group Company will) make or permit to remain outstanding any loans or grant any credit, other than:

(i)            any trade credit extended by any Group Company to its customers on normal commercial terms and in the ordinary course of trade;

(ii)           Financial Indebtedness which is referred to in the definition of, or otherwise constitutes, Financial Indebtedness permitted under Clause 22.9 (Financial Indebtedness) (except under paragraph (a)(iv) thereof);

(iii)          a loan made or credit granted by:

(A)           an Obligor to another Obligor; or

(B)           a Group Company which is not an Obligor to another Group Company;

(iv)           any loan made by an Obligor to a Group Company which is not an Obligor and which is made after the date of this Agreement, so long as the aggregate amount of the Financial Indebtedness under any such loans does not, when aggregated with the aggregated amount of Financial Indebtedness guaranteed by the guarantees permitted under paragraph (b)(viii) below exceed Euro 20,000,000 (or its equivalent in any currency or currencies) at any time;

(v)            a loan made by a Group Company to an employee or director of any Group Company if the amount of that loan when aggregated with the amount of all loans to employees and directors by Group Companies does not exceed Euro 2,000,000 (or its equivalent in any currency or currencies) at any time;

(vi)           any loan made to an employee share option scheme or unit trust or management incentive scheme so long as the aggregate amount of the Financial Indebtedness under any such loans does not, when aggregated with the guarantees permitted under paragraph (b)(x) below exceed Euro 5,000,000 (or its equivalent in any currency or currencies) at any time;

(vii)          any loan made to an employee or director of a Group Company or a Group Company to fund the purchase of shares, or any obligation under a forward sale agreement, deferred purchase agreement or deferred payment arrangement pursuant to an employee share option scheme, unit trust or management incentive scheme;

(viii)         any loan made as part of a vendor financing provided by any Group Company in connection with a share issue by the Company in compliance with the black empowerment regulations, a Permitted Lereko Disposal or a Permitted SMF Plantation Disposal, provided that the aggregate outstanding amount of all such loans when aggregated with the amount of all obligations guaranteed by guarantees referred to in paragraph (b)(xv) below does not exceed Euro 50,000,000 (or it equivalent in any currency or currencies) at any time;

(ix)           any loan of the proceeds of the Bonds made by PE Paper Escrow GmbH to Sappi Papier Holding GmbH;

(x)            any intra-group loans listed in Part II of Schedule 9 (Existing Security, Guarantees and Intercompany Loans) where the principal amount of such loan has not been increased since the date of this Agreement unless expressly permitted by the terms of this Agreement;

(xi)           any loan funded by the proceeds of the Bonds by an Obligor to Sappi Trading Pulp AG on the signing Date provided that the proceeds of such loan are applied in immediate repayment of amounts outstanding under the Existing RCF Facility; and

(xii)          any loan (other than a loan made by a Group Company to another Group Company) so long as the aggregate amount of the Financial Indebtedness under any such loans when aggregated with the guarantees permitted under paragraph (b)(xvii) below does not exceed Euro 25,000,000 (or its equivalent in any currency or currencies) at any time.

(b)           No Obligor shall (and shall ensure that no other Group Company will) incur or allow to remain outstanding any guarantee or indemnity in respect of any obligation of any person, other than:

(i)            the endorsement of negotiable instruments in the ordinary course of trade;

(ii)           any performance or similar bond guaranteeing performance by a Group Company under any contract entered into in the ordinary course of business;

(iii)          any guarantee in relation to indebtedness permitted under Clause 22.9 (Financial Indebtedness);

(iv)           any guarantee given in respect of the netting or set-off arrangements permitted under Clause 22.7 (Negative pledge);

(v)            contained in or granted pursuant to the Finance Documents;

(vi)           any guarantees in place on the date of this Agreement as set out in Part I of Schedule 9 (Existing Security, Guarantees and Intercompany Loans) or any renewals or replacements thereof provided that such renewals or replacements does not result in an increase in the principal amount of Financial Indebtedness so guaranteed and continues to relate to Financial Indebtedness outstanding on the date of this Agreement;

(vii)          any guarantee issued by an Obligor in respect of any obligation of another Obligor;

(viii)         any guarantee made by an Obligor to a Group Company which is not an Obligor (and which is made after the date of this Agreement) so long as the aggregate amount of the Financial Indebtedness guaranteed by such guarantee does not, when aggregated with the loans permitted under paragraph (a)(iv) above exceed Euro 20,000,000 (or its equivalent in any currency or currencies) at any time;

(ix)           any guarantee issued by a Group Company which is not an Obligor in respect of any obligation of another Group Company;

(x)            any guarantee granted to any trustee of any employee share option or management incentive or unit trust scheme so long as the aggregate amount of any obligations guaranteed by such guarantee does not, when aggregated with the loans permitted under paragraph (a)(vi) above, exceed Euro 5,000,000 (or its equivalent in any currency or currencies) at any time;

(xi)           any guarantees of any obligations of a Sappi Manufacturing Group Company so long as the aggregate amount of such obligations guaranteed by such guarantees does not exceed Euro 25,000,000 (or its equivalent in any currency or currencies) at any time;

(xii)          any counter-indemnity obligations in respect of bills of exchange provided the aggregate principal amount of the bills of exchange benefiting from such counter-indemnities does not exceed Euro 30,000,000 (or its equivalent in any currency or currencies) at any time;

(xiii)         any customary indemnity to a purchaser in relation to a Disposal permitted pursuant to Clause 22.8 (Disposals), provided that the maximum potential liability under such indemnity does not exceed the aggregate consideration received by any Group Company for that Disposal;

(xiv)         any guarantee granted by any entity acquired by a Group Company pursuant to an acquisition permitted pursuant to Clause 22.16 (Acquisitions and Joint Ventures) if:

(A)           the principal amount guaranteed has not been increased in contemplation of the acquisition of an entity by a Group Company; and

(B)           the guarantee is removed or discharged within three months of the date of acquisition of such entity;

(xv)          any guarantee given as part of a vendor financing provided by any Group Company in connection with a share issue by the Company in compliance with the black empowerment regulations, a Permitted Lereko Disposal or a Permitted SMF Plantation Disposal, provided that the aggregate amount of all such obligations guaranteed by such guarantees when aggregated with the outstanding amount of all loans referred to in paragraph (a)(viii) above does not exceed Euro 50,000,000 (or its equivalent in any currency or currencies) at any time;

(xvi)         any undertaking by Sappi Papier Holding GmbH to inject capital into Sappisure Försökrings AB;

(xvii)        any guarantee granted pursuant to a Required Accession;

(xviii)       guarantees granted in addition to those permitted by sub-paragraphs (i) to (xvii) above, so long as the aggregate amount of Financial Indebtedness guaranteed by such guarantee does not, when aggregated with the loans permitted under paragraph (a)(xii) above exceed Euro 25,000,000 (or its equivalent in any currency or currencies) at any time.

22.14      Intellectual Property

Each Obligor shall (and shall procure that each Group Company will):

(a)           preserve and maintain the subsistence and validity of the Intellectual Property necessary for the business of the relevant Group Company;

(b)           use reasonable endeavours to prevent any infringement in any material respect of the Intellectual Property required to conduct the business of any relevant Group Company;

(c)           make registrations and pay all registration fees and taxes necessary to maintain the Intellectual Property required to conduct the business of any relevant Group Company in full force and effect and record its interest in that Intellectual Property;

(d)           not use or permit the Intellectual Property required to conduct the business of any relevant Group Company to be used in a way or take any step or omit to take any step in respect of that Intellectual Property which may materially and adversely affect the existence or value of that Intellectual Property or imperil the right of any Group Company to use such property; and

(e)           not discontinue the use of the Intellectual Property required to conduct the business of any relevant Group Company,

where failure to do so, in the case of paragraphs (a), (b) and (c) above, or, in the case of paragraphs (d) and (e) above, such use, permission to use, omission or discontinuation, is reasonably likely to have a Material Adverse Effect.

22.15      Pari passu ranking

Each Obligor shall ensure that its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other secured creditors, including the other Senior Creditors, except for obligations mandatorily preferred by law applying to companies generally and for obligations secured by Security permitted under Clause 22.7 (Negative pledge).

22.16      Acquisitions and Joint Ventures

No Obligor shall (and each Obligor shall ensure that no Group Company will):

(a)           acquire a company or a business or undertaking (excluding the incorporation of any new entity or the acquisition of a shelf company or the acquisition by Sappi Papier Holding GmbH of PE Paper Escrow GmbH); or

(b)           acquire any shares, stocks, securities or other interests in any Joint Venture,

where the value of such acquisition when aggregated with the value of all other such acquisitions (including, for the avoidance of doubt, any share buy backs) made by a Group Company since the date of this Agreement would exceed Euro 25,000,000 (or its equivalent in any currency or currencies) at any time, other than an acquisition made pursuant to a Permitted Lereko Disposal or a Permitted SMF Plantation Disposal.

22.17      Hedging

No Obligor shall (and each Obligor shall procure that no Group Company shall) enter into any Treasury Transaction other than any interest, commodity or currency hedging arrangement entered into in the ordinary course of business and not for speculative purposes.

22.18      Access and Investigations

If an Event of Default is continuing each Obligor shall (and shall ensure that each Group Company will) permit the Agent and/or accountants or other professional advisers and contractors of the Agent free access at all reasonable times and on reasonable notice at the risk and cost of the relevant Group Company to (a) the premises, assets, books, accounts and records of each Group Company and (b) meet and discuss matters with the senior management of the Group.

22.19      Guarantor Coverage Test

(a)           If at the end of each Quarter the aggregate of earnings before interest, tax, depreciation and amortization (calculated on the same basis as EBITDA, as defined in Clause 21 (Financial Covenants)) of Guarantors which are members of the Guarantor Coverage Group and the aggregate gross assets of such Guarantors (in each case calculated on an unconsolidated basis and excluding all intra-group items) does not represent 85 per cent. of EBITDA (as defined in Clause 21 (Financial Covenants)) of the Guarantor Coverage Group and consolidated gross assets of the Guarantor Coverage Group (the “Guarantor Coverage Test”), the Company shall ensure that additional Group Companies accede as Additional Guarantors in accordance with the provisions set out in Clause 25.4 (Additional Guarantors) to comply with the Guarantor Coverage Test.

(b)           For the purposes of paragraph (a), the Guarantor Coverage Test, and for the purposes of paragraphs (d) and (e), the Additional Companies Test, shall be determined by reference to the most recent financial statements delivered pursuant to paragraph (c) of Clause 20.1 (Financial statements) and updated from time to time in each Compliance Certificate.

(c)           The Company shall only be obliged to perform its obligations under paragraph (a) above and paragraphs (d) and (e) below if it is not unlawful for the relevant person to become a Guarantor and that person becoming a Guarantor would not result in personal liability for that person’s directors or other management. Each Obligor must use, and must procure that the relevant person uses, all reasonable endeavours lawfully available to avoid any such unlawfulness or personal liability. This includes agreeing to a limit on the amount guaranteed in relation to the acceding person. The Agent may (but shall not be obliged to) agree to such limit if, in its reasonable opinion, to do so would avoid the relevant unlawfulness or personal liability.

(d)           If at the end of any Quarter:

(i)            the earnings before interest, tax, depreciation and amortization (calculated on the same basis as EBITDA, as defined in Clause 21 (Financial Covenants)) of any Excluded Subsidiary which is not a Guarantor represents 3 per cent. or more of consolidated EBITDA (as defined in Clause 21 (Financial Covenants)) of the Group (the “Group EBITDA”) or

(ii)           the gross assets of any Excluded Subsidiary which is not a Guarantor represent 3 per cent. or more of the gross assets of the Group (the “Group Gross Assets”),

the Company shall ensure that such Excluded Subsidiary accedes as an Additional Guarantor within 60 days of the end of that Quarter.

(e)           If at the end of any Quarter:

(i)            the aggregate earnings before interest, tax, depreciation and amortization (calculated on the same basis as EBITDA, as defined in Clause 21 (Financial Covenants)) of all the Excluded Subsidiaries which are not Guarantors (the “Excluded Subsidiaries EBITDA”) represent 8 per cent. or more of the Group EBITDA; or

(ii)           the aggregate gross assets of all the Excluded Subsidiaries which are not Guarantors (the “Excluded Subsidiaries Gross Assets”) represent 8 per cent. or more of the Group Gross Assets,

the Company shall ensure that sufficient Excluded Subsidiaries accede as Additional Guarantors within 60 days of the end of that Quarter to ensure that the Excluded Subsidiaries EBITDA of the remaining Excluded Subsidiaries which are not Guarantors represents less than 8 per cent. of the Group EBITDA and the Excluded Subsidiaries Gross Assets of such Excluded Subsidiaries represents less than 8 per cent. of the Group Gross Assets.

22.20      Ratings

The Company shall use reasonable endeavours to ensure that it remains rated by either S&P or Moody’s.

22.21      Undertakings relating to Guarantee by Austrian Guarantor

(a)           The Obligors shall procure that the shareholder(s) of the Austrian Guarantors shall neither increase the stated share capital (Stammkapital) by way of capital increase from free reserves (including a profit carry-forward) (Kapitalerhöhung aus Gesellschaftsmitteln) nor increase any restricted reserves (gebundene Rücklagen) (unless required by Austrian law) but shall pay any funds to be paid to an Austrian Guarantor into the free reserves (ungebundene Rücklagen) of that Austrian Guarantor. Further, the Obligors shall procure that the shareholders of an Austrian Guarantor shall exercise their shareholder rights in such way that the Austrian Guarantor covers any possible balance sheet loss (Bilanzverlust) by dissolving restricted reserves (gebundene Rücklagen) rather than free reserves (ungebundene Rücklagen) to the extent possible pursuant to Austrian law and each Austrian Guarantor shall abide by such requirement when preparing its financial statements.

(b)           The Obligors (other than the Austrian Guarantors) undertake, subject to Clause 18.8 (Deferral of Guarantors’ Rights), to reimburse the relevant Austrian Guarantor for any payments made by that Austrian Guarantor upon demand from a Finance Party or any other payment made in connection with the guarantee given by that Austrian Guarantor under Clause 18 (Guarantee and indemnity), immediately upon that Austrian Guarantor’s first written demand.

22.22      Dividend restriction

The Company shall not declare or pay any dividends (other than scrip or non cash dividends by way of a distribution of equity interests of the Company) where:

(a)           an Event of Default has occurred and is continuing;

(b)           the aggregate amount of such dividends would exceed 50 per cent. of the net aggregate profits of the Group (after adjusting for the tax effect of Special Items); or

(c)           the ratio of Net Debt to EBITDA as referred to in paragraph (b) of Clause 21.1 (Financial covenants) calculated on a pro-forma basis specified in the latest Compliance Certificate supplied pursuant to Clause 20.2 (Compliance Certificate) exceeds 4 to 1.

22.23      Arm’s length terms

No Obligor shall enter into any transaction with (i) a shareholder of the Company or (ii) a Group Company which is not an Obligor, unless the terms of such transaction are no less favourable to the relevant Obligor than those that could be obtained at the time of the transaction in arm’s-length dealings for fair market value with a person who is not a shareholder of the Company or a Group Company, respectively.

22.24      Preservation of assets

Each Obligor shall (and the Company shall ensure that each Group Company will) maintain in good working order and condition (ordinary wear and tear excepted) all of its assets which are subject to the Transaction Security.

22.25      Further assurance

(a)           Each Obligor shall (and the Company shall procure that each Group Company will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)) to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(b)           Each Obligor shall (and the Company shall procure that each Group Company shall) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.

22.26      Limitations in relation to German Obligors

(a)           Clause 22.7 (Negative pledge), 22.8 (Disposals), 22.10 (Merger), 22.11 (Change of Business), 22.16 (Acquisitions and Joint Ventures), 22.22 (Dividend restrictions) (the “Relevant Restrictive Undertakings”) shall not apply to any Obligor incorporated in Germany (a “German Obligor”) or any of its subsidiaries from time to time which is incorporated in Germany (a “German Group Member”).

(b)           The Company shall give the Agent no less than thirty (30) Business Days’ prior written notice of the intention of it or of any German Group Member to carry out any of the acts or take any of the steps which would not be permitted were the Relevant Restrictive Undertaking applicable (but for this Clause 22.26) explaining if and how such steps might affect the financial situation of the Company or the Group, or the Finance Parties’ risk and security position.

(c)           The Agent shall be entitled within twenty (20) Business Days of receipt of the Company’s notice under paragraph (b) above to request the relevant member of the German Group to supply to the Agent in sufficient copies for the Lenders if reasonably requested any further relevant information in connection with the proposed action or steps referred to in such notice.

(d)           The Agent shall notify the Company within twenty (20) Business Days of receipt of the Company’s notice under paragraph (b) above or if additional information has been requested by the Agent within the prescribed time, within twenty (20) Business Days of receipt of such information, whether the proposed action or steps under paragraph (b) above is or is, in the reasonable opinion of the Agent, acting on the instructions of the Majority Lenders, likely to have a material adverse consequences for the Finance Parties risk or security position.

(e)           If the proposed action or step under paragraph (b) above is considered by the Agent (acting in accordance with paragraph (d) above) to have a material adverse consequences for the Finance Parties risk or security position and the relevant member of the Group incorporated in Germany nevertheless takes such action or steps under paragraph (b) above, the Agent shall be entitled to make (and, if so instructed by the Majority Lenders shall make) the declaration, request and/or instruction set out in Clause 23.17 (Acceleration).

22.27      Conditions subsequent

The Company shall procure that within ten (10) Business Days of the Signing Date the following is completed in respect of the asset pledge agreements granted by Sappi MagnoStar GmbH and Sappi Austria Produktions-GmbH & Co. KG:

(A)           notification of Sappi Austria Produktions-GmbH & Co. KG of the pledge over the assets pledged by Sappi MagnoStar GmbH;

(B)           the affixing of metal plates by Sappi MagnoStar GmbH on the assets pledged by Sappi MagnoStar GmbH; and

(C)          the affixing of metal plates by Sappi Austria Produktions-GmbH & Co. KG on the assets pledged by Sappi Austria Produktions-GmbH & Co. KG.

23.          EVENTS OF DEFAULT

Each of the events or circumstances set out in Clauses 23.1 to 23.16 inclusive is an Event of Default.

23.1        Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)           its failure to pay is caused by:

(i)            administrative or technical error; or

(ii)           a Disruption Event; and

(b)           payment is made within:

(i)            (in the case of (a)(i) above) three Business Days of its due date; or

(ii)                                  (in the case of (a)(ii) above) five Business Days of its due date.

23.2                        Financial covenants and other obligations

(a)                                 Any requirement of Clause 21 (Financial Covenants), Clause 20.1 (Financial statements) or Clause 20.2 (Compliance Certificate) is not satisfied.

(b)                                 A German Obligor or a German Group Member does not comply with a Relevant Restrictive Undertaking after the Agent has confirmed, within the periods set out in Clause 22.26 (Limitations in relation to German Obligors), that it considers the relevant action or step to have material adverse consequences for the Lenders’ risk or security position.

23.3                        Other obligations

An Obligor or Non-Obligor Chargor does not comply with any provision of the Finance Documents (other than those referred to in Clause 23.1 (Non-payment) and Clause 23.2 (Financial covenants and other obligations) (above) and, if the failure to comply is capable of remedy, it is not remedied within 10 Business Days of the earlier of (i) the Agent giving notice to the Company of, and (ii) the Company or the relevant Obligor or Non-Obligor Chargor becoming aware of, the failure to comply.

23.4                        Misrepresentation

Any representation or statement made or deemed to be made by an Obligor or Non-Obligor Chargor in the Finance Documents or any other document delivered by or on behalf of any Obligor or Non-Obligor Chargor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any respect when made or deemed to be made and where the circumstances making such representation or statement incorrect or misleading are capable of being altered so that such representation or statement is correct or no longer misleading, such circumstances are not so altered within 10 Business Days of the earlier of (i) the Agent giving notice to the Company and (ii) the Company or the relevant Obligor or Non-Obligor Chargor becoming aware of such representation or statement being incorrect or misleading.

23.5                        Cross default

(a)                                 Any Financial Indebtedness of any Group Company is not paid when due and payable nor within any applicable grace period.

(b)                                 Any Financial Indebtedness of any Group Company is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of a default or an event of default (however described).

(c)                                  Any creditor of any Group Company becomes entitled to declare any Financial Indebtedness of any Group Company due and payable prior to its specified maturity as a result of a default or an event of default (however described).

(d)                                 No Event of Default will occur under this Clause 23.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (c) above is less than Euro 10,000,000.

23.6                        Insolvency

(a)                                 An Obligor, Sappi Manufacturing or a Non-Obligor Chargor (other than Sappi Austria Vertriebs-GmbH & Co. KG) is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or commences negotiations with one or more of its creditors with a view to rescheduling any class of its indebtedness.

(b)                                 A moratorium is declared in respect of any class of indebtedness of an Obligor, Sappi Manufacturing or a Non-Obligor Chargor (other than Sappi Austria Vertriebs-GmbH & Co. KG).

(c)                                  An Austrian Obligor or a Non-Obligor Chargor incorporated in Austria (other than Sappi Austria Vertriebs-GmbH & Co. KG) is declared (or declares itself) bankrupt, is in a situation of illiquidity (Zahlungsunfähigkeit), within the meaning of § 66 of the KO, as interpreted by Austrian courts, or over indebtedness (Überschuldung), within the meaning of § 67 of the KO, as interpreted by Austrian courts, is presumably unable to pay its debts as they fall due (drohende Zahlungsunfähigkeit), within the meaning of § 1 (1) of the AO, as interpreted by Austrian courts or the preconditions for the opening of reorganisation proceedings (Reorganisationsbedarf) under the URG, as set out in the URG and interpreted by Austrian courts, have been satisfied in respect of the Austrian Guarantor or relevant Non-Obligor Chargor (save for any solvent reorganisation previously approved by the Majority Lenders in writing, such approval not to be unreasonably withheld).

(d)                                 Without limitation to paragraphs (a) and (b) above, in relation to a German Guarantor or a Non-Obligor Chargor incorporated in Germany, the following events occur:

(i)                                     it is unable to pay its debts as they fall due (zahlungsunfähig) within the meaning of section 17 of the German Insolvency Code (Insolvenzordnung) or is subject to imminent illiquidity (drohende Zahlungsfähigkeit) within the meaning of Section 18 of the German Insolvency Code (Insolvenzordnung);

(ii)                                  it is over-indebted (Überschuldung) within the meaning of section 19 of the German Insolvency Code (Insolvenzordnung).

23.7                        Insolvency proceedings

(a)                                 Any legal proceeding or other formal procedure is taken or applied for or a meeting is convened for the purpose of considering a resolution in relation to:

(i)                                     the bankruptcy, the suspension of payments, winding-up, dissolution, liquidation, annulment as a legal entity, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of an Obligor, Sappi Manufacturing or a Non-Obligor Chargor (other than Sappi Austria Vertriebs-GmbH & Co. KG), other than a solvent liquidation or reorganisation of any Obligor or Sappi Manufacturing permitted under Clause 22.10 (Merger);

(ii)                                  a general composition, assignment or arrangement with the creditors generally of an Obligor, Sappi Manufacturing or a Non-Obligor Chargor (other than Sappi Austria Vertriebs-GmbH & Co. KG) relating to a general rescheduling of its financial indebtedness;

(iii)                               the appointment of a liquidator (other than in respect of a winding up petition which is frivolous or vexatious and which is, in any event, discharged within 30 days of its presentation or in respect of a solvent liquidation or reorganisation of an Obligor or Sappi Manufacturing permitted under Clause 22.10 (Merger)), receiver, administrator, administrative receiver, compulsory manager, an a voorlopige bewindvoerder / administrateur provisoire, a ondernemingsbemiddelaar / médiateur d’entreprise, a gerechtsmandataris / mandataire de justice, a gedelegeerd rechter / juge délégué, a sekwester / séquestre, Insolvenzverwalter or vorläufiger Insolvenzverwalter or other similar officer in respect of an Obligor, Sappi Manufacturing or a Non-Obligor Chargor (other than Sappi Austria Vertriebs-GmbH & Co. KG) or all or any part (having an aggregate value of at least Euro 10,000,000) of its assets; or

(iv)                                enforcement of any Security over all or substantially all of the assets of an Obligor, Sappi Manufacturing or a Non-Obligor Chargor (other than Sappi Austria Vertriebs-GmbH & Co. KG) which is not discharged within 30 days of the relevant legal proceeding or formal procedure being taken; or

(b)                                 any analogous procedure or step is taken in any jurisdiction including, without limitation, if an Austrian Obligor or a Non-Obligor Chargor incorporated in Austria (other than Sappi Austria Vertriebs-GmbH & Co. KG) is subject to:

(i)                                     any bankruptcy proceedings (Konkursverfahren) commenced pursuant to the KO, unless the application for such proceedings is dismissed within 30 days from (but excluding) the day it is filed (unless dismissed on the ground that the costs of the bankruptcy proceedings were likely to exceed the assets of such person (Abweisung mangels kostendeckenden Vermögens)); or

(ii)                                  any composition proceedings (Ausgleichsverfahren) commenced pursuant to the AO; or

(iii)                               any reorganisation proceedings (Reorganisationsverfahren) under the URG (save for any solvent reorganisation previously approved by the Majority Lenders in writing, such approval not to be unreasonably withheld), unless, in relation to sub-paragraphs (ii) and (iii) above, the opening of the relevant proceedings is the only action that has occurred; or

(c)                                  with respect to any German Guarantor or a Non-Obligor Chargor incorporated in Germany:

(i)                                     a petition for insolvency proceedings in respect of its assets (Antrag auf Eröffnung eines Insolvenzverfahrens) is filed or threatened to be filed (other than threats or filings that the Agent (acting reasonably) is satisfied are frivolous or vexatious);

(ii)                                  any event occurs which constitutes a cause for the initiation of insolvency proceedings (Eröffnungsgrund) as set forth in Section 17 et seq. of the German Insolvency Code (Insolvenzordnung) including such Obligor or Non-Obligor Chargor incorporated in Germany being unable or admitting to being unable to honour its obligations as they fall due (Zahlungsunfähigkeit) or becoming over indebted (Überschuldung) or being imminently illiquid (drohende Zahlungsfähigkeit);

(iii)                               the commencing of negotiations with one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness;

(iv)                                an insolvency court taking steps as set out in Section 21 of the German Insolvency Code (Insolvenzordnung); or

(v)                                   a court order for commencement of insolvency proceedings (Insolvenzeröffnungsbeschluss) or for rejection of insolvency proceedings due to lack of funds (Abweisungsbeschluss mangels Masse) is made,

23.8                        Creditors’ process

Expropriation, attachment, sequestration, distress or execution affects any asset or assets of Group Companies having an aggregate value of at least Euro 10,000,000 and is not discharged within 21 days.

23.9                        Obligor ceasing to be a Subsidiary of the Company

(a)                                 After the date of this Agreement, an Obligor (other than the Company) ceases to be a wholly owned Subsidiary of the Company.

(b)                                 An Obligor ceases to own at least the same percentage of shares in a Material Subsidiary as on the date of this Agreement.

(c)                                  No Event of Default will occur under this Clause 23.9 if any of the events described in (a) or (b) above are a result of a Disposal which is expressly permitted pursuant to the terms of this Agreement.

23.10                 Unlawfulness

(a)                                 It is or becomes unlawful for an Obligor or a Non-Obligor Chargor to perform any of its obligations under any Finance Document or, subject to the Reservations, any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective or any subordination under the Intercreditor Agreement becomes unlawful.

(b)                                 Subject to the Reservations, any obligation of any Obligor or Non-Obligor Chargor under any Finance Document is not or ceases to be legal, valid, binding and enforceable and the cessation materially adversely affects the interests of the Lenders taken as a whole under the Finance Documents.

23.11                 Repudiation

An Obligor or Non-Obligor Chargor rescinds, repudiates or evidences an intention to rescind or repudiate a Finance Document or any of the Transaction Security.

23.12                 Material adverse change

Any event or circumstance occurs which has or is reasonably likely to have a Material Adverse Effect.

23.13                 Litigation adversely determined

Any litigation, arbitration, or administrative proceedings of or before any court, arbitral body or agency are commenced or formally threatened in writing against any Group Company or its assets which are reasonably likely to be adversely determined against that Group Company and if so determined, have, or are reasonably likely to have, a Material Adverse Effect.

23.14                 Cessation of business

An Obligor or any Material Subsidiary ceases to carry on all or a substantial part of its business (other than as a result of a solvent liquidation or reorganisation of any Obligor or

Material Subsidiary permitted under Clause 22.10 (Merger) or any Disposal permitted under Clause 22.8 (Disposals)) and such cessation would result in the Group, as a whole, ceasing to carry on the Paper Business.

23.15                 Audit qualification

The auditors of the Company or Sappi Papier Holding GmbH qualify the audited annual financial statements of the Company or Sappi Papier Holding GmbH in terms of or in respect of issues which would or could reasonably be expected to be materially adverse to the interests of the Finance Parties under the Finance Documents.

23.16                 Intercreditor Agreement

(a)                                 Any party to the Intercreditor Agreement (other than a Finance Party or an Obligor) fails to comply with the provisions of, or does not perform its obligations under, the Intercreditor Agreement and such failure to comply or non-performance would or could reasonably be expected to be materially adverse to the interests of the Finance Parties under the Finance Documents; or

(b)                                 a representation or warranty given by that party in the Intercreditor Agreement is incorrect in any material respect,

and, if the non-compliance or circumstances giving rise to the misrepresentation are capable of remedy, it is not remedied within 10 Business Days of the earlier of the Agent giving notice to that party or that party becoming aware of the non-compliance or misrepresentation.

23.17                 Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:

(a)                                 cancel the Total Commitments whereupon they shall immediately be cancelled; and/or

(b)                                 declare that all or part of the Loans, together with accrued interest, and all other amounts accrued under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable.

SECTION 9

CHANGES TO PARTIES

24.                               CHANGES TO THE LENDERS

24.1                        Assignments and transfers by the Lenders

Subject to this Clause 24, a Lender (the “Existing Lender”) may:

(a)                                 assign any of its rights;

(b)                                 transfer any of its rights and obligations; or

(c)                                  enter into a sub-participation or similar agreement in relation to this Agreement,

to another bank or financial institution (the “New Lender”).

24.2                        Conditions of assignment or transfer

(a)                                 An assignment or transfer of a Lender’s Commitments shall be notified to the Company no later than five (5) Business Days prior to the date of such assignment or transfer.

(b)                                 No such notification as prescribed in paragraph (a) above shall be required in relation to any assignment or transfer of a Lender’s Commitment:

(i)                                     to another Lender or an Affiliate of a Lender; or

(ii)                                  at a time when an Event of Default is continuing.

(c)                                  An assignment or transfer by a Lender of its Commitments under the Facility may be in whole or in part, but if in part shall be in minimum Base Currency Amounts of Euro 5,000,000.

(d)                                 An assignment will only be effective on:

(i)                                     receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender;

(ii)                                  the New Lender entering into the documentation required for it to accede as a party to the Intercreditor Agreement; and

(iii)                               performance by the Agent of all “know your customer” or other checks relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(e)                                 A transfer will only be effective if the New Lender enters into the documentation required for it to accede as a party to the Intercreditor Agreement and if the procedure set out in Clause 24.5 (Procedure for transfer) is complied with.

(f)                                     If:

(i)                                     a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)                                  as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 13 (Tax gross-up and indemnities) or Clause 14 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

24.3                        Assignment and Transfer Fee

Unless the Agent otherwise agrees and excluding an assignment or transfer to an Affiliate of a Lender or made in connection with primary syndication of the Facilities (unless such Affiliate would, following assignment or transfer, constitute an Austrian Lender or an Austrian Lender would become a Lender in connection with primary syndication of the Facilities), the New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) the Assignment and Transfer Fee.

24.4                        Limitation of responsibility of Existing Lenders

(a)                                 Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)                                     the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)                                  the financial condition of any Obligor or other person;

(iii)                               the performance and observance by any Obligor or other person of its obligations under the Finance Documents or any other documents; or

(iv)                                the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)                                 Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)                                     has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Finance Document; and

(ii)                                  will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities and any other person whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)                                  Nothing in any Finance Document obliges an Existing Lender to:

(i)                                     accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 24; or

(ii)                                  support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor or other person of their obligations under the Finance Documents or otherwise.

24.5                        Procedure for transfer

(a)                                 Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when (i) in the case of any New Lender which is not an Austrian Lender, the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender or (ii) in the case of any New Lender which is an Austrian Lender, the Agent receives (x) a duly completed Austrian Transfer Certificate delivered to it by the Existing Lender and (y) the Assignment and Transfer Fee. In the case of any New Lender which is not an Austrian Lender, the Agent shall, subject to paragraph (b) below, within 5 Business Days after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate and hold it in accordance with Clause 26.17 (Agent to hold original documents).

(b)                                 The Agent shall only be obliged to execute a Transfer Certificate or accept an Austrian Transfer Certificate, as the case may be, delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)                                  On the Transfer Date:

(i)                                     to the extent that in the Transfer Certificate and the Austrian Transfer Certificate, as the case may be, the Existing Lender seeks to transfer its rights and obligations under the Finance Documents each of the Obligors and that Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)                                  each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)                               the Agent, the Mandated Lead Arrangers and the other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Mandated Lead Arrangers and the Existing Lender shall each be released from further obligations to each other under this Agreement;

(iv)                                the benefit of the Transaction Security shall be maintained in favour of the New Lender through the Security Agent; and

(v)                                   the New Lender shall become a Party as a “Lender”.

(d)                                 For the purposes of Article 1271 et seq of the Belgian Civil Code, the Parties agree that upon any novation under the Finance Documents, the Transaction Security, guarantees, indemnities and other undertakings created by the Finance Documents shall continue for the benefit of the Finance Parties, their successors, transferees and assignees, as the case may be.

24.6                        Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 24, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign by way of security or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)                                 any charge, assignment by way of security or other Security to secure obligations to a federal reserve or central bank; and

(b)                                 in the case of any Lender which is a fund, any charge, assignment by way of security or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment by way of security or Security shall:

(i)                                     release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment by way of Security or Security for the Lender as a party to any of the Finance Documents; or

(ii)                                  require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

24.7                        Pro rata interest settlement

If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 24.5 (Procedure for transfer) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(a)                                 on the relevant Transfer Date, any interest or fees accrued in respect of the relevant participation up to but excluding that Transfer Date and which are expressed to accrue by reference to the lapse of time (“Accrued Amounts”) shall become due and payable to the Existing Lender on that Transfer Date, but payment of the Accrued Amounts shall be deferred (without further interest accruing on them) until the last day of the current Interest Period (or, if the Interest Period is longer than three Months, on the next of the dates which falls at three Monthly intervals after the first day of that Interest Period); and

(b)                                 the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts (so that, for the avoidance of doubt, when the Accrued Amounts become payable, those Accrued Amounts will be payable for the account of the Existing Lender, and Clauses 13 (Tax Gross-up and Indemnities) and 14 (Increased Costs) shall apply in relation to a payment of Accrued Amounts as if the Existing Lender were a Lender at the date of the payment).

24.8                        Copy of Transfer Certificate and Austrian Transfer Certificate

The Agent shall, as soon as reasonably practicable after it has accepted and executed a Transfer Certificate or received an Austrian Transfer Certificate and the Assignment and Transfer Fee (as the case may be), send to the Company a copy of such Transfer Certificate or Austrian Transfer Certificate (as the case may be).  Each Borrower confirms that such delivery of Transfer Certificate or Austrian Transfer Certificate (as the case may be) to SISA shall be considered as a notification of transfer or assignment towards itself.

25.                               CHANGES TO THE OBLIGORS

25.1                        Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

25.2                        Additional Borrowers

(a)                                 Subject to compliance with the provisions of paragraphs (a) and (b) of Clause 20.7 (“Know your customer” checks), the Company may request that any of its wholly owned Subsidiaries becomes an Additional Borrower.  Such Subsidiary shall become an Additional Borrower if:

(i)                                     all the Lenders approve the addition of that Subsidiary;

(ii)                                  the Company delivers to the Agent a duly completed and executed Accession Letter;

(iii)                               the Company confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower;

(iv)                                no Tax Deduction will be required to be made in respect of any payment to any Lender by an Additional Borrower nor will any Lender suffer any loss, liability or cost for or on account of Tax for which it would be indemnified pursuant to Clause 13.3 (Tax indemnity) in connection with such Additional Borrower;

(v)                                   the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent Required to be delivered by an Additional Obligor) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent; and

(vi)                                the Additional Borrower shall accede to the Intercreditor Agreement.

(b)                                 The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent Required to be delivered by an Additional Obligor).

25.3                        Resignation of a Borrower

(a)                                 In this Clause 25.3, Clause 25.6 (Resignation of a Guarantor) and Clause 25.7 (Release of security on disposal), “Third Party Disposal” means the disposal of an Obligor to a person which is not a Group Company where that disposal is permitted under Clause 22.8 (Disposals) (and the Company has confirmed this is the case).

(b)                                 The Company may request that a Borrower ceases to be a Borrower by delivering to the Agent a Resignation Letter.

(c)                                  The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)                                     no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case);

(ii)                                  the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents;

(iii)                               where the Borrower is also a Guarantor (unless its resignation has been accepted in accordance with Clause 25.6 (Resignation of a Guarantor)), its obligations in its capacity as Guarantor continue to be legal, valid, binding and enforceable and in full force and effect (subject to the Reservations) and the amount guaranteed by it as a Guarantor is not decreased (and the Company has confirmed this is the case); and

(iv)                                the Company has confirmed that where the Borrower is subject to a Third Party Disposal, it shall ensure that any relevant Disposal Proceeds will be applied in accordance with Clause 8.4 (Disposal Proceeds), whereupon, upon such notification, that company shall cease to be a Borrower and shall have no further rights or obligations as a Borrower under the Finance Documents except, where there has been a Third Party Disposal, the resignations shall not take effect (and the Borrower will continue to have rights and obligations under the Finance Documents) until the date on which the Third Party Disposal takes effect.

(d)                                 The Agent may, at the cost and expense of the Company, require advice from counsel (in the form of an opinion or otherwise) to the Agent confirming the matters set out in paragraph (c)(iii) above and the Agent shall be under no obligation to accept a Resignation Letter until it has obtained such advice or opinion in form and substance satisfactory to it.

25.4                        Additional Guarantors

(a)                                 Subject to compliance with the provisions of paragraphs (a) and (b) of Clause 20.7 (“Know your customer” checks), the Company may request that any of its wholly owned Subsidiaries become an Additional Guarantor.  The Company shall procure that any other member of the Guarantor Coverage Group which is a Material Subsidiary and any Excluded Subsidiary which is required to accede as an Additional Guarantor pursuant to the Additional Companies Test shall as soon as possible after becoming a Material Subsidiary or being so required, as the case may be, become an Additional Guarantor and shall accede to the Intercreditor Agreement.  A member of the Group shall become an Additional Guarantor if:

(i)                                     the Company delivers to the Agent a duly completed and executed Accession Letter; and

(ii)                                  the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent Required to be delivered by an Additional Obligor) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

(b)                                 The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent Required to be delivered by an Additional Obligor).

25.5                        Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations and each of the representations set out in Clauses 19.5 (Validity and admissibility in evidence) and 19.8 (No filing or stamp taxes) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

25.6                        Resignation of a Guarantor

(a)                                 If a Guarantor is subject to a Third Party Disposal, the Company may request that a Guarantor ceases to be a Guarantor by delivering to the Agent a Resignation Letter.

(b)                                 The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)                                     no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case);

(ii)                                  the Guarantor Coverage Test will be complied with in accordance with Clause 22.19 (Guarantor Coverage Test) when calculated on a pro forma basis to take into account the relevant Third Party Disposal;

(iii)                               where the Guarantor is also a Borrower, it has no actual or contingent obligations as a Borrower and has resigned and ceased to be a Borrower under Clause 25.3 (Resignation of a Borrower);

(iv)                                no payment is due from the Guarantor under Clause 18.1 (Guarantee and indemnity); and

(v)                                   the Company has confirmed that where the Guarantor is subject to a Third Party Disposal, it shall ensure that the Disposal Proceeds will be applied in accordance with Clause 8.4 (Disposal Proceeds), whereupon, upon such notification, that company shall cease to be a Guarantor and shall have no further rights or obligations as a Guarantor under the Finance Documents except, where there has been a Third Party Disposal, the resignations shall not take effect (and the Guarantor will continue to have rights and obligations under the Finance Documents) until the date on which the Third Party Disposal takes effect.

25.7                        Release of security on disposal

(a)                                 If a Guarantor is or is proposed to be the subject of a Third Party Disposal then:

(i)                                     where that Guarantor created Transaction Security over any of its assets or business in favour of the Security Agent, or Transaction Security in favour of the Security Agent was created over the shares (or equivalent) of that Guarantor, the Security Agent is hereby authorised by the Finance Parties, subject to paragraph (c) below, at the cost and request of the Company, to release those assets, business or shares (or equivalent).

(ii)                                  the resignation of that Guarantor and related release of Transaction Security referred to in paragraph (i) above shall not become effective until the date of that disposal; and

(iii)                               if the disposal of that Guarantor is not made, the Resignation Letter of that Guarantor and the related release of Transaction Security referred to in paragraph (i) above shall have no effect and the obligations of the Guarantor and the Transaction Security created or intended to be created by or over that Guarantor shall continue in such force and effect as if that release had not been effected.

(b)                                 If an asset subject to Transaction Security is disposed of where that disposal is permitted under Clause 22.8 (Disposals) (and the Company has confirmed this is the case) then:

(i)                                     the Security Agent is hereby authorised by the Finance Parties, subject to paragraph (c) below, at the cost and request of the Company, to release that asset from the Transaction Security;

(ii)                                  the release of that asset from the Transaction Security shall not become effective until the date of that disposal; and

(iii)                               if the disposal is not made, the release of the asset from the Transaction Security shall have no effect and such asset shall continue to be subject to the Transaction Security as if that release had not been effected.

(c)                                  The prior consent of the Super-Majority Lenders shall be required to a release of Transaction Security in connection with any of the following Disposals:

(i)                                     any Disposal of real estate subject to Transaction Security to a person who is not a Group Company;

(ii)                                  any Disposal of shares in a Group Company subject to Transaction Security to a person who is not a Group Company; or

(iii)                               any Disposal of an asset subject to Transaction Security to a person who is not a Group Company where such Disposal falls under a permission granted under subparagraph (a)(viii) of Clause 22.8 (Disposals).

SECTION 10

THE FINANCE PARTIES

26.                               ROLE OF THE AGENT AND THE MANDATED LEAD ARRANGERS

26.1                        Appointment of the Agent

(a)                                 Each of the Mandated Lead Arrangers and the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)                                 Each of the Mandated Lead Arrangers and the Lenders authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

26.2                        Duties of the Agent

(a)                                 Subject to paragraph (b) of Clause 13.5 (Stamp Taxes) and paragraph (f) of Clause 31.5 (Electronic communication), the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)                                 If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Lenders.

(c)                                  Except where a Finance Document specifically provides otherwise, the Agent is not obliged to check, review or check the adequacy, accuracy or completeness of any document it provides to another Party.

(d)                                 The Agent shall promptly notify the Lenders of any Default arising under Clause 23.1 (Non-payment).

(e)                                 The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(f)                                     The Agent shall be exempted from the restrictions of self-dealing set forth in Section 181 of the German Civil Code (Bürgerliches Gesetzbuch) or any other applicable restrictions of self-dealing pursuant to any other applicable law, in each case to the extent legally possible, as concerns self-dealing on its own account or on behalf of another person.  The Security Agent shall have the authority to sub-delegate the power granted hereunder in accordance with this Agreement and to grant an exemption from such restrictions to any sub-delegate.

(g)                                 The Agent shall provide to the Company within 5 Business Days of a request by the Company, a list (which may be in electronic form) setting out the names of the Lenders as at that Business Day, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents.

26.3                        Role of the Mandated Lead Arrangers

Except as specifically provided in the Finance Documents, each Mandated Lead Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

26.4                        No fiduciary duties

(a)                                 Nothing in this Agreement constitutes the Agent or the Mandated Lead Arrangers as a trustee or fiduciary of any other person.

(b)                                 Neither the Agent nor the Mandated Lead Arrangers shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

26.5                        Business with the Group

The Agent and the Mandated Lead Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Group Company.

26.6                        Rights and discretions of the Agent

(a)                                 The Agent may rely on:

(i)                                     any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)                                  any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)                                 The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)                                     no Default has occurred (unless it has actual knowledge of a Default arising under Clause 23.1 (Non-payment));

(ii)                                  any right, power, authority or discretion vested in any Party, the Majority Lenders or the Super Majority Lenders has not been exercised; and

(iii)                               any notice or request made by the Company (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)                                  The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)                                 The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)                                 The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)                                     Without prejudice to the generality of paragraph (e) above, the Agent may disclose the identity of the Defaulting Lender to the other Finance Parties and the Company and shall disclose the same upon the written request of the Company or the Majority Lenders.

(g)                                 Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent or the Mandated Lead Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

26.7                        Majority Lenders’ instructions

(a)                                 Unless a contrary indication appears in a Finance Document, the Agent shall (a) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (b) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with such an instruction of the Majority Lenders.

(b)                                 Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all Finance Parties (other than the Security Agent).

(c)                                  The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)                                 In the absence of instructions from the Majority Lenders (or, if appropriate, the  Super Majority Lenders or the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)                                 The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.  This paragraph (e) shall not apply to any legal or arbitration proceedings relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement under the Transaction Security or Transaction Security Documents.

26.8                        Responsibility for documentation

Neither the Agent nor the Mandated Lead Arrangers:

(a)                                 is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Mandated Lead Arrangers, an Obligor or any other person given in or in connection with any Finance Document, the Information Package or the PwC Report;

(b)                                 is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security; or

(c)                                  is responsible for any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

26.9                        Exclusion of liability

(a)                                 Without limiting paragraph (b) below, the Agent will not be liable for any action taken by it under or in connection with any Finance Document or a Transaction Security, unless directly caused by its gross negligence or wilful misconduct.

(b)                                 No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause.

(c)                                  The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)                                 Nothing in this Agreement shall oblige the Agent or the Mandated Lead Arrangers to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Mandated Lead Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Mandated Lead Arrangers.

26.10                 Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

26.11                 Resignation of the Agent

(a)                                 The Agent may resign and appoint one of its Affiliates acting through an office as successor by giving notice to the Lenders and the Company.

(b)                                 Alternatively the Agent may resign by giving notice to the Lenders and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent.

(c)                                  If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent (after consultation with the Company) may appoint a successor Agent.

(d)                                 If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 26 consistent with then current market practice for the appointment and protection of corporate trustees and those amendments will bind the Parties, provided that no amendment may be made which increases the agency fee payable under this Agreement or which prejudices the interests of the Obligors in any material respect without the prior consent of the Company.

(e)                                 The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(f)                                     The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(g)                                 Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 26. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

26.12                 Replacement of the Agent

(a)                                 After consultation with the Company, the Majority Lenders may, by giving 30 days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent (acting through an office in the United Kingdom).

(b)                                 The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)                                  The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 26 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)                                 Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

26.13                 Confidentiality

(a)                                 In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)                                 If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

(c)                                  Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Mandated Lead Arrangers are obliged to disclose to any other person (i) any Confidential Information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

26.14                 Relationship with the Lenders

(a)                                 The Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)                                     entitled to or liable for any payment due under any Finance Document on that day; and

(ii)                                  entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day, unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)                                 Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost Formulae).

(c)                                  Each Lender shall supply the Agent with any information that the Security Agent may reasonably specify (through the Agent) as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent.  Each Lender shall deal with the Security Agent exclusively through the Agent and shall not deal directly with the Security Agent.

(d)                                 Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents.  Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 31.5 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 31.2 (Addresses) and paragraph (b) of Clause 31.5 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

26.15                 Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Mandated Lead Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)                                 the financial condition, status and nature of each Group Company;

(b)                                 the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)                                  whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(d)                                 the adequacy, accuracy and/or completeness of the Information Memorandum, the PwC Report and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)                                 the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

26.16                 Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

26.17                 Agent to hold original documents

The Agent shall hold one of each of the complete originals of this Agreement and any Transfer Certificate at an address outside of Austria for the benefit of the Finance Parties and each copy shall be clearly marked “Agent’s Copy”.

26.18                 Agent’s management time

Any amount payable to the Agent under Clause 15.3 (Indemnity to the Agent), Clause 17 (Costs and expenses) and Clause 26.10 (Lenders’ indemnity to the Agent) shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may agree with the Company and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 12 (Fees).

26.19                 Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed.  For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

26.20                 Reliance and engagement letters

Each Finance Party and Secured Party confirms that each of the Mandated Lead Arranger and the Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Mandated Lead Arranger or Agent) the terms of any reliance/non-reliance letter or confidentiality agreement engagement letters relating to the

PwC Report or any reports or letters provided by accountants in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of the PwC Report, reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

26.21                 Representation by Original Lenders

Each Original Lender confirms for the purposes of paragraph (b) of Clause 13.3 (Tax indemnity) that on the Signing Date it is a Treaty Lender.

27.                               CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)                                 interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)                                 oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)                                  oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

28.                               SHARING AMONG THE LENDERS

28.1                        Payments to Lenders

If a Lender (a “Recovering Lender”) receives or recovers any amount from an Obligor other than in accordance with Clause 29 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)                                 the Recovering Lender shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(b)                                 the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Lender would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 29 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)                                  the Recovering Lender shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Lender as its share of any payment to be made, in accordance with Clause 29.6 (Partial payments).

28.2                        Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Lender) in accordance with Clause 29.6 (Partial payments).

28.3                        Recovering Lender’s rights

(a)                                 On a distribution by the Agent under Clause 28.2 (Redistribution of payments), the Recovering Lender will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)                                 If and to the extent that the Recovering Lender is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Lender for a debt equal to the Sharing Payment which is immediately due and payable.

28.4                        Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Lender becomes repayable and is repaid by that Recovering Lender, then:

(a)                                 each Lender which has received a share of the relevant Sharing Payment pursuant to Clause 28.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for the account of that Recovering Lender an amount equal to its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Lender for its proportion of any interest on the Sharing Payment which that Recovering Lender is required to pay); and

(b)                                 that Recovering Lender’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Lender for the amount so reimbursed.

28.5                        Exceptions

(a)                                 This Clause 28 shall not apply to the extent that the Recovering Lender would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)                                 A Recovering Lender is not obliged to share with any other Lender any amount which the Recovering Lender has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)                                     it notified the other Lenders of the legal or arbitration proceedings; and

(ii)                                  the other Lenders had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice or did not take separate legal or arbitration proceedings.

SECTION 11

ADMINISTRATION

29.                               PAYMENT MECHANICS

29.1                        Payments to the Agent

(a)                                 On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)                                 Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to Euro, in a principal financial centre in a Participating Member State or London) but, in no event, in Austria, with such bank as the Agent specifies.

(c)                                  Any payment made by or to Sappi Papier Holding GmbH or any other Obligor under or in connection with a Finance Document shall be made from and to an account outside of Austria.

(d)                                 Any payment made by a Finance Party to another Finance Party under or in connection with a Finance Document shall be made from and to an account outside of Austria.

29.2                        Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 29.3 (Distributions to an Obligor) and Clause 29.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent in accordance with paragraphs (b), (c) and (d) of Clause 29.1 (Payments to the Agent) by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to Euro, in the principal financial centre of a Participating Member State or London).

29.3                        Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 30 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

29.4                        Clawback

(a)                                 Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)                                 If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

29.5                        Impaired Agent

(a)                                 If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 29.1 (Payments to the Agent) may instead either pay that amount direct to the required recipient or pay that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph (a) of the definition of “Acceptable Bank” and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents.  In each case such payments must be made on the due date for payment under the Finance Documents.

(b)                                 All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

(c)                                  A Party which has made a payment in accordance with this Clause 29.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)                                 Promptly upon the appointment of a successor Agent in accordance with Clause  26.12 (Replacement of the Agent), each Party which has made a payment to a trust account in accordance with this Clause 29.5 shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution in accordance with Clause 29.2 (Distributions by the Agent).

29.6                        Partial payments

(a)                                 If the Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:

(i)                                     first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent and the Security Agent under the Finance Documents;

(ii)                                  second, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents;

(iii)                               thirdly, in or towards payment pro rata of amounts of principal due but unpaid under those Finance Documents; and

(iv)                                fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)                                 The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)                                  Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

29.7                        No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

29.8                        Business Days

(a)                                 Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)                                 During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

29.9                        Currency of account

(a)                                 Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)                                 A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)                                  Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)                                 Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)                                 Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

29.10                 Change of currency

(a)                                 Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)                                     any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(ii)                                  any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)                                 If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

30.                               SET-OFF

Without prejudice to the rights of the Finance Parties at law, whilst an Event of Default is continuing unremedied and unwaived, a Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

31.                               NOTICES

31.1                        Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter and, in all cases, shall be made in accordance with the Stamp Duty Guidelines.

31.2                        Addresses

Subject to the other terms of this Agreement, the address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)                                 in the case of the Obligors’ Agent, that identified with its name below;

(b)                                 in the case of each Lender or any other Original Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)                                  in the case of the Agent and the Security Agent, that identified with its name below,

or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice, provided that such address, fax number or department or officer shall be outside the Republic of Austria.

31.3                        Delivery

(a)                                 Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)                                     if by way of fax, when received in legible form; or

(ii)                                  if by way of letter, when it has been left at the relevant address seven Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 31.2 (Addresses), if addressed to that department or officer.

(b)                                 Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)                                  All notices from or to an Obligor shall be sent through the Agent.

(d)                                 Any communication or document made or delivered to the Obligors’ Agent in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

31.4                        Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 31.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

31.5                        Electronic communication

(a)                                 Any communication to be made between the Parties under or in connection with the Finance Documents (other than (i) delivery of any Utilisation Request, a certificate in accordance with Clause 20.2 (Compliance Certificate) or any request for an amendment to or waiver of this Agreement, (ii) in the case of a Guarantor, delivery of any request for an amendment or waiver of this Agreement) may be made by electronic mail or other electronic means and the Parties shall notify each other (in particular, the Agent) in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means.

(b)                                 Each Party shall promptly notify each other Party (in particular, the Agent) of any change to their electronic mail address or any other such information supplied by them.

(c)                                  Any electronic communication made:

(i)                                     by the Agent to another Party will be effective only when actually received in readable form by the relevant recipient and then only if it is addressed in such a manner as that relevant Lender or Obligor, as the case may be, shall specify to the Agent for this purpose; and

(ii)                                  by a Lender or any Obligor to the Agent will be effective only when actually received in readable form by the Agent and then only if it is addressed in such a manner as the Agent shall specify to that Lender or, as the case may be, that Obligor for this purpose.

(d)                                 Each Party shall notify any affected Parties promptly upon becoming aware that its electronic mail system or other electronic means of communication cannot be used due to technical failure (and that failure is continuing for more than 36 hours). Until that Party has notified the other affected Parties that the failure has been remedied, all notices between those Parties shall be sent by fax or letter in accordance with this Clause 31 (Notices).

(e)                                 In the case of notification of rates of interest by the Agent pursuant to Clause 9.4 (Notification of rates of interest) and in the case of the delivery of any document by the Agent pursuant to paragraph (a) of Clause 26.2 (Duties of the Agent), the Agent may refer a Lender or an Obligor (by fax, letter or e-mail) to a web site and to the location of the relevant information on such web site in discharge of such notification or delivery obligation.

(f)                                     Each of the Parties agrees that it will comply with the Stamp Duty Guidelines.

31.6                        English language

(a)                                 Any notice given under or in connection with any Finance Document must be in English.

(b)                                 All other documents provided under or in connection with any Finance Document must be:

(i)                                     in English; or

(ii)                                  if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

31.7                        Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly but always in accordance with the Stamp Duty Guidelines.  This provision shall not operate after a replacement Agent has been appointed.

32.                               CALCULATIONS AND CERTIFICATES

32.1                        Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

32.2                        Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

32.3                        Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

33.                               PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

34.                               REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party any right or remedy under the Finance Documents shall operate as a waiver,

nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

35.                               AMENDMENTS AND WAIVERS

35.1                        Intercreditor Agreement

This Clause 35 is subject to the terms of the Intercreditor Agreement.

35.2                        Required consents

(a)                                 Subject to Clause 35.3 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors’ Agent and any such amendment or waiver will be binding on all Parties.

(b)                                 The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

Each Obligor agrees to any such amendment or waiver permitted by this Clause 35.2 which is agreed to by the Company.  This includes any amendment or waiver which would, but for this paragraph (c), require the consent of all Guarantors.

35.3                        Exceptions

(a)                                 An amendment or waiver that has the effect of changing or which relates to:

(i)                                     the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)                                  subject to paragraph (c) below, an extension to the date of payment of any amount under the Finance Documents;

(iii)                               save for as otherwise provided in paragraph (e) below a reduction in the Margin, the commission rate, the amount of, or the currency of any payment of principal, interest, fees or commission payable;

(iv)                                subject to paragraph (c) below, an increase or extensions of any Commitment;

(v)                                   a change to the Borrowers or the Guarantors (other than in accordance with Clause 25 (Changes to the Obligors);

(vi)                                any provision which expressly requires the consent of all the Lenders;

(vii)                             Clause 2.2 (Finance Parties’ rights and obligations), Clause 8.3 (Exit), Clause 24 (Changes to the Lenders), Clause 28 (Sharing among the Lenders) or this Clause 35;

(viii)                          the manner in which the proceeds of enforcement of the Transaction Security are distributed; or

(ix)                                any amendment to the order of priority or subordination under the Intercreditor Agreement,

shall not be made without the prior consent of all the Lenders.

(b)                                 An amendment or waiver which relates to the rights or obligations of the Agent or the Mandated Lead Arrangers may not be effected without the consent of the Agent or the Mandated Lead Arrangers.

(c)                                  Any amendment or waiver which relates to the right of prepayment under Clause 8 (Prepayment and cancellation) save for Clause 8.3 (Exit), shall not be made without the prior consent of the Majority Lenders.

(d)                                 Any amendment or waiver which relates to:

(i)                                     the nature or scope of the Charged Property; or

(ii)                                  the nature or scope of or any release of any guarantee and indemnity granted under Clause 18 (Guarantee and indemnity) or of any Transaction Security,

in each case other than as contemplated under Clause 25.7 (Release of security on disposal) shall not be made without the prior consent of the Super-Majority Lenders.

(e)                                 A Fee Letter may be amended or waived with the agreement of the parties to that Fee Letter.

(f)                                     If any Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any of the terms of any Finance Document or other vote of Lenders under the terms of this Agreement within 10 Business Days (unless the Company and the Agent agree to a longer time period in relation to any request) of that request being made, its Commitment and/or participation shall not be included for the purpose of calculating the Total Commitments or participations under the Facility when ascertaining whether any relevant percentage of Total Commitments and/or participations has been obtained to approve that request.

35.4                        Replacement of Lender

(a)                                 If at any time:

(i)                                     any Lender becomes a Non-Consenting Lender (as defined in paragraph (c) below); or

(ii)                                  an Obligor becomes obliged to repay any amount in accordance with Clause 8.1 (Illegality) or to pay additional amounts pursuant to Clause 14.1 (Increased Costs) or Clause 13.2 (Tax gross-up) to any Lender in excess of amounts payable to the other Lenders generally, then the Company may, on 15 Business Days’ prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 24 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Company, and which is acceptable to the Agent (acting reasonably), which confirms its willingness to assume and does assume all the obligations of the transferring Lender (including the assumption of the transferring Lender’s participations on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest and/or fees arising under Clause 12 (Fees), Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)                                 The replacement of a Lender pursuant to this Clause 35 shall be subject to the following conditions:

(i)                                     the Company shall have no right to replace the Agent;

(ii)                                  neither the Agent nor the Lender shall have any obligation to the Company to find a Replacement Lender;

(iii)                               in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than 60 days after the date the Non-Consenting Lender notifies the Company and the Agent of its failure or refusal to give a consent in relation to, or agree to any waiver or amendment to the Finance Documents requested by the Company; and

(iv)                                in no event shall the Lender replaced under this paragraph (b) be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents.

(c)                                  In the event that:

(i)                                     the Company or the Agent (at the request of the Company) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;

(ii)                                  the consent, waiver or amendment in question requires the approval of all the Lenders or Super Majority Lenders; and

(iii)                               Lenders whose Commitments aggregate more than 75 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 75 per cent. of the Total Commitments prior to that reduction) have consented or agreed to such waiver or amendment, then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a “Non-Consenting Lender”.

35.5                        Disenfranchisement of Defaulting Lenders

(a)                                 For so long as a Defaulting Lender has any Available Commitment, in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender’s Commitments will be reduced by the amount of its Available Commitments.

(b)                                 For the purposes of this Clause 35.5, the Agent may assume that the following Lenders are Defaulting Lenders:

(i)                                     any Lender which has notified the Agent that it has become a Defaulting Lender; and

(ii)                                  any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of “Defaulting Lender” has occurred, unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

35.6        Replacement of a Defaulting Lender

(a)           The Company may, at any time after a Lender has become and continues to be a Defaulting Lender, by giving 15 Business Days’ prior written notice to the Agent and such Lender:

(i)            replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 24 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement; and

(ii)           require such Lender to (and such Lender shall) transfer pursuant to Clause 24 (Changes to the Lenders) all (and not part only) of the undrawn Commitment of the Lender,

to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Company, and which (unless the Agent is an Impaired Agent) is acceptable to the Agent (acting reasonably), which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender’s participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest and fees, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)           Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause 35.6 shall be subject to the following conditions:

(i)            the Company shall have no right to replace the Agent or Security Agent;

(ii)           neither the Agent nor the Defaulting Lender shall have any obligation to the Company to find a Replacement Lender;

(iii)          the transfer must take place no later than 60 days after the notice referred to in paragraph (a) above and in accordance with Clause 24 (Changes to the Lenders); and

(iv)           in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents.

36.          COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

37.          PLACE OF PERFORMANCE

37.1        Performance

The Parties shall perform their obligations under or in connection with the Finance Documents exclusively at the Place of Performance (as defined below), but in no event at a place in Austria and the performance of any obligations or liability under or in connection with the Finance Documents within the Republic of Austria shall not constitute discharge or performance of such obligation or liability. For the purposes of the above, “Place of Performance” means:

(a)           in relation to any payment by an Obligor or a Finance Party under or in connection with a Finance Document, the place at which such payment is to be made pursuant to Clause 29.1 (Payments to the Agent); and

(b)           in relation to any other obligation or liability under or in connection with the Agreement, the premises of the Agent in London or any other place outside of Austria as the Agent specifies from time to time.

37.2        Delivery of notices by Agent

Notwithstanding Clause 31 (Notices) and Clause 37.1 (Performance) but subject to Clause 13.5 (Stamp Taxes) and paragraph (f) of Clause 31.5 (Electronic communication), each of the Obligors agrees that any notice or document delivered to it under or in connection with the Finance Documents shall be sent to an address located outside of Austria which, unless it notifies the Agent otherwise, shall be 154, Chaussee de la Hulpe, B-1170 Brussels, (Watermael-Boitsfort), Belgium.

38.          CONFIDENTIALITY

38.1        Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 38.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

38.2        Disclosure of Confidential Information

Any Finance Party may disclose:

(a)           to any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this sub paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)           to any person:

(i)            to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)           with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)          appointed by any Finance Party or by a person to whom sub paragraph (b)(i) or (b)(ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (d) of Clause 26.14 (Relationship with the Lenders));

(iv)           who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in sub paragraph (b)(i) or (b)(ii) above;

(v)            to whom information is required or requested to be disclosed by any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)           to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 24.6 (Security over Lenders’ rights);

(vii)          required in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(viii)         who is a Party; or

(ix)           with the consent of the Company;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)           in relation to sub paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)           in relation to sub paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information; or

(C)          in relation to sub paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)           to any person appointed by that Finance Party or by a person to whom sub paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party;

(d)           to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if in relation to sub-paragraphs (b)(i) and (b)(ii) above, the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

(e)           For the purposes only of and under the conditions set forth in this Clause 38.2, the Obligors waive any rights they may have in respect of banking secrecy pursuant to the Austrian Banking Act 1993, Austrian law gazette 1993/532, as amended from time to time (Bankwesengesetz 1993, BGBI 1993/532 in der jeweils gültigen Fassung).

38.3        Entire agreement

This Clause 38 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

38.4        Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

38.5        Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:

(a)           of the circumstances of any disclosure of Confidential Information made pursuant to sub paragraph (b)(v) of Clause 38.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)           upon becoming aware that Confidential Information has been disclosed in breach of this Clause 38 (Confidentiality).

38.6        Continuing obligations

The obligations in this Clause 38 (Confidentiality) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of: (a) the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise ceased to be available and (b) the date on which such Finance Party otherwise ceases to be a Finance Party.

39.          GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

40.          ENFORCEMENT

40.1        Jurisdiction of English Courts

(a)           The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement) or any non-contractual obligation arising out of or in connection with this Agreement (a “Dispute”).

(b)           The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)           This Clause 40.1 is for the benefit of the Finance Parties and Secured Parties only. As a result, no Finance Party or Secured Party shall be prevented from taking proceedings relating to a Dispute (“Proceedings”) in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties and Secured Parties may take concurrent proceedings in any number of jurisdictions.

40.2        Service of process

(a)           Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(i)            irrevocably appoints Sappi (UK) Sales Office Ltd as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)           agrees that failure by a process agent to notify such Obligor of the process will not invalidate the proceedings concerned.

(b)           If any person appointed to act as agent for service of process is unable for any reason to act as agent for service of process, the Company (on behalf of all the Obligors) must immediately (and in any event within 15 Business Days of such event taking place) appoint another agent on terms acceptable to the Agent.  Failing this, the Agent may appoint another agent for this purpose.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

The Original Parties

Part I
The Original Obligors

Original Borrowers	Registration number (or equivalent, if any)

Sappi Papier Holding GmbH	FN167931h (Austria)

Sappi International SA	RPM Brussels 0449.887.582 (Belgium)

Original Guarantors	Registration number (or equivalent, if any)

Sappi Limited	1936/008963/06 (South Africa)

Sappi Papier Holding GmbH	FN167931h (Austria)

Sappi International SA	RPM Brussels 0449.887.582 (Belgium)

SD Warren Company	878041 (Pennsylvania)

SDW Holdings Corporation	2441157 (Delaware)

Sappi Cloquet LLC	3498035 (Delaware)

Sappi Lanaken NV	RPR Tongeren 0420.732.352 (Belgium)

Sappi Deutschland GmbH	HRB59586 registered with the Commercial Register of Hanover (Germany)

Sappi Deutschland Holding GmbH	HRB110140 registered with the Commercial register of Hildesheim (Germany)

Sappi Lanaken Press Paper NV	RPR Tongeren 0426.966.779 (Belgium)

Sappi Pulp Asia Limited	0925340 (Hong Kong)

Sappi Nijmegen BV	10041104 (Netherlands)

Sappi Alfeld GmbH	HRB110356 registered with the Commercial Register of Hildesheim (Germany)

Sappi Maastricht BV	14631722 (Netherlands)

Sappi Netherlands BV	14631721 (Netherlands)

Sappi Ehingen GmbH	HRB490647 registered with the Commercial Register of Ulm (Germany)

Sappi Europe SA	RPM Brussels 0449.654.386 (Belgium)

Sappi Gratkorn GmbH	FN 69000x (Austria)

Original Guarantors	Registration number (or equivalent, if any)

Sappi MagnoStar GmbH	FN 140031d (Austria)

Sappi Austria Produktions - GmbH & Co. KG	FN 223882p (Austria)

Sappi Stockstadt GmbH	HRB8118 registered with the Commercial Register of Aschaffenburg (Germany)

Sappi Finland I Oy	2219145-0 (Finland)

Part II
The Original Lenders

Original Lender	Commitment (Euro)

ABN AMRO Bank NV, Belgian Branch	25,000,000

Citibank, N.A. London Branch	40,000,000

HSBC Bank plc	40,000,000

J.P. Morgan Europe Limited	50,000,000

KBC Bank Deutschland AG	25,000,000

Natixis	24,000,000

UniCredit Bank Czech Republic, a.s.	5,000,000

Total	209,000,000

SCHEDULE 2

Conditions Precedent

Part I
Conditions Precedent to Initial Utilisation

1.             Obligors and Non-Obligor Chargors

(a)           A copy of the constitutional documents of each Original Obligor, including, in the case of:

(i)            an Austrian Obligor, a copy of the articles of association (Gesellschaftsvertrag) and a copy of an extract from the commercial register (Firmenbuch);

(ii)           a Belgian Obligor, up-to-date coordinated articles of association, a KBO Certificate and a non-bankruptcy certificate (both dated not earlier than 15 Business Days prior to the date of this Agreement);

(iii)          a Dutch Obligor, its deed of incorporation, its articles of association and a certified extract from the trade register;

(iv)           a Finnish Guarantor, a certified copy of the articles of association and a certified extract from the trade register, each dated not earlier than seven days prior to the date of this Agreement;

(v)            a Hong Kong Guarantor, a copy of the memorandum and articles of association, a copy of the certificate of incorporation and a copy of any certificate of change of name;

(vi)           a German Guarantor (x) an extract from the Commercial Register (Handelsregister) (dated no earlier than 10 calendar days prior to the date of this Agreement), certified by the competent Commercial Register; and (y) a copy of the current articles of association (Gesellschaftsvertrag) certified by the competent Commercial Registry (in case of a corporation) or by a director of the relevant Original Obligor (in case of a partnership) and (z) the current shareholders’ list as filed with the Commercial Register; and

(vii)          to the extent applicable, any Original Obligor established in any other jurisdiction, the relevant local law equivalent.

(b)           A copy of a resolution of the board of directors of each Original Obligor (other than a German Guarantor) and/or equivalent body under the respective applicable law of each Original Obligor (which for a German Guarantor is a shareholders’ resolution):

(i)            approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute, deliver and perform the Finance Documents to which it is a party and (in respect of the Belgian Obligor) setting out the reasons why the board of directors of the Belgian Obligor consider that the entry into the Finance Documents to which it is a party, and in particular the assumption of its guarantee obligations in accordance with Clause 18 (Guarantee and Indemnity) of this Agreement, is of benefit to the Belgian Obligor;

(ii)           authorising a specified person or persons to execute the Finance Documents, to which it is a party on its behalf;

(iii)          authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(iv)           in the case of an Obligor other than SISA, authorising SISA to act as its agent in connection with the Finance Documents.

(c)           A copy of a resolution signed by all the holders of the issued shares in each Original Obligor (except the Company, any Belgian Guarantor, any US Guarantor and any German Guarantor), approving the terms of, and the transactions contemplated by, the Finance Documents to which the Original Obligor is a party.

(d)           A resolution of the shareholders meeting or a written resolution of all shareholders of the Belgian Obligor approving the provisions of the Finance Documents requiring an early repayment in the case of a change of control over the Belgian Obligor, together with evidence that an extract of such resolution has been or will be filed with the clerk of the commercial court of the judicial district of the Belgian Obligor in accordance with Article 556 of the Belgian Company Code within 15 Business Days from the date of this Agreement.

(e)           A copy of a resolution of the supervisory board (Aufsichtsrat) and/or advisory board (Beirat) (as applicable) of each Original Obligor incorporated in Austria approving the terms of, and transactions contemplated by, the Finance Documents to which it is a party and resolving that it executes the Finance Documents to which it is a party.

(f)            A copy of a resolution of the supervisory board (if any) of each Dutch Obligor approving the terms of, and transactions contemplated by, the Finance Documents to which it is a party and resolving that it executes the Finance Documents to which it is a party.

(g)           A copy of a resolution of the supervisory board (Aufsichtsrat) (if any and if required pursuant to the articles of association or applicable law) or advisory board (Beirat) (if any and if required pursuant to the articles of association or applicable law) of each Original Obligor incorporated in Germany approving the terms of, and transactions contemplated by, the Finance Documents to which it is a party and resolving that it executes the Finance Documents to which it is a party.

(h)           A copy of a request for advice addressed to the works council (if any) of each Dutch Obligor and a copy of the letter of such works council (if any) evidencing that such works council (if any) has given positive advice in respect of the Finance Documents and the transactions contemplated thereby

(i)            A certificate of an authorised signatory of the Company confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on any Original Obligor to be exceeded.

(j)            A certificate of an authorised signatory of, each Original Obligor certifying that each copy document relating to it specified in this Part I Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the Signing Date.

(k)           A certificate of an authorised signatory of each Original Obligor including a specimen of the signature of each person (i) authorised by the resolution referred to in paragraph (b) above or (ii) of a person being generally authorised to execute the Finance Documents to which it is party on its behalf.

(l)            In respect of each of Sappi Schweiz AG and Sappi Trading Pulp AG:

(i)            a certified copy of board resolutions acknowledging and agreeing to (1) the pledge over its shares, (2) the pledge’s registration in the shareholders’ registers and (3) the registration of an acquiror of the shares upon enforcement of the share pledge agreement as shareholder in the shareholders’ register of Sappi Schweiz AG or Sappi Trading Pulp AG, as relevant; and

(ii)           certified copies of the correct and up to date excerpts from the commercial register and the articles of association.

(m)          In respect of each Non-Obligor Chargor a party to a Transaction Security Document listed in Schedule 15 (Transaction Security Documents), equivalent documentation to that listed for Original Obligors in paragraphs (c) and, in the case of Sappi Esus Beteiligungsverwaltungs GmbH, paragraph (e) above.

2.             Finance Documents

The following documents, executed by the parties thereto:

(a)           this Agreement;

(b)           the Mandate Letter;

(c)           the Fee Letters;

(d)           the Intercreditor Agreement;

(e)           at least two originals of each Transaction Security Document executed by the relevant Original Obligors and Non-Obligor Chargors;

(f)            a copy of the following notices required to be sent under the Transaction Security Documents executed by the relevant Original Obligors and Non-Obligor Chargors and duly acknowledged by the addressee:

(i)            in respect of the share pledge agreements:

(A)           notification of Sappi Papier Holding GmbH of the pledge over its shares;

(B)           acknowledgement of the notification in (A) above  from Sappi Papier Holding GmbH to the Security Agent;

(C)          notification of Sappi Gratkorn GmbH of the pledge over its shares;

(D)          acknowledgement of the notification in (C) above from Sappi Gratkorn GmbH to the Security Agent;

(E)           notification of Sappi MagnoStar GmbH of the pledge over its shares;

(F)           acknowledgement of the notification in (E) above from Sappi MagnoStar GmbH to the Security Agent;

(G)          notification of Sappi Austria Produktions-GmbH & Co. KG of the pledge over its partnership interests;

(H)          acknowledgement of the notification in (G) above from Sappi Austria Produktions-GmbH & Co. KG to the Security Agent;

(I)            notification to Sappi Finland I Oy of the pledge over its shares;

(J)           acknowledgement of the notification in (I) above from Sappi Finland I Oy to the Security Agent;

(K)           notification to Sappi Manufacturing (Proprietary) Limited of the pledge over its shares;

(L)           acknowledgement of the notification in (K) above from Sappi Manufacturing (Proprietary) Limited to Sappi Limited and the Security Agent;

(M)          declaration of pledge to be provided by each Belgian Original Obligor with respect to the pledge over its shares;

(N)          correct and up to date shareholders’ registers for Sappi Schweiz AG and Sappi Trading Pulp AG acknowledging that the shares of the relevant company have been pledged in favour of the Security Agent and the other Pledgees under the share pledge agreement;

(ii)           in respect of the intercompany loan pledges and assignments:

(A)           notification of debtors (Drittschuldnerverständigungen) with respect to the pledge of receivables by Sappi Papier Holding GmbH;

(B)           acknowledgement of the notification of debtors (Drittschuldnerverständigungen) with respect to the pledge of receivables by Sappi Papier Holding GmbH;

(C)          notification of debtors (Drittschuldnerverständigungen) with respect to the pledge of receivables by Sappi Austria Produktions-GmbH & Co KG;

(D)          acknowledgement of the notification of debtors (Drittschuldnerverständigungen) with respect to the pledge of receivables by Sappi Austria Produktions-GmbH & Co KG;

(E)           notification of debtors with respect to the Belgian law pledge relating to intercompany loans granted by certain Belgian Obligors and other Group Companies;

(F)           notification of debtor with respect to the English law assignment of intercompany loans granted by Sappi Papier Holding GmbH;

(G)          notification of debtor with respect to the English law assignment of intercompany loans granted by Sappi Pulp Asia Limited;

(H)          notification of debtor with respect to the English law assignment of intercompany loans granted by Sappi Finland I Oy; and

(I)            notification of debtors with respect to the Dutch law pledge relating to intercompany loans granted by Sappi Netherlands B.V.;

(g)           where applicable, a copy of all share certificates, transfers and stock transfer forms or equivalent duly executed by the relevant Original Obligors and Non-Obligor Chargors in blank in relation to the assets subject to or expressed to be subject to the Transaction Security and other documents (including documents of title) to be provided under the Transaction Security Documents; and

(h)           a shareholders’ consent resolution of the pledged company in respect of each of the following share pledges:

(i)            the pledge of shares in Sappi Deutschland GmbH;

(ii)           the pledge of shares in Sappi Deutschland Holding GmbH;

(iii)          the pledge of shares in Sappi Alfeld GmbH;

(iv)           the pledge of shares in Sappi Ehingen GmbH; and

(v)            the pledge of shares in Sappi Stockstadt GmbH.

3.             Legal opinions

Executed copies of the following legal opinions, each addressed to the Mandated Lead Arrangers, the Agent and the Original Lenders and capable of being relied upon by any persons to become Lenders pursuant to primary syndication of the Facility:

(a)           legal opinion of Latham & Watkins, legal advisers to the Mandated Lead Arrangers and the Agent in England, substantially in the form distributed to the Original Lenders prior to signing this Agreement;

(b)           legal opinion of Lydian, legal advisers to the Mandated Lead Arrangers and the Agent in Belgium, substantially in the form distributed to the Original Lenders prior to signing this Agreement;

(c)           legal opinion (enforceability) of Schönherr Rechtsanwälte GmbH, legal advisers to the Mandated Lead Arrangers and the Agent in Austria, substantially in the form distributed to the Original Lenders prior to signing this Agreement;

(d)           legal opinion of (capacity) of Freshfields Austria, legal advisers to the Company in Austria, substantially in the form distributed to the Original Lenders prior to signing this Agreement;

(e)           legal opinion of Werksmans, legal advisers to the Mandated Lead Arrangers and the Agent in South Africa, substantially in the form distributed to the Original Lenders prior to signing this Agreement;

(f)            legal opinion of Niederer Kraft & Frey AG, legal advisers to the Mandated Lead Arrangers and the Agent in Switzerland, substantially in the form distributed to the Original Lenders prior to signing this Agreement;

(g)           legal opinion (enforceability) of Latham & Watkins, Germany, legal advisers to the Mandated Lead Arrangers and the Agent in Germany substantially in the form distributed to the Original Lenders prior to signing this Agreement;

(h)           legal opinion (capacity) of Linklaters, Germany, legal advisers to the Company in Germany, substantially in the form distributed to the Original Lenders prior to the signing of this Agreement;

(i)            legal opinion of Latham & Watkins, Hong Kong legal advisers to the Mandated Lead Arrangers and the Agent in Hong Kong substantially in the form distributed to the Original Lenders prior to signing this Agreement;

(j)            legal opinion (enforceability) of Latham & Watkins, New York, legal advisers to the Mandated Lead Arrangers and the Agent in New York substantially in the form distributed to the Original Lenders prior to signing this Agreement;

(k)           legal opinion (capacity in relation to SD Warren Company) of Morgan Lewis & Bockius LLP, legal advisers to the Company in Pennsylvania, substantially in the form distributed to the Original Lenders prior to signing this Agreement;

(l)            legal opinion (enforceability of local law US Security Documents) of Leonard, Street and Deinard, legal advisers to the Company in Minnesota, substantially in the form distributed to the Original Lenders prior to signing this Agreement;

(m)          legal opinion (enforceability of local law US Security Documents) of Pierce Atwood LLP, legal advisers to the Company in Maine, substantially in the form distributed to the Original Lenders prior to signing this Agreement;

(n)           Delaware law legal opinion (capacity in relation to Sappi Cloquet LLC and SDW Holdings Corporation) of Cravath, Swaine & Moore LLP, legal advisers to the Company in Delaware, substantially in the form distributed to the Original Lenders prior to signing this Agreement;

(o)           legal opinion of Castrén & Snellman Attorneys Ltd, legal advisers to the Mandated Lead Arrangers and the Agent in Finland substantially in the form distributed to the Original Lenders prior to signing this Agreement; and

(p)           legal opinion of NautaDutilh, legal advisers to the Mandated Lead Arrangers and the Agent in The Netherlands substantially in the form distributed to the Original Lenders prior to signing this Agreement.

4.             Reports

The PwC Report, together with confirmation that such report can be relied up by the Agent and the Original Lenders and any persons to become Lenders pursuant to primary syndication of the Facility.

5.             Other documents and evidence

(a)           Evidence that the process agent referred to in Clause 40.2 (Service of process), if not an Original Obligor has accepted its appointment.

(b)           The Group Structure Chart which shows the Group as at the Signing Date.

(c)           A copy, certified by an authorised signatory of the Company to be a true copy, of the Original Financial Statements of each Original Obligor.

(d)           A copy, certified by an authorised signatory of the Company to be a true copy of the Base Case Model.

(e)           Evidence that the fees, costs and expenses then due from the Company pursuant to Clause 12 (Fees) and Clause 17 (Costs and expenses) have been or will be paid on the Signing Date.

(f)            Evidence that the Company has received commitments from the banks (including any commitments provided by the Mandated Lead Arrangers (or their Affiliates)), to provide the new OeKB Facility in an aggregate amount of not less than Euro 400,000,000 and having a final maturity date in 2014 (and which may amortise from December 2010 in the manner agreed by the Agent).

(g)           A certificate from the Company duly executed by an authorised signatory setting out the name and relevant details of each Material Subsidiary and for each Excluded Subsidiary:

(i)            the earnings before interest, tax, depreciation and amortisation (calculated on the same basis as EBITDA, as defined in Clause 21 (Financial Covenants)) of such Excluded Subsidiary as a percentage of the consolidated EBITDA (as defined in Clause 21 (Financial Covenants) of the Group; and

(ii)           the gross assets of such Excluded Subsidiary as a percentage of the consolidated gross assets of the Group.

(h)           “Know your customer” documentations and checks in respect of the Company (including, if necessary, the directors and shareholders thereof) and the Obligors.

(i)            Either:

(i)            (A)          evidence of an additional Euro 150,000,000 (or its equivalent in any other currency or currencies) being made available after 31 March 2009 to the Group by way of receivables securitisation and other long term financing; and

(B)           evidence that the Facility and the OeKB Facility in aggregate will raise no less than Euro 600,000,000 (or its equivalent in any other currency or currencies); or

(ii)                            evidence that the Facility, the OeKB Facility and other long term financing or receivables financing in each case raised after 31 March 2009 in aggregate will raise no less than Euro 850,000,000 (or its equivalent in any other currency or currencies) provided that in satisfaction of this condition, no more than Euro 150,000,000 (or its equivalent in any other currency or currencies) shall be contributed by way of receivables financing.

(j)            Evidence of exchange control approval of the Exchange Control Department of the South African Reserve Bank and unconditional approval from the South African Reserve Bank for (i) the New Financings and (ii) all the terms contained in the Finance Documents and the other documents relating to the New Financings (including without limitation all pricing and fees and the permission for all affected Obligors to conclude and perform their obligations under such documents).

(k)           Evidence that the Existing RCF Facility has been, or will be, cancelled and has been or will be prepaid on the Signing Date.

(l)            Evidence that the Vendor Loan Notes have been, or will be, repaid on the Signing Date.

(m)          Evidence that all Required Amendments have been effected and copies of each executed amendment affecting the Required Amendments as referred to in Schedule 13 (Required Amendments) have been delivered to the Agent.

(n)           Evidence that all Required Accessions have been effected and copies of each executed accession letter and/or certificate as referred to in Schedule 14 (Required Accessions and Consents) have been delivered to the Agent.

(o)           Evidence that all Required Consents have been granted and copies of each executed consent as referenced to in Schedule 14 (Required Accessions and Consents) have been delivered to the Agent.

Part II
Conditions Precedent Required to be
Delivered by an Additional Obligor

1.             An Accession Letter, duly executed by the Additional Obligor and the Company.

2.             A copy of the constitutional documents of the Additional Obligor, including, in the case of:

(a)           an Austrian Obligor, a copy of the articles of association (Gesellschaftsvertrag), and a copy of an extract from the commercial register (Firmenbuch),

(b)           a Belgian Obligor, up-to-date coordinated articles of association, a KBO Certificate and a non-bankruptcy certificate (both dated not earlier than 15 Business Days prior to the date of the Accession Letter);

(c)           a Dutch Obligor, its deed of incorporation, its articles of association and a certified extract from the trade register;

(d)           a Finnish Guarantor, a certified copy of the articles of association and a certified extract from the trade register, each dated not earlier than seven days prior to the date of the Accession Letter;

(e)           a Hong Kong Guarantor, a copy of the memorandum and articles of association, a copy of the certificate of incorporation and a copy of any certificate of change of name;

(f)            a German Guarantor (x) an extract from the Commercial Register (Handelsregister) (dated no earlier than 10 calendar days prior to the date of the Accession Letter), certified by the competent Commercial Register; and (y) a copy of the current articles of association (Gesellschaftsvertrag) certified by the competent Commercial Registry (in case of a corporation) or by a director of the relevant Original Obligor (in case of a partnership) and (z) the current shareholders’ list as filed with the Commercial Register; and

(g)           to the extent applicable, any Additional Obligor established in any other jurisdiction, the relevant local law equivalent.

3.             A copy of a resolution of the board of directors of each Additional Obligor (other than an Additional Obligor incorporated in Germany) and/or equivalent body under the respective applicable law of each Additional Obligor (which for an Additional Obligor incorporated in Germany is a shareholders’ resolution):

(a)           approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute, deliver and perform the Finance Documents to which it is a party and (in respect of a Belgian Obligor) setting out the reasons why the board of directors of the Belgian Obligor consider that the entry into the Finance Documents to which it is a party, and in particular the assumption of its guarantee obligations in accordance with Clause 18 (Guarantee and indemnity) of this Agreement, is of benefit to the Belgian Obligor;

(b)           authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;

(c)           authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request or Selection

Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(d)           in the case of an Obligor other than the Company, authorising SISA to act as its agent in connection with the Finance Documents.

4.             If applicable, a copy of a resolution of the board of directors of the relevant company, establishing the committee referred to in paragraph (3) above.

5.             If applicable, a copy of a resolution signed by all the holders of the issued shares in the Additional Obligor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Obligor is a party or, in the case of a Belgian Obligor, a written resolution of all shareholders of the Belgian Obligor approving the provisions of the Finance Documents requiring an early repayment in the case of a change of control over the Belgian Obligor, together with evidence that an extract of such resolution has been or will be filed with the clerk of the commercial court of the judicial district of the Belgian Obligor in accordance with Article 556 of the Belgian Company Code within 15 Business Days from the date of the Accession Letter.

6.             A copy of a resolution of the supervisory board (Aufsichtsrat) and/or advisory board (Beirat) (as applicable) of each Additional Obligor incorporated in Austria approving the terms of, and transactions contemplated by, the Finance Documents to which it is a party and resolving that it executes the Finance Documents to which it is a party

7.             A copy of a resolution of the supervisory board (if any) of each Additional Obligor incorporated in The Netherlands approving the terms of, and transactions contemplated by, the Finance Documents to which it is a party and resolving that it executes the Finance Documents to which it is a party.

8.             A copy of a resolution of the supervisory board (Aufsichtsrat) (if any and if required pursuant to the articles of association or applicable law) or advisory board (Beirat) (if any and if required pursuant to the articles of association or applicable law) of each Additional Obligor incorporated in Germany approving the terms of, and transactions contemplated by, the Finance Documents to which it is a party and resolving that it executes the Finance Documents to which it is a party.

9.             A copy of a request for advice addressed to the works council (if any) of each Additional Obligor incorporated in The Netherlands and a copy of the letter of such works council (if any) evidencing that such works council (if any) has given positive advice in respect of the Finance Documents and the transactions contemplated thereby

10.          A certificate of the Additional Obligor (signed by a director or other authorised signatory of such Additional Obligor) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

11.          A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in this Part II of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

12.          A copy of any other Authorisation or other document, opinion or assurance which the Agent (acting reasonably) considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document to which the Additional Obligor will become a Party.

13.          If available, the latest audited financial statements of the Additional Obligor.

14.          If the proposed Additional Obligor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause 40.2 (Service of process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Obligor.

15.          If the proposed Additional Obligor is incorporated in The Republic of South Africa, any required approval of the Exchange Control Department of the South African Reserve Bank.

16.          Any share security agreement (an “Additional Share Security Agreement”) to be executed by the immediate Holding Company of the Additional Obligor in respect of the shares in such Additional Obligor substantially on the same terms as the equivalent share Security granted pursuant to the Transaction Security Documents.  Such Security shall not be required where it would result in:

(a)           a breach of any corporate, benefit, financial assistance, capital maintenance, fraudulent preference, thin capitalisation rules or any other general statutory laws or regulations;

(b)           a significant risk of the officers of the Group contravening their fiduciary duties, any legal prohibition and/or incurring civil or criminal liability; or

(c)           costs or tax liabilities that, in the opinion of the Agent (acting reasonably) will be disproportionate to the benefit to be obtained by the beneficiaries of such Security,

provided that the proposed grantor of such Security uses all reasonable endeavours (including the payment of reasonable fees, costs and expenses if necessary) to overcome any such obstacle.

17.          Any notices or documents required to be given or executed under the terms of any Additional Share Security Agreement.

18.          The following legal opinions, each addressed to the Agent, the Security Agent and the Lenders:

(a)           a legal opinion of the legal advisers to the Agent in England, as to English law in the form distributed to the Lenders prior to signing the Accession Letter; and

(b)           if the Additional Obligor is incorporated in a jurisdiction other than England and Wales or is executing a Finance Document which is governed by a law other than English law, a legal opinion of the legal advisers to the Agent in the jurisdiction of its incorporation or, as the case may be, the jurisdiction of the governing law of that Finance Document (the “Applicable Jurisdiction”) as to the law of the Applicable Jurisdiction and in the form distributed to the Lenders prior to signing the Accession Letter.

SCHEDULE 4

Mandatory Cost Formulae

1.             The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.             On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below.  The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.             The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent.  This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.             The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

(a)           in relation to a Sterling Loan:

 per cent. per annum

(b)           in relation to a Loan in any currency other than Sterling:

 per cent. per annum.

Where:

A              is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B             is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in paragraph (a) of Clause 9.3 (Default interest)) payable for the relevant Interest Period on the Loan.

C             is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D             is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E             is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.             For the purposes of this Schedule:

(a)           “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)           “Fees Rules” means the rules on periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)           “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)           “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.             In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05).  A negative result obtained by subtracting D from B shall be taken as zero.  The resulting figures shall be rounded to four decimal places.

7.             If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.             Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate.  In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)           the jurisdiction of its Facility Office; and

(b)           any other information that the Agent may reasonably require for such purpose.

9.             Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

10.          The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

11.          The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

12.          The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

13.          Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

14.          The Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 9

Existing Security, Guarantees and Intercompany Loans

Part I
Existing Security and Guarantees

Name of Group Company Granting Security /Guarantee	Description of Security/Guarantee	Principal Amount of Indebtedness Secured / Guaranteed

Security

Sappi Alfeld GmbH and Sappi Ehingen GmbH	Mortgage in favour of Allianz AG on land and buildings owned by Sappi Alfred GmbH and Sappi Ehingen GmbH	EUR20,452,675

SD Warren Company	Mortgage in favour of public bondholders in relation to land and buildings	USD106,610,000

Sappi Manufacturing	Mortgage in favour of Rand Merchant Bank of plant and equipment	ZAR174,000,000

Guarantees

Sappi Cloquet LLC	Guarantee in favour of IKEA Deutschland Verkauts GmbH & Co. Einrichtung in relation to lease arrangements in respect of mill operations located at Cloquet Minnesota, USA	Amount determined by “Termination Value” under the lease arrangement. As at September 2008 the termination value of the lease was approximately US$8 million.

Sappi Papier Holding GmbH and Sappi Austria Produktions GmbH and Co KG	Guarantee in favour of communities in Gratkorn, Austria, on behalf of Wasserverband	EUR 5,107,341

Sappi International SA	Guarantee in favour of Pulp Trading GmbH on behalf of Sappi Trading Germany GmbH, Sappi Trading Pulp AG and Sappi Pulp Americas LLP	USD 2,704,355

Sappi International SA	Guarantee in favour of Citibank, N.A. on behalf of Sappi (U.K.) Limited	GBP 490,000

Sappi International SA	Guarantee in favour of KBC Bank on behalf of Sappisure Försäkrings AB.	EUR 17,205

Sappi International SA	Guarantee in favour of Sappi UK Ltd Pension funds	GBP 30,000,000

Name of Group Company Granting Security /Guarantee	Description of Security/Guarantee	Principal Amount of Indebtedness Secured / Guaranteed

Sappi International SA and Sappi Limited	Guarantee in favour of public bond holders on behalf of Sappi Papier Holding GmbH	USD 750,000,000

Sappi International SA, Sappi Limited and Sappi Trading Pulp AG	Guarantee in favour of UniCredit Bank Austria AG on behalf of Sappi Papier Holding GmbH	EUR400,085,125

Sappi International SA, Sappi Limited and Sappi Trading Pulp AG	Guarantee in favour of UniCredit Bank Austria AG on behalf of Sappi Papier Holding GmbH	USD 37,858,535

Sappi International SA, Sappi Limited and Sappi Trading Pulp AG	Guarantee in favour of BNP Paribas on behalf of Sappi Papier Holding GmbH	CHF165,000,000 EUR 300,000,000

Sappi International SA and Sappi Limited	Guarantee in favour of Royal Bank of Scotland plc on behalf of Sappi Papier Holding GmbH	USD 20,000,000

Sappi International SA	Guarantee in favour of ING Bank on behalf of Sappi Europe S.A.	EUR 52,071

Sappi Lanaken NV	Guarantee in favour of KBC Bank NV	EUR119,157.41

Sappi International SA	Guarantee in favour of M-real Corporation on behalf of Sappi Papier Holding GmbH	EUR 220,000,000

Sappi Papier Holding GmbH	Guarantee in favour of North West Regional Development Agency on behalf of Sappi (U.K.) Limited	GBP 249,000 (EUR 292,648,53)

Sappi Papier Holding GmbH	Guarantee in favour of Bank Austria on behalf of Sappi Trading Germany GmbH	USD 2,227,493 (EUR 1,585,009)

Sappi Papier Holding GmbH	Guarantee in favour of ABN Amro on behalf of SD Warren Company	USD 23,000,000

Sappi Papier Holding GmbH	Guarantee in favour of Societe Generale on behalf of SD Warren	USD 10,000,000

Name of Group Company Granting Security /Guarantee	Description of Security/Guarantee	Principal Amount of Indebtedness Secured / Guaranteed

Company

Sappi Papier Holding GmbH	Guarantee in favour of Citibank on behalf of SD Warren Company	USD 20,790,000

Sappi Papier Holding GmbH	Guarantee in favour of Bank Austria on behalf of SD Warren Company	USD 21,174,725 (EUR 29,757,900)

Sappi Papier Holding GmbH	Guarantee in favour of third parties (suppliers, authorities, etc) on behalf of Sappi Netherlands BV	USD 5,100,000 (EUR 3,628,989)

Sappi Papier Holding GmbH	Guarantee in favour of Credit Agricole Indosuez on behalf of Sappi International SA	USD 20,000,000

Sappi International SA and Sappi Papier Holding GmbH	Guarantee in favour of AMB AMRO Bank NV on behalf of Sappi Netherlands BV	EUR220,000

Sappi Europe SA	Guarantees in favour of KBC Bank on behalf of various third parties	EUR 83,724.56

Sappi Europe SA	Guarantees in favour of KBC Bank	EUR 120,000

Sappi Europe SA	Guarantees in favour KBC Bank on behalf of SD Warren Company	EUR 74,400

Part II
Existing Intercompany Loans

Lender	Borrower	Total Principal Amount of Indebtedness (in thousands)

Sappi Limited	Sappi Manufacturing (Pty)	ZAR1,901,214

	Sappi Share Facilitation (Pty) Ltd	ZAR798,974

	Brocas Limited	ZAR370

Sappi Gratkorn GmbH (Real Est. Co.)	Sappi Austria Produktions GmbH & Co KG	Eur23,144

Sappi Magnostar GmbH	Sappi Austria Produktions GmbH & Co KG	Eur198,330

Sappi Austria Produktions GmbH & Co KG	Sappi Austria Vertriebs GmbH & Co KG	Eur1,610

	Wasserverband	Eur3,979

	Sappi Holding GmbH	Eur151

	Sappi Papier Holding GmbH	Eur433,055

	Sappi International SA	Eur48,000

Sappi Papier Holding GmbH	Sappi Austria Produktions GmbH & Co KG	Eur104,717

	Sappi Magnostar GmbH	Eur72,673

	Sappi Netherlands BV	Eur138,366

	Sappi Maastricht BV	Eur26,967

	Sappi China Holdings BV	Eur44,808

	Sappi UK Holdings BV	Eur133,179

	Sappi Lanaken Press Paper NV	Eur152,400

	Sappi International SA	Eur2,498

	Sappi Esus Beteiligungsverwaltungs GmbH	Eur1,497

Lender	Borrower	Total Principal Amount of Indebtedness (in thousands)

	Sappi Finland I Oy	Eur480,748

	Sappi Stockstadt GmbH	Eur35,639

	Sappi Deutschland Holding GmbH	Eur57,680

	Sappi Schweiz AG	Eur42,689

	S.D. Warren Company	Eur318,246

Sappi International SA	Sappi Papier Holding GmbH	Eur1,570,680

	Sappi UK Holdings BV	Eur78,697

	Sappi Lanaken NV	Eur227,605

	Sappi Deutschland Holding GmbH	Eur67,000

	Sappi Europe SA	Eur57,000

	Sappi Trading Germany GmbH	Eur8,448

Sappi Lanaken NV	Albertcentrale NV	Eur1,269

	Sappi Lanaken Press Paper NV	Eur152

Sappi Lanaken Press Paper NV	Sappi Lanaken NV	Eur203

	Sappi International SA	Eur12,000

Sappi Alfeld GmbH	Hannover Papier Projektierungsgesellschaft Blackburn GmbH	Eur18

	Sappi Trading Germany GmbH	Eur1

Sappi Ehingen GmbH	Sappi Alfeld GmbH	Eur2

Sappi Deutschland GmbH	Sappi Alfeld GmbH	Eur42

	Sappi Ehingen GmbH	Eur37

	Sappi Europe SA	Eur2,017

	Sappi Scandinavia AB	Eur92

	Sappi International SA	US$5,000

Sappi Stockstadt GmbH	Sappi Deutschland Holding GmbH	Eur5,669

Lender	Borrower	Total Principal Amount of Indebtedness (in thousands)

	Sappi International SA	Eur13,000

Sappi Pulp Asia Limited	Sappi International SA	US$47,999

Sappi Maastricht BV	Sappi Lanaken Press Paper NV	Eur26,967

Sappi Nijmegen BV	Sappi Netherlands BV	Eur21,879

Sappi Schweiz AG	Sappi International SA	CHF85,000

SD Warren Company	Sappi Papier Holding GmbH	US$30,000

Sappi Trading Pulp AG	Sappi International SA	US$112,000

	Sappi International SA	CHF1,698

Sappi Netherlands BV	Sappi Austria Produktions GmbH & Co KG	Eur7,435

	Sappi Maastricht BV	Eur124,058

	Sappi Netherlands Services BV	Eur11,753

	Sappi China Holdings BV	Eur8,902

	Sappi International SA	Eur38,000

	Sappi Europe SA	Eur3,967

	SD Warren Company	Eur82,132

Sappi Deutschland Holding GmbH	Sappi Logistics Wesel GmbH	Eur950

	Sappi Alfeld GmbH	Eur6,335

	Sappi Ehingen GmbH	Eur28,417

	Sappi Deutschland GmbH	Eur3,055

	Sappi Deutschland GmbH	Eur7,840

	Chemische Werke Zell - Wildshausen GmbH	Eur131

Sappi Austria GmbH	Sappi Austria Produktions GmbH & Co KG	Eur97

Wasserverband Gratkorn	Sappi Austria Produktions GmbH & Co KG	Eur3,715

Lender	Borrower	Total Principal Amount of Indebtedness (in thousands)

Sappi Austria Vertriebs GmbH and Co KG	Sappi Papier Holding GmbH	Eur1,369

	Sappi Europe SA	Eur3,251

Sappi France S.A.R.L	Sappi Europe SA	Eur280

Sappi Hellas LLC Athens	Sappi Europe SA	Eur773

Sappi Italia S.r.l.	Sappi Europe SA	Eur1,522

	Sappi International SA	Eur1

Sappi Europe (lberica) SL	Sappi Europe SA	Eur12,544

	Sappi Lanaken NV	Eur2

	Sappi Lanaken Press Paper NV	Eur6

Sappi Trading Hong Kong Limited	Sappi International SA	US$30,000

Brocas Ltd.	Sappi International SA	Eur617

Sappi Paper Hong Kong Limited	Sappi International SA	US$11,000

Albertcentrale NV	Sappi Lanaken NV	Eur1,898

Sappi Logistics Wesel GmbH	Sappi Alfeld GmbH	Eur34

	Sappi Ehingen GmbH	Eur70

Sappi Europe Polska SP ZOO	Sappi Deutschland GmbH	PLN281

	Sappi Europe SA	PLN46

Sappi Warmte/Kracht BV	Sappi Netherlands BV	Eur10,072

Sappi UK Holdings BV	Sappi International SA	Eur44,800

	Sappi Netherlands BV	Eur38,500

	Sappi Lanaken NV	Eur88,671

	Sappi Deutschland Holding GmbH	Eur35,469

Hannover Papier Projektierungsgesellschaft Blackburn GmbH	Sappi Deutschland Holding GmbH	Eur11,831

Sappi Europe Limited	Sappi Europe Holding Limited	GBP5,864

Lender	Borrower	Total Principal Amount of Indebtedness (in thousands)

Sappi Lignin Holdings	Sappi Europe Holding Limited	GBP1,216

Sappi (UK) Limited	Sappi Europe Holding Limited	£9,862

Sappi Europe Holding Limited	Sappi (UK) Limited	£128,227

Sappi Finland I Oy	Sappi International SA	Eur107,000

Sappi Scandinavia AB	Sappi Europe SA	SEK867

	Sappi Deutschland GmbH	SEK7,510

Sappi (U.K.) Sales Office Ltd	Sappi Europe SA	£90

Sappi Istanbul Kagit ve Ticaret Limited	Sappi Austria Vertriebs GmbH and Co KG	TRY319

Sappi Share Facilitation Company (Pty) Ltd	Sappi Limited Share Incentive Trust	ZAR19,861

Sappi Limited Share Incentive Trust	Sappi Manufacturing (Pty) Ltd	ZAR2,447

Sappi Limited Performance Share Incentive Trust	Sappi Manufacturing (Pty) Ltd	ZAR528

Bonuskor Houtverwerkers (Pty) Ltd	Sappi Manufacturing (Pty) Ltd	ZAR136,610

Lotzaba Forests Limited	Sappi Manufacturing (Pty) Ltd	ZAR190,606

	Sappi Limited	ZAR3,317,277

	Guardrisk Cell No. 61	ZAR354,713

Sappi Manufacturing (Pty) Ltd	Usutu Pulp Company Limited	ZAR758,678

Sappi Management Services (Pty) Ltd	Sappi Manufacturing (Pty) Ltd	ZAR2,342,411

SCHEDULE 10

Existing Subsidiary External Indebtedness

Name of Company	Facility Document	Total Principal Amount of Indebtedness

Sappi Papier Holding AG	USD 500,000,000 6.75% Guaranteed Notes due 2012. Unsecured	USD 500,000,000

Sappi Papier Holding AG	USD 250,000,000 7.50% Guaranteed Notes due 2032. Unsecured	USD 250,000,000

Sappi Manufacturing (Proprietary) Limited	ZAR 1 billion (US$ 126,598,000) Senior Unsecured Fixed Rate Notes issued due 27 June 2013	ZAR 1,000,000,000 USD 126,598,000

Sappi Manufacturing (Proprietary) Limited	ZAR 1 billion (US$126,598,000) Senior Unsecured Fixed Rate Notes due 14 October 2011	ZAR 999,037,000 USD 126,477,000

S.D. Warren Company	Loan Agreement relating to redeemable bonds (Series A, Series B, Series C) issued by Michigan Strategic Fund due January 2022.	USD 44,000,000

S.D. Warren Company	Loan Agreement relating to redeemable bonds issued by Town of Skowhegan due November 2013	USD 28,100,000

S.D. Warren Company	Loan Agreement relating to redeemable bonds (Series A, Series B, Series C, Series D) issued by Town of Skowhegan, maturity in October 2015	USD 34,510,000

Sappi Manufacturing (Proprietary) Limited	Promissory note due 10 December 2013	ZAR 53,044,000 USD 6,715,000

Sappi Manufacturing (Proprietary) Limited	Promissory note due 19 March 2013	ZAR 28,805,000 USD 3,647,000

Sappi Manufacturing (Proprietary) Limited	Promissory note due 16 January 2013	ZAR 116,544,000 USD 14,754,000

Sappi Manufacturing (Proprietary) Limited	Promissory note due 20 November 2012	ZAR 118,115,000

Name of Company	Facility Document	Total Principal Amount of Indebtedness

USD 14,953,000

Sappi Papier Holding GmbH, Sappi Limited, Sappi International SA and Sappi Trading Pulp AG	Guaranteed unsecured vendor loan notes	EUR 220,000,000 USD 309,177,000

Sappi Lanaken N.V., Sappi Deutschland GmbH, Sappi Trading Germany GmbH	Sappi Fine Paper Europe and Sappi Trading receivables purchase arrangements	USD 240 million programme limit for Sappi Fine Paper Europe. USD 75 million programme limit for Sappi Trading GmbH.

S.D. Warren Company and S.D. Warren Finance Co.	S.D. Warren Company receivables purchase arrangements	USD 100,000,000 programme limit.

Sappi Fine Paper (Proprietary) Limited, Sappi Kraft (Proprietary) Limited and Sappi Manufacturing (Proprietary) Limited	Sappi Forest Products receivables purchase arrangements	No formal programme limit.

Sappi Manufacturing (Proprietary) Limited	Lease agreement	ZAR 162,233,000 USD 20,538,000

Sappi Papier Holding GmbH, Sappi International SA, Sappi Trading Pulp AG	Multi-currency revolving credit facility agreement	EUR 600,000,000 facility or USD 843,210,000

Sappi Papier Holding GmbH	Credit facility	EUR 400,085,125 USD 562,260,000

Sappi Papier Holding GmbH	Term loan facility	USD 37,858,535

Sappi Papier Holding GmbH	Facility agreement	EUR 58,200,000 USD 81,791,000

Sappi Manufacturing (Proprietary) Limited	Loan agreement	ZAR 497,301,000 USD 62,958,000

Sappi Manufacturing (Proprietary) Limited	Loan agreement	ZAR 349,026,000 USD 44,186,000

Name of Company	Facility Document	Total Principal Amount of Indebtedness

Sappi Manufacturing (Proprietary) Limited	Loan agreement	ZAR 148,474,000 USD 18,797,000

Sappi Manufacturing (Proprietary) Limited	Loan agreement	ZAR 22,000,000 USD 2,785,000

Sappi Manufacturing (Proprietary) Limited	Overnight general banking facilities	ZAR 950,500,000 USD 120,331,839

Sappi Manufacturing (Proprietary) Limited	Cash management overdraft facility	ZAR 15,000,000 USD 1,898,977

Sappi Lanaken Press Paper NV	Euro Bonds due December 2009	EUR 3,267,000 USD 724,348

Sappi International SA	Uncommitted Facilities	EUR 104,900,000 USD 147,421,000

Sappi International SA	Uncommitted Facilities	USD 45,000,000

Sappi Papier Holding GmbH	Facility agreement for China funding	USD 20,000,000

Sappi Stockstadt	Lease agreement	EUR 6,000,000 USD 7,949,000

Sappi Papier Holding GmbH	Lease agreements	EUR 7,000,000 USD 9,904,000

Sappi Finland I Oy	Main Agreement on sale of power plants and other arrangements of Kirkniemi	EUR 30,816,000 USD 43,307,000

Sappi Manufacturing (Proprietary) Limited	Domestic medium term note programme	ZAR 5,000,000,000 USD 90,052,000

PE Paper Escrow GmbH	Senior secured notes due 2014	USD 300,000,000 and EUR 350,000,000.

Name of Company	Facility Document	Total Principal Amount of Indebtedness

Sappi International SA and Sappi Papier Holding GmbH	Uncommitted Facilities	USD1,000,000

SCHEDULE 15

Transaction Security Documents

Part I

Austrian Security Documents

1.                                      Mortgage offer with respect to land owned by Sappi Gratkorn GmbH

2.                                      First ranking pledge agreement with respect to buildings on third party land (Superädifikate) owned by Sappi MagnoStar GmbH

3.                                      First ranking asset pledge agreement with respect to paper machines owned by Sappi MagnoStar GmbH

4.                                      First ranking asset pledge agreement with respect to paper machines and the pulp mill owned by Sappi Austria Produktions-GmbH & Co. KG

5.                                      First ranking share pledge agreement with respect to the shares in Sappi Papier Holding GmbH

6.                                      First ranking share pledge agreement with respect to the shares in Sappi Gratkorn GmbH

7.                                      First ranking share pledge agreement with respect to the shares in Sappi MagnoStar GmbH

8.                                      First ranking partnership interest pledge agreement with respect to the partnership interest in Sappi Austria Produktions-GmbH & Co. KG

9.                                      First ranking receivables pledge agreement with respect to intercompany loans held by Sappi Papier Holding GmbH as creditor and provided to Sappi China Holdings BV, Sappi UK Holdings BV and Sappi Netherlands BV

10.                               First ranking receivables pledge agreement with respect to intercompany loans held by Sappi Austria Produktions-GmbH & Co KG as creditor and provided to Sappi International SA

Part II

Belgian Security Documents

1.                                      First ranking share pledge agreement over shares in Sappi International SA

2.                                      First ranking share pledge agreement over shares in Sappi Europe SA

3.                                      First ranking share pledge agreement over shares in Sappi Lanaken NV

4.                                      First ranking share pledge agreement over shares in Sappi Lanaken Press Paper NV

5.                                      First ranking intercompany loan pledge

Part III

Dutch Security Documents

1.                                      A first ranking deed of pledge of shares with respect to the shares in the capital of Sappi Maastricht B.V.

2.                                      A first ranking deed of pledge of shares with respect to the shares in the capital of Sappi Nijmegen B.V.

3.                                      A first ranking deed of pledge of shares with respect to the shares in the capital of Sappi Netherlands B.V.

4.                                      A first ranking deed of pledge of intercompany receivables of Sappi Netherlands B.V.

5.                                      A first ranking deed of mortgage and pledge with respect to the land, plant and paper machines at Maastricht and Nijmegen, the Netherlands, granted by Sappi Maastricht B.V. and Sappi Nijmegen B.V.

Part IV

Finnish Security Documents

1.                                      A first ranking real estate mortgage agreement in relation to the Kirkniemi mill (with the mortgage also to cover paper machines to the fullest extent permitted under Finnish law)

2.                                      A first ranking share pledge agreement over the shares in Sappi Finland I Oy

Part V

German Security Documents

1.                                      First-ranking share pledge agreement of the shares in Sappi Alfeld GmbH, Sappi Deutschland GmbH, Sappi Stockstadt GmbH and Sappi Ehingen GmbH by Sappi Deutschland Holding GmbH as pledgor

2.                                      First-ranking share pledge agreement of the shares in Sappi Deutschland Holding GmbH by Sappi Papier Holding GmbH (Austria) as pledgor

3.                                      Assignment of intercompany receivables (governed by German law) by Sappi Deutschland Holding GmbH

4.                                      Assignment of intercompany receivables (governed by German law) by Sappi Papier Holding GmbH (Austria)

Part VI

South African Security Documents

1.                                      First ranking share pledge over the shares in Sappi Manufacturing (Pty) Ltd.

Part VII

US Security Documents

1.                                      Pledge and security agreement in relation to:

(a)                                 the shares in SD Warren Company, Sappi Cloquet LLC, and Cloquet Terminal Railroad Company Inc.; and

(b)                                 the inventory of SD Warren Company and Sappi Cloquet LLC (excluding inventory held on consignment)

2.                                      Note pledge agreement in relation to the notes issued by SD Warren Company held by Sappi Holding GmbH and Sappi Netherlands BV

3.                                      Mortgage (in respect of property located in Maine) owned by SD Warren Company

4.                                      Mortgage (in respect of property located in Minnesota) owned by Sappi Cloquet LLC

Part VIII

Swiss Security Documents

1.                                      First ranking share pledge agreement over the shares of Sappi Pulp Trading AG and Sappi Schweiz AG

Part IX

English Security Document

1.                                      Assignment of intercompany receivables (governed by English law) by Sappi Papier Holding GmbH, Sappi Pulp Asia Limited and Sappi Finland I Oy

SIGNATURES

The Company

SAPPI LIMITED

By:	/s/ M.R. Thompson

The Original Borrowers

SAPPI PAPIER HOLDING GMBH

By:	/s/ J. Pässler

/s/ B. Wiersum

SAPPI INTERNATIONAL SA

By:	/s/ J. Pässler

Address:	Chaussee de la Hulpe 154
1170 Watermael-Boitsfort
Belgium

Fax:	+32 (0) 2676 984

Attention:	Jörg Passler

The Original Guarantors

SAPPI LIMITED

By:	/s/ M.R. Thompson

SAPPI PAPIER HOLDING GMBH

By:	/s/ J. Pässler

/s/ B. Wiersum

SAPPI INTERNATIONAL SA

By:	/s/ J. Pässler

SD WARREN COMPANY

By:	/s/ A. Luchene

SDW HOLDINGS CORPORATION

By:	/s/ A. Luchene

SAPPI CLOQUET LLC

By:	/s/ A. Luchene

SAPPI LANAKEN NV

By:	/s/ B. Wiersum

SAPPI DEUTSCHLAND GMBH

By:	/s/ M. Eikelenboom

SAPPI DEUTSCHLAND HOLDING GMBH

By:	/s/ B. Wiersum

/s/ M. Quaedvlieg

SAPPI LANAKEN PRESS PAPER NV

By:	/s/ B. Wiersum

SAPPI PULP ASIA LIMITED

By:	/s/ H. Kirsten

SAPPI NIJMEGEN BV

By:	/s/ G. Wassens

SAPPI ALFELD GMBH

By:	/s/ M. Hottman

SAPPI MAASTRICHT BV

By:	/s/ E. de Vries

SAPPI NETHERLANDS BV

By:	/s/ B. Wiersum

SAPPI EHINGEN GMBH

By:	/s/ S. Wurdinger

SAPPI EUROPE SA

By:	/s/ B. Wiersum

SAPPI GRATKORN GMBH

By:	/s/ J. Pässler

SAPPI MAGNOSTAR GMBH

By:	/s/ J. Pässler

SAPPI AUSTRIA PRODUKTIONS – GMBH & CO. KG

By:	/s/ J. Pässler

SAPPI STOCKSTADT GMBH

By:	/s/ B. Jäggi

SAPPI FINLAND I OY

By:	/s/ B. Wiersum

The Mandated Lead Arrangers

J. P. MORGAN PLC

By:	/s/ R. Kean

/s/ F. Gomboc

CITIBANK, N.A. LONDON BRANCH

By:	/s/ T. Lambourn

THE ROYAL BANK OF SCOTLAND PLC

By:	/s/ R. Bartlett

UNICREDIT BANK AUSTRIA AG

By:	/s/ G. Langton

HSBC BANK PLC

By:	/s/ D. Stent

KBC BANK NV

By:	/s/ G. De Poorter

/s/ M. Leterme

The Original Lenders

ABN AMRO BANK NV, BELGIAN BRANCH

By:	/s/ M. Giesen

CITIBANK, N.A. LONDON BRANCH

By:	/s/ T. Lambourn

HSBC BANK PLC

By:	/s/ D. Stent

J. P. MORGAN EUROPE LIMITED

By:	/s/ R. Kean

/s/ F. Gomboc

KBC BANK DEUTSCHLAND AG

By:	/s/ S. Van Dooren

/s/ M. Leterme

NATIXIS

By:	/s/ P. Massot

/s/ T. Barbot

UNICREDIT BANK CZECH REPUBLIC, A.S.

By:

The Agent

J.P. MORGAN EUROPE LIMITED

By:	/s/ R. Kean

/s/ F. Gomboc

Address:	125 London Wall
London
EC2Y 5AJ

Fax:	+44 (0) 20 7777 2434

Attention:	Steve Clarke/Ching Loh

The Security Agent

J.P. MORGAN EUROPE LIMITED

By:	/s/ R. Kean

/s/ F. Gomboc

Address:	125 London Wall
London
EC2Y 5AJ

Fax:	+44 (0) 20 7777 2434

Attention:	Steve Clarke/Ching Loh